As filed with the Securities and Exchange Commission on March 9, 2004
Registration No. 333-111468

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Webster Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	6035	06-1187536
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Webster Plaza

Waterbury, Connecticut 06702
(203) 578-2476
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

William J. Healy

Executive Vice President and Chief Financial Officer
Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702
(203) 578-2210
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Craig M. Wasserman, Esq. Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, NY 10019	Douglas P. Faucette, Esq. Muldoon Murphy Faucette & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/ prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

      FIRSTFED AMERICA BANCORP, INC. and Webster Financial Corporation have entered into a merger agreement. If the merger of FIRSTFED into Webster is completed, you will be entitled to elect to receive either $24.50 per share in cash without interest or 0.5954 shares of Webster common stock for each share of FIRSTFED common stock that you own. Based on Webster’s $51.41 closing common stock price on March 8, 2004, the latest practicable trading day prior to the mailing of this proxy statement/prospectus, the implied value of 0.5954 shares of Webster common stock was $30.61.

      Sixty percent of the FIRSTFED common stock will be converted into Webster common stock, with the remainder converted into cash. If FIRSTFED stockholders elect more cash or stock than provided for under the merger agreement, elections for the over-subscribed form of merger consideration will be cut back and replaced in part with the under-subscribed form of consideration as described on pages 41-42.

      We expect that the merger will generally be tax-free with respect to any Webster common stock that you receive and will generally be taxable with respect to any cash that you receive. Completion of the merger is subject to customary conditions including receipt of stockholder and regulatory approvals.

      This document contains important information about Webster and FIRSTFED, the merger and the conditions that must be satisfied before the merger can occur. Please give all the information your careful attention. In addition, you may obtain information about Webster and FIRSTFED from reports and other documents that each files with the Securities and Exchange Commission.

      We have scheduled a special meeting of stockholders to vote on the merger agreement, and you are cordially invited to attend the meeting at The Westin Hotel, One West Exchange Street, Providence, Rhode Island on Thursday, April 22, 2004 at 2:00 p.m., local time.

      Your vote is very important. A vote of the majority of the outstanding common stock of FIRSTFED must approve the merger agreement. Regardless of whether you plan to attend the meeting, please take the time to vote by completing and mailing to us the enclosed proxy card. If your shares are held in “street name” through a broker or other financial institution you must instruct your broker in order to vote.

ROBERT F. STOICO
Chairman, President and Chief Executive Officer
FIRSTFED AMERICA BANCORP, INC.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The shares of Webster common stock are not savings accounts, deposits or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is March 9, 2004 and it is first being mailed to stockholders on or about March 12, 2004

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      This proxy statement/prospectus incorporates important business and financial information about FIRSTFED and Webster from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus by accessing the Securities and Exchange Commission’s website maintained at “http://www.sec.gov” or by requesting copies in writing or by telephone from the appropriate company at the following addresses:

FIRSTFED AMERICA BANCORP, INC.

ONE FIRSTFED PARK
Swansea, MA 02777
Attention: Philip G. Campbell
Vice President
Investor Relations
(508) 235-1361
WEBSTER FINANCIAL CORPORATION
Webster Plaza
Waterbury, CT 06702
Attention: Terrence K. Mangan,
Senior Vice President
Investor Relations
(203) 578-2318

      If you would like to request documents, please do so by April 15, 2004 in order to receive them before the FIRSTFED special stockholder meeting. If you request any documents incorporated by reference from us, we will mail them to you promptly by first-class mail, or similar means.

      See “Where You Can Find More Information” on page 71.

FIRSTFED AMERICA BANCORP, INC.

ONE FIRSTFED PARK
Swansea, MA 02777

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On April 22, 2004

      A special meeting of stockholders of FIRSTFED AMERICA, BANCORP, INC. will be held on Thursday, April 22, 2004 at 2:00 p.m., local time, at The Westin Hotel, One West Exchange Street, Providence, Rhode Island for the following purposes:

1. To consider and vote on a proposal to approve and adopt the agreement and plan of merger, dated as of October 6, 2003, by and between Webster Financial Corporation and FIRSTFED AMERICA BANCORP, INC.

2. To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

      You are entitled to notice and to vote at the special meeting or any adjournments or postponements of the meeting only if you were a holder of record of FIRSTFED’s common stock at the close of business on March 3, 2004.

      FIRSTFED’s board of directors has determined that the merger is advisable and is fair to and in the best interest of FIRSTFED’s stockholders, has approved the merger agreement and the merger, and recommends that you vote for approval of the merger agreement.

      You are entitled to exercise dissenters’ appraisal rights pursuant to Section 262 of the Delaware General Corporation Law. If you want to assert your appraisal rights, you must follow carefully the procedures described at Appendix D, and summarized on pages 54 to 57 of this document.

      It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to Cecilia R. Viveiros, Corporate Secretary of FIRSTFED, by subsequently filing another proxy or by attending the special meeting and voting in person. Do not send your stock certificate with your proxy card.

By order of the Board of Directors

CECILIA R. VIVEIROS
Corporate Secretary

Swansea, Massachusetts

March 9, 2004

      Your vote is important. Please complete, sign, date and return your proxy card even if you plan to attend the meeting.

SUMMARY
MARKET PRICES AND DIVIDENDS
Webster
Common Stock
FIRSTFED
Common Stock
COMPARATIVE PER SHARE DATA
Common Stock Per Share Data
SELECTED FINANCIAL DATA
RISK FACTORS
STOCKHOLDER MEETING
Matters to be Considered at the Special Meeting
Record Date
Required Vote; Revocability of Proxies
Participants in First Federal Savings Bank’s ESOP or 401(k) Plan
Solicitation of Proxies
THE MERGER
The Parties
Background of Merger
FIRSTFED’s Reasons for the Merger
Opinion of FIRSTFED’s Financial Advisors
THE MERGER AGREEMENT
General
Form of the Merger
Timing of Completion of the Merger
Merger Consideration
Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration
Fractional Shares
Board of Directors and Officers Following the Merger
Representations and Warranties
No Solicitation
Indemnification and Insurance
Conditions to the Consummation of the Merger
Termination of the Merger Agreement
Termination Fee
Adjustments to the Merger Consideration
Regulatory Approvals
Material Federal Income Tax Consequences
Resales of Webster’s Common Stock Received in the Merger
Employee Benefits
Dissenters’ Appraisal Rights
Interests of FIRSTFED Directors and Executive Officers in the Merger That are Different Than Yours
DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS
Webster’s Common Stock
FIRSTFED’s Common and Preferred Stock
Webster’s Preferred Stock and Stockholder Rights Agreement
Certificate of Incorporation and Bylaw Provisions
CERTAIN BENEFICIAL OWNERS OF FIRSTFED COMMON STOCK
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
STOCKHOLDER PROPOSALS
OTHER MATTERS
EXPERTS
LEGAL MATTERS
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
OPINION OF WACHTELL, LIPTON, ROSEN & KATZ
OPINION OF WACHTELL, LIPTON, ROSEN & KATZ
OPINION OF MULDOON, MURPHY, FAUCETTE & AGUGGIA LLP
CONSENT OF KPMG LLP
CONSENT OF KPMG LLP
CONSENT OF KEEFE BRUYETTE & WOODS INC
FORM OF PROXY CARD
FORM OF ELECTION
FORM OF NOTICE OF GUARANTEED DELIVERY
INSTRUCTIONS FOR COMPLETING SUBSTITUTE FORM W-9

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Webster and FIRSTFED merging?

A:	The merger offers FIRSTFED stockholders an opportunity to realize a premium for the value of their shares, as well as the opportunity to participate in the growth and potential of the combined company. Webster and FIRSTFED believe that they have compatible strategies and cultures that will enable the combined company to achieve greater success than either company standing alone. For more information regarding the companies’ reasons for the merger, see “The Merger — Reasons for the Merger; Recommendation of FIRSTFED’s Board of Directors.”

Q:	What will I receive in the merger?

A:	If the merger takes place, you will be entitled to elect to receive 0.5954 shares of Webster common stock (with cash paid instead of issuing any fractional shares) or $24.50 in cash, without interest, for each of your shares of FIRSTFED common stock, subject to proration procedures as described on pages 40-41. You may specify different elections with respect to different FIRSTFED shares that you own. For example, if you own 100 shares, you could elect to receive cash for 50 shares and Webster common stock for the other 50 shares, subject to proration. Dissenting shares will be treated differently as described on page 54 of this proxy statement/prospectus.

Regardless of the elections made by FIRSTFED stockholders, the merger agreement provides that 60% of the outstanding shares of FIRSTFED common stock will be converted into Webster common stock, with the remaining shares converted into cash. Therefore, if FIRSTFED stockholders elect more stock or cash than provided for under the merger agreement, elections for the over-subscribed form of merger consideration will be prorated. There is no assurance that you will receive the form of consideration that you elect with respect to the shares of FIRSTFED common stock you hold. See “The Merger Agreement — Conversion of Shares; Exchange of Stock Certificates; Elections as to Form of Consideration.”

Based on Webster’s $41.70 closing common stock price on October 6, 2003, which was the last trading day prior to announcement of the proposed merger, the implied value of 0.5954 shares of Webster common stock was $24.83. Based on Webster’s $51.41 closing common stock price on March 8, 2004, the latest practicable trading date prior to the mailing of this proxy statement/prospectus, the implied value of 0.5954 shares of Webster common stock was $30.61. The implied value of the stock consideration will fluctuate as the market price of the Webster common stock fluctuates. Webster common stock trades on the New York Stock Exchange under the ticker symbol “WBS”. You may obtain current market price quotations for Webster common stock from newspapers, over the Internet or from other sources.

Q:	How do FIRSTFED stockholders make their cash/stock elections?

A:	Each FIRSTFED stockholder will receive an election form, which you should complete and return, along with your FIRSTFED stock certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m. New York time on April 21, 2004, which is the day prior to the special meeting. A copy of the election form is being provided with this proxy statement/prospectus to holders of record of FIRSTFED common stock. If you do not send in the election form with your stock certificates by the election deadline, you will be treated as a non-electing stockholder as described on page 40. Do not send your FIRSTFED stock certificates and/or the election form with your proxy card. If you own shares of FIRSTFED common stock in “street name” through a bank, broker or other financial institution, and you wish to make an election, you should seek instructions from the bank, broker or other financial institution holding your shares concerning how to make your election.

Q:	Can I change my election?

A:	You can revoke your election provided you submit new election materials prior to the election deadline. You may do so by submitting a written notice to American Stock Transfer & Trust Company, the exchange agent for the merger, that is received prior to the deadline at the address included on the form of election.

The revocation must specify the account name and such other information as the exchange agent may request; revocations may not be made in part. New elections must be submitted in accordance with the election procedures described in this proxy statement/prospectus. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing those instructions.

Q:	What is the expected tax treatment of the merger?

A:	Neither Webster nor FIRSTFED will be required to complete the merger unless it receives a legal opinion to the effect that the merger will qualify as a “reorganization” for United States federal income tax purposes. Accordingly, we expect the transaction to generally be tax-free to holders of FIRSTFED common stock for federal income tax purposes to the extent that they receive shares of Webster common stock in the merger.

Those holders receiving solely cash for their FIRSTFED common stock will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of FIRSTFED common stock. Those holders receiving both Webster common stock and cash for their FIRSTFED common stock will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Webster common stock at the effective time of the merger plus the amount of cash received) over their tax basis in their FIRSTFED common stock. In certain circumstances, the gain or, in the case of recipients of cash only, the entire amount of cash received, could be taxable as ordinary income rather than capital gain.

For a further summary of the federal income tax consequences of the merger to holders of FIRSTFED common stock, please see “The Merger Agreement — Material Federal Income Tax Consequences” on pages 51-54.

Q:	If I hold FIRSTFED stock options, what will I receive?

A:	If you hold options to acquire FIRSTFED common stock, upon completion of the merger each option will be cancelled and automatically converted into the right to receive, subject to any required tax withholding, a cash payment equal to the excess of $24.50 over the per share exercise price for each share of FIRSTFED common stock subject to your stock option.

Q: What vote is required to approve the merger?

A:	A majority of the outstanding shares of FIRSTFED’s common stock must vote in favor of the merger agreement in order for it to be adopted and the merger approved. Thus, every stockholder’s vote is important. If you do not vote or do not instruct your bank or broker to vote, or if you abstain, your action will have the same effect as a vote against the merger.

Q:	What does the FIRSTFED board of directors recommend?

A:	The FIRSTFED board of directors has unanimously approved the merger agreement and recommends that FIRSTFED stockholders vote for the proposal to approve and adopt the merger agreement.

Q: What do I need to do now?

A:	With respect to the special meeting — indicate on the enclosed proxy card how you want to vote, and sign, date and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the stockholders meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted for approval of the merger agreement and in the discretion of the proxies with respect to any matter properly coming before the special meeting. Because approval of the merger agreement requires the affirmative vote of a majority of all outstanding shares of FIRSTFED common stock, broker non-votes and abstentions will have the same effect as a vote “against” the proposals. “Broker non-votes” are shares held by banks, brokers and other nominees as to which voting instructions have not been received from the beneficial owners or other persons entitled to vote those shares and that the bank, broker or other nominee does not have discretionary voting power under applicable NASD rules.

You can also choose to attend the special meeting and vote your shares in person.

With respect to your share election — you should complete and return the election form, together with your stock certificate(s), to American Stock Transfer & Trust Company according to the instructions printed on the form or, if your shares are held in “street name,” according to the instructions of your bank, broker or other financial institution. Do not send your FIRSTFED stock certificates and/or your election form with your proxy card.

Q:	Who can vote?

A:	You are entitled to vote at the FIRSTFED special meeting if you owned shares of FIRSTFED common stock at the close of business on March 3, 2004. You will have one vote for each share of FIRSTFED common stock that you owned at that time.

Q:	If my shares are held in street name by my bank, broker or other financial institution, will they vote my shares for me?

A:	Your broker or other record holder does not have discretion to vote your shares for you on the merger proposal. Your broker will be able to vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions your broker provides. As noted above, failing to properly instruct your broker to vote your shares will have the same effect as a vote against the merger agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to Cecilia R. Viveiros, Corporate Secretary of FIRSTFED, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. Attendance alone will not revoke your proxy. If you have instructed a broker or other record holder to vote your shares, you must follow the directions you received from them to change your vote.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger as soon as possible after the receipt of FIRSTFED stockholder and regulatory approvals. We currently anticipate that this will occur in the second quarter of 2004.

Q:	What should I do with my stock certificates?

A:	Please do not send your stock certificates with your proxy card. Rather, you should send your FIRSTFED common stock certificate(s) to American Stock Transfer & Trust Company with your completed, signed election form prior to the election deadline on April 21, 2004. If you do not send in the election form with your stock certificate(s) by the April 21, 2004 deadline, you will be considered a non-electing stockholder and your election to receive cash or Webster common stock will be determined automatically in accordance with the merger agreement.

Q:	Whom can I call with questions or to obtain additional copies of this proxy statement/ prospectus and other documents?

A:	If you have questions or if you need additional copies of this proxy statement/prospectus or other documents, you should contact:

Georgeson Shareholder Communications, Inc.

17 State Street
10th Floor
New York, New York 10004
Telephone: (800) 501-4416

Banks and brokers should call:

(212) 440-9800

Q:	Where can I find more information about the companies?

A:	You can find more information about Webster and FIRSTFED from various sources described under “Where You Can Find More Information” on page 71.

v

SUMMARY

      The following highlights selected information from this document and does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in or incorporated by reference into this document to fully understand the merger. See “Where You Can Find More Information” on page 71. Each item in this summary refers to the page where that subject is discussed in more detail.

The Companies Involved in the Merger (page 19)

Webster Financial Corporation

Webster Plaza
Waterbury, Connecticut 06702
(203) 578-2476

      Webster is a Delaware corporation and the holding company of various entities, including Webster Bank. Webster is headquartered in Waterbury, Connecticut. As of December 31, 2003, Webster had total consolidated assets of approximately $14.6 billion, total deposits of approximately $8.4 billion, and stockholders’ equity of approximately $1.2 billion, or 7.91% of total assets.

FIRSTFED AMERICA BANCORP, INC.

ONE FIRSTFED PARK
Swansea, Massachusetts 02777
(508) 679-8181

      FIRSTFED is the savings and loan holding company for First Federal Savings Bank of America, a federally chartered savings association. First Federal operates 26 banking offices in Bristol, Plymouth and Norfolk counties in Massachusetts and Providence, Kent and Newport counties in Rhode Island. At December 31, 2003, FIRSTFED had total assets of approximately $2.6 billion, deposits of approximately $1.5 billion and stockholders’ equity of approximately $229.1 million, or 8.96% of total assets.

FIRSTFED’s Financial Advisors Say the Merger Consideration Is Fair, From a Financial Point of View, to FIRSTFED Stockholders (page 24)

      In deciding to approve the merger, FIRSTFED’s board of directors considered the opinions of Sandler O’Neill & Partners, L.P. and Keefe, Bruyette & Woods, Inc., FIRSTFED’s financial advisors, dated as of October 6, 2003. The opinions concluded that, as of that date and subject to the factors and assumptions set forth in the advisors’ written opinions, the consideration to be received by the holders of FIRSTFED’s common stock in the merger was fair to the stockholders from a financial point of view. These opinions, which have been updated as of the date of this Agreement, are attached as Appendices B and C to this document. We encourage you to read these opinions carefully in order to more fully understand the assumptions made, matters considered and limitation of the review made by Sandler O’Neill and Keefe, Bruyette and Woods in providing these opinions. Under the terms of their engagement letters with FIRSTFED, each of the financial advisors received a fee of $200,000 when we entered into the merger agreement and a fee of $200,000 when we mailed this proxy statement/prospectus, and each of them will receive a fee equal to 0.4625% of the aggregate market value of the merger consideration (less the $400,000 previously paid). In addition, FIRSTFED has agreed to reimburse each financial advisor for its reasonable out-of-pocket expenses and indemnify them against various liabilities.

Information About the Special Meeting (page 16)

      A special meeting of FIRSTFED stockholders will be held on Thursday, April 21, 2004 at 2:00 p.m., local time at The Westin Hotel, One West Exchange Street, Providence, Rhode Island for the following purposes:

•	to vote on the proposal to approve and adopt the merger agreement; and

•	to address any other matters that properly come before the special meeting, or any adjournments or postponements of the meeting, including a motion to adjourn the special meeting to another time and/or place to solicit additional proxies in favor of the merger agreement and the merger or otherwise.

Dissenters’ Appraisal Rights in the Merger (page 54)

      Under Delaware law, if you want to assert your right to dissent from the merger and seek the appraised value of your shares of FIRSTFED common stock, you must follow carefully the procedures described at Appendix D, and summarized at pages 54 to 57 of this document.

Historical Dividends and Webster’s Post-Merger Dividend Policy (page 5)

      The dividends paid by Webster and FIRSTFED in recent periods are set forth under “Market Prices and Dividends” on page 5. Following completion of the merger, the declaration of dividends by Webster will be at the discretion of the Webster board of directors and will be determined by the board after the consideration of various factors, including, without limitation, the earnings and financial condition of Webster and its subsidiaries.

Differences in the Rights of Stockholders (page 60)

      The rights of the FIRSTFED stockholders after the merger who continue as Webster stockholders will be governed by the certificate of incorporation and bylaws of Webster rather than the certificate of incorporation and bylaws of FIRSTFED. These rights will also be governed by the laws of Delaware, as the state of Webster’s incorporation, which is the same state law that currently governs the rights of FIRSTFED stockholders.

FIRSTFED Directors and Officers Have Financial Interests in the Merger that are Different From or in Addition to Their Interests as Stockholders (page 58)

      Some of FIRSTFED’s directors and executive officers have financial interests in the merger that are different from or in addition to their interests as stockholders of FIRSTFED. These interests arise as a result of pre-existing employment and change-in-control agreements, existing rights under FIRSTFED equity and employee benefit plans, as well as under the merger agreement and new employment agreements entered into by Webster with Messrs. Stoico and Hjerpe. These interests are described beginning at page 58.

Certain Shareholdings

      As of the record date:

•	Directors and executive officers of FIRSTFED and their affiliates had the right to vote 1,095,323 shares of FIRSTFED common stock excluding stock options, or approximately 5.8% of the outstanding FIRSTFED common stock at that date.

•	Directors and executive officers of Webster and their affiliates, including Webster, had the right to vote 328,800 shares of FIRSTFED common stock, or approximately 1.7% of the outstanding FIRSTFED common stock at that date.

Completion of the Merger is Subject to a Number of Conditions (page 48)

      Completion of the merger depends upon satisfying a number of conditions, including the following:

•	approval and adoption of the merger agreement by FIRSTFED stockholders;

•	receipt of all governmental consents and approvals required to complete the merger and, if determined by Webster, the merger of the companies’ bank subsidiaries;

•	receipt of all non-governmental third party approvals required to complete the transactions contemplated by the merger agreement, except for those approvals the failure of which to obtain would not have a material adverse effect on FIRSTFED or Webster;

•	absence of any legal prohibition on completion of the merger;

•	approval of the listing of the Webster common stock issuable in the merger on the New York Stock Exchange;

•	accuracy of the other party’s representations and warranties and the performance of the other party’s obligations as required under the merger agreement; and

•	receipt of opinions of counsel to the effect that the merger will qualify as a “reorganization” for United States federal income tax purposes.

Regulatory Approvals We Must Obtain to Complete the Merger (page 50)

      In order to complete the merger, we must receive the regulatory approvals of the primary federal banking regulatory agencies for Webster and its bank subsidiary. This agency is currently the Office of Thrift Supervision, but Webster is in the

process of converting its bank subsidiary from a federal savings bank to a national banking association subject to regulation by the Office of the Comptroller of the Currency, and of converting Webster from a savings and loan holding company to a bank holding company and financial holding company subject to regulation by the Board of Governors of the Federal Reserve System. The proposed transactions also will require the approval of Massachusetts banking authorities. As of the date of this proxy statement/prospectus, Webster has not received all the required approvals. We cannot assure you as to when or if we will obtain all the approvals.

Termination of the Merger Agreement (page 48)

      The merger agreement specifies a number of situations where Webster and FIRSTFED may terminate the agreement. The merger agreement may be terminated at any time prior to completion by our mutual consent and by either of us under specified circumstances, including if the merger is not completed by the ten month anniversary of entering into the merger agreement, if we do not receive the necessary stockholder or regulatory approvals or if the other party breaches the merger agreement. In addition, FIRSTFED may terminate the agreement if Webster’s common stock price falls by more than 20% from $41.15 (the closing price of Webster common stock on the last trading day prior to entering into the merger agreement) and by more than 20% relative to an index of designated “peer” banks, unless Webster increases the exchange ratio in accordance with a prescribed formula contained in the merger agreement.

FIRSTFED Must Pay Webster a Termination Fee under Limited Circumstances (page 49)

      FIRSTFED must pay a termination fee to Webster if:

•	a third party makes a bona fide proposal to acquire FIRSTFED, and the party does not withdraw the proposal at least five business days prior to the special meeting; and

•	thereafter either Webster or FIRSTFED terminates the merger agreement as a result of the failure of the FIRSTFED stockholders to approve the agreement, or if Webster terminates the agreement because:

•	FIRSTFED’s board of directors fails to recommend that its stockholders approve the merger agreement; changes its recommendation that its stockholders approve the merger agreement or fails to hold a special meeting to approve the merger agreement; or

•	FIRSTFED willfully breaches its representations and obligations under the merger agreement; and

•	within 12 months after the date of termination of the merger agreement, FIRSTFED completes an acquisition transaction or enters into a merger agreement or other similar document related to such acquisition transaction.

      If the termination results from the failure of FIRSTFED to hold the special meeting or from a willful breach of the agreement, then a fee of $17 million will be due upon termination. Under any other termination resulting in the payment of the fee, $8.5 million will be due upon termination and an additional fee of $8.5 million will be due upon completion of the competing business proposal.

Webster Must Pay FIRSTFED a Termination Fee under Limited Circumstances (page 49)

      In the event that the merger agreement is terminated because Webster has not received the required regulatory approvals by the ten-month anniversary of entering into the merger agreement or because the applicable regulators have denied the required regulatory approvals, then Webster will pay FIRSTFED a fee of $7 million, unless the failure or denial resulted principally from FIRSTFED’s failure to perform under the merger agreement or from any inaccuracies in FIRSTFED’s representations and warranties under the merger agreement.

Share Information and Market Prices

      Webster’s common stock is traded on the New York Stock Exchange under the trading symbol “WBS.” FIRSTFED’s common stock is traded on the American Stock Exchange under the trading symbol “FAB.” The table below presents the per share closing prices of Webster’s and FIRSTFED’s common stock and the equivalent per share price for FIRSTFED common stock on (1) October 6, 2003, the last trading date before public announcement of the merger agreement and (2) March 8, 2004, the latest practicable date before printing of this proxy statement/ prospectus. The equivalent price per share column is calculated by multiplying the closing market price of the Webster common stock on the relevant date by the 0.5954 shares of Webster common stock to be issued in the merger. For more information about the exchange ratio, see “The Merger Agreement — Merger Consideration,” and for more information about the stock prices and dividends of Webster and FIRSTFED, see “Market Prices and Dividends.”

	Last Reported Sale Price

	Webster	FIRSTFED	Equivalent
	Common	Common	Per Share
Date	Stock	Stock	Price

October 6, 2003	$41.70	$22.65	$24.83
March 8, 2004	$51.41	$28.22	$30.61

      FIRSTFED stockholders are advised to obtain current market quotations for Webster’s common stock. The market price of Webster’s common stock will fluctuate between the date of this proxy statement/ prospectus and the date on which the merger takes place, as well as after completion of the merger. No assurance can be given as to the market price of Webster’s common stock at the time of the merger. FIRSTFED may terminate the merger agreement if Webster’s common stock price falls by more than 20% from $41.15 (the closing price of Webster common stock on the last trading day prior to entering into the merger agreement) and by more than 20% relative to an index of designated “peer” banks, unless Webster increases the 0.5954 exchange ratio in accordance with a prescribed formula contained in the merger agreement. See “The Merger Agreement — Termination of the Merger Agreement.”

MARKET PRICES AND DIVIDENDS

      The following tables set forth, for the periods indicated, the high and low sale prices per share of Webster’s and FIRSTFED’s common stock as reported on the New York Stock Exchange and the American Stock Exchange, respectively, as well as cash dividends paid on Webster’s and FIRSTFED’s common stock during the periods indicated. The information set forth for FIRSTFED has been retroactively adjusted to reflect a two-for-one common stock split distributed on July 17, 2003.

Webster

Common Stock

	Market Price		Cash
			Dividends
	High	Low	Paid

Quarter Ended:
March 31, 2004 (through March 8, 2004)	$52.15	$45.15	$0.21

December 31, 2003	46.76	39.93	0.21
September 30, 2003	40.67	36.48	0.21
June 30, 2003	38.81	35.11	0.21
March 31, 2003	33.63	33.93	0.19

December 31, 2002	35.46	30.65	0.19
September 30, 2002	38.89	31.95	0.19
June 30, 2002	39.96	36.77	0.19
March 31, 2002	37.45	31.18	0.17

FIRSTFED

Common Stock

	Market Price		Cash
			Dividends
	High	Low	Paid

Quarter Ended:
March 31, 2004 (through March 8, 2004)	$28.44	$25.90	$0.13

December 31, 2003	26.60	21.95	0.13
September 30, 2003	22.80	16.85	0.13
June 30, 2003	17.73	13.88	0.10
March 31, 2003	14.33	12.31	0.09

December 31, 2002	13.63	11.40	0.08
September 30, 2002	13.00	10.75	0.08
June 30, 2002	13.60	11.50	0.07
March 31, 2002	11.95	8.65	0.07

COMPARATIVE PER SHARE DATA

      The following table shows historical information about net income per share, cash dividends per share and book value per share, and similar information giving effect to the merger, which we refer to as “pro forma” information. In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged on the dates or at the beginning of the periods indicated. The pro forma information reflects the purchase method of accounting. The figures presented for the pro forma combined per share amounts were calculated assuming 0.5954 shares of Webster common stock issued for each share of FIRSTFED common stock (the share portion of the exchange ratio) as discussed on pages 40 through 42 as applied to the corresponding FIRSTFED diluted shares outstanding for the applicable periods (reduced by the number of shares owned by Webster which will be cancelled in the merger). The pro forma information also assumes 60% of proceeds paid in stock and 40% in cash.

      The information listed as “FIRSTFED pro forma equivalent” was obtained by multiplying the pro forma amounts by the quotient obtained by dividing the Webster common stock to be issued in the merger by the exchange ratio of 0.5954.

      We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. These charges and benefits are not reflected in the pro forma data. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma information does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

      The information set forth for FIRSTFED has been retroactively adjusted to reflect a two-for-one common stock split distributed on July 17, 2003.

      The information in the following table is based on, and you should read it together with, the historical financial information that Webster and FIRSTFED have presented in prior filings with the SEC and which is incorporated into this document by reference. See “Where You Can Find More Information” on page 71 for a description of where you can find our prior filings.

Common Stock Per Share Data

	At or for the
	Nine Months	At or for the
	Ended	Year Ended
	September 30,	December 31,
	2003(1)	2002(2)(3)

Net Income per Common Share (Diluted):
Webster — historical	$2.63	$3.16
FIRSTFED — historical	1.06	1.40
Pro Forma Combined	2.68	3.23
FIRSTFED Pro Forma Equivalent	1.60	1.92
Cash Dividends per Common Share:
Webster — historical	0.61	0.74
FIRSTFED — historical	0.32	0.31
Pro Forma Combined(4)	0.61	0.74
FIRSTFED Pro Forma Equivalent	0.36	0.44
Book Value per Common Share:
Webster — historical	24.22	22.69
FIRSTFED — historical	11.66	11.63
Pro Forma Combined	26.22	24.87
FIRSTFED Pro Forma Equivalent	15.61	14.81

(1)	Since FIRSTFED has a March 31 fiscal year end and Webster has a December 31 fiscal year end, FIRSTFED’s historical data for the nine months ended September 30, 2003 was calculated by adding the results from the fourth quarter of fiscal year 2003 to the first six months of fiscal year 2004.

(2)	FIRSTFED data at or for the year ended December 31, 2002 is for their fiscal year ended March 31, 2003.

(3)	Per share data for FIRSTFED adjusted for July 2003 2-for-1 stock split.

(4)	Pro forma cash dividends per share represent the historical cash dividends per share of Webster.

SELECTED FINANCIAL DATA

      The tables below present summary historical financial and other data for Webster and FIRSTFED as of the dates and for the periods indicated. The summary data for Webster is based on and should be read in conjunction with Webster’s historical consolidated financial statements and related notes which are presented in its prior filings with the SEC, and which are incorporated by reference into this document. The summary data for FIRSTFED is based on and should be read in conjunction with FIRSTFED’s historical consolidated financial statements and related notes which are presented in its prior filings with the SEC, and which are incorporated by reference in this document. For historical information, see “Where You Can Find More Information.”

      Webster derived the following historical financial information from its audited consolidated financial statements as of December 31, 2002, 2001, 2000, 1999 and 1998 and for each of the years then ended and from its unaudited consolidated financial statements at and for the nine months ended September 30, 2003 and 2002.

      FIRSTFED derived the following historical information from its audited consolidated financial statements as of March 31, 2003, 2002, 2001, 2000 and 1999 and for each of the years ended and from its unaudited consolidated financial statements at and for the nine months ended December 31, 2003 and 2002.

      In the opinion of management of Webster and FIRSTFED, respectively, the unaudited financial statements of Webster and FIRSTFED include all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations as of or for these periods in accordance with United States generally accepted accounting principles. You should not assume that the results presented below are indicative of results for any future period. The information set forth for FIRSTFED has been retroactively adjusted to reflect a two-for-one common stock split distributed on July 17, 2003.

Selected Consolidated Financial Data — Webster

	At or for the Nine Months
	Ended September 30,		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(Dollars in thousands)
Financial Condition and Other
Data
Total assets	$14,608,783	$13,273,573	$13,468,004	$11,857,382	$11,249,508	$9,931,744	$9,836,029
Loans receivable, net	8,977,621	7,874,874	7,795,835	6,725,993	6,801,479	6,015,214	5,497,709
Securities	4,284,190	4,107,838	4,124,997	3,999,133	3,405,080	3,066,901	3,662,829
Goodwill and intangible assets	315,556	297,054	297,359	320,051	326,142	138,829	83,227
Deposits	8,133,571	7,353,423	7,606,122	7,066,471	6,981,128	6,232,696	6,347,644
Federal Home Loan Bank advances and other borrowings	5,007,637	4,653,963	4,455,669	3,533,364	3,030,225	2,788,445	2,575,608
Stockholders’ equity	1,103,442	1,041,281	1,035,458	1,006,467	890,374	635,667	626,454
Operating Data
Net interest income	$306,224	$301,638	$405,728	$367,479	$326,516	$303,513	$282,611
Provision for loan losses	20,000	13,000	29,000	14,400	11,800	9,000	8,103
Non-interest income	175,940	127,205	185,572	162,098	128,821	92,630	82,638
Non-interest expenses:
Acquisition-related expenses	148	1,965	1,965	—	—	9,500	20,993
Branch reconfiguration	—	—	—	3,703	—	—	—
Other non-interest expenses	279,554	237,206	326,358	307,034	267,130	234,961	208,440

Total non-interest expenses	279,702	239,171	328,323	310,737	267,130	244,461	229,433

Income before income taxes and cumulative effect of changes in method of accounting	182,462	176,672	233,977	204,440	176,407	142,682	127,713
Income taxes	60,600	56,061	73,965	68,834	58,116	47,332	49,694

Income before cumulative effect of change in accounting method	121,862	120,611	160,012	135,606	118,291	95,350	78,019
Cumulative effect of change in method of accounting (net of tax benefit)	—	(7,280)	(7,280)	(2,418)	—	—	—

Net income	$121,862	$113,331	$152,732	$133,188	$118,291	$95,350	$78,019

Significant Statistical Data — Webster

	At or for the Nine
	Months Ended
	September 30,		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

For the Period:
Net income per common share:
Basic	$2.68	$2.35	$3.21	$2.71	$2.58	$2.14	$1.72
Diluted	$2.63	$2.31	$3.16	$2.68	$2.55	$2.10	$1.69
Cash dividends per common share	$0.61	$0.55	$0.74	$0.67	$0.62	$0.47	$0.44
Return on average stockholders’ equity	15.25%	14.56%	14.72%	13.88%	16.72%	15.33%	12.82%
Interest rate spread	3.09%	3.46%	3.43%	3.38%	3.17%	3.19%	2.83%
Net interest margin	3.13%	3.55%	3.50%	3.48%	3.29%	3.32%	2.97%
Non-interest expenses to average assets	1.98%	1.95%	2.62%	2.58%	2.51%	2.51%	2.28%
Non-interest expenses (excluding foreclosed property, acquisition related, capital securities, preferred dividends and intangible amortization expenses) to average assets	1.83%	1.74%	2.36%	2.28%	2.13%	2.07%	1.78%
Diluted weighted average shares (000’s)	46,249	49,091	48,392	49,743	46,428	45,393	46,118
Average stockholders’ equity to average assets	7.54%	8.45%	8.27%	8.32%	6.65%	6.38%	6.04%
At End of Period:
Book value per common share	$24.22	$22.43	$22.69	$20.48	$18.19	$14.09	$14.02
Tangible book value per common share	$17.73	$16.52	$16.18	$13.97	$11.53	$11.02	$12.16
Non-performing assets to total assets	0.32%	0.54%	0.37%	0.53%	0.39%	0.44%	0.38%
Allowance for loan losses to total loans	1.29%	1.45%	1.48%	1.43%	1.32%	1.19%	1.17%
Number of banking offices	112	110	111	105	114	120	119

Selected Consolidated Financial Data — FIRSTFED

	At or for the Nine Months
	Ended December 31,		At or for the Year Ended March 31,

	2003	2002	2003	2002	2001	2000	1999

	(Dollars in thousands)
Financial Condition and Other Data:
Total assets	$2,556,439	$2,529,882	$2,414,478	$2,294,448	$1,671,065	$1,579,995	$1,393,237
Loans receivable, net	1,394,782	1,223,584	1,241,331	1,125,750	977,174	888,760	766,687
Securities (including Federal Home Loan Bank stock)	947,828	1,083,980	962,807	850,387	590,677	586,434	510,648
Deposits	1,466,061	1,375,052	1,427,107	1,317,263	707,416	664,682	674,870
Federal Home Loan Bank advances and other borrowings	822,068	908,074	723,577	780,477	814,764	779,662	585,981
Stockholders’ equity	229,098	185,344	193,084	155,347	111,558	101,705	102,961
Operating Data:
Net interest income	$45,329	$44,421	$57,713	$37,723	$34,680	$32,050	$30,334
Provision for loan losses	650	400	525	1,200	1,200	1,200	1,200
Non-interest income	38,944	28,095	41,531	16,322	8,958	6,534	7,638
Non-interest expense	55,666	44,436	61,069	32,990	29,053	25,509	25,333

Income (loss) before income taxes	27,957	27,680	37,650	19,855	13,385	11,875	11,439
Income taxes	11,303	10,673	14,614	6,962	4,221	3,689	3,818

Net income before cumulative effect of accounting change	16,654	17,007	23,036	12,893	9,164	8,186	7,621
Cumulative effect of change in accounting for derivative instruments and hedging activities, net of $237 tax benefit	—	—	—	(461)	—	—	—

Net income	$16,654	$17,007	$23,036	$12,432	$9,164	$8,186	$7,621

Selected Statistical Data — FIRSTFED

	At or for the
	Nine Months Ended
	December 31,		At or for the Year Ended March 31,

	2003	2002	2003	2002	2001	2000	1999

For the Period:
Net income per common share:
Basic	$0.96	$1.07	$1.43	$1.04	$0.78	$0.65	$0.55
Diluted	$0.95	$1.03	$1.39	$1.04	$0.78	$0.65	$0.55
Cash dividends per common share	$0.36	$0.22	$0.31	$0.26	$0.19	$0.13	$0.08
Return on average stockholders’ equity	10.90%	13.01%	12.96%	9.65%	8.71%	7.79%	6.82%
Interest rate spread	2.29%	2.44%	2.39%	1.94%	1.93%	2.06%	1.92%
Net interest margin	2.53%	2.67%	2.62%	2.27%	2.25%	2.36%	2.41%
Non-interest expense to average assets	2.87%	2.43%	2.52%	1.85%	1.77%	1.75%	1.90%
Non-interest expense (excluding intangible amortization expenses) to average assets	2.79%	2.33%	2.42%	1.84%	1.76%	1.75%	1.90%
Diluted weighted average shares (000’s)	17,453	16,489	16,540	11,986	11,728	12,511	13,960
Average stockholders’ equity to average assets	7.88%	7.15%	7.34%	7.24%	6.40%	7.20%	8.39%
At End of Period:
Book value per common share	$12.30	$11.37	$11.63	$10.03	$9.79	$8.44	$8.14
Tangible book value per common share	$9.51	$8.04	$8.40	$6.43	$9.69	$8.35	$8.14
Non-performing assets to total assets	0.39%	0.13%	0.14%	0.31%	0.09%	0.08%	0.21%
Allowance for loan losses to total loans	1.37%	1.55%	1.53%	1.68%	1.34%	1.36%	1.54%
Number of banking offices	26	26	26	25	15	14	14
Number of loan centers including People’s Mortgage Corporation offices	14	14	14	14	5	6	5

RECENT DEVELOPMENTS

      On January 22, 2004, Webster announced fourth quarter 2003 net income of $41.4 million, or $0.89 per share (diluted), compared to $39.4 million, or $0.85 per share (diluted), for the fourth quarter of 2002. Included in the fourth quarter of 2003 were $1.3 million of non-recurring merger expenses, or $0.02 per diluted share, related to the acquisition of North American Bank and Trust Company, which was completed in November 2003. For the full year 2003, Webster announced net income of $163.2 million, or $3.52 per share (diluted), compared to $152.7 million, or $3.16 per share (diluted), for 2002. Excluding the cumulative effect of a change in accounting method in the 2002 first quarter, net income in 2002 was $160.0 million or $3.31 per diluted share.

RISK FACTORS

      In addition to the other information included in this proxy statement/prospectus (including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” on page 73), you should carefully consider the matters described below in determining whether to approve the merger agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of Webster and FIRSTFED incorporated by reference into this document and listed in “Where You Can Find More Information.”

The price of Webster common stock will fluctuate before and after the merger, which could increase or decrease the value of the merger consideration received by FIRSTFED stockholders receiving Webster common stock.

      On October 6, 2003, the day before the merger was announced, the closing price of a share of Webster common stock was $41.70. On March 8, 2004, the most recent practicable date before the mailing of this proxy statement/prospectus, the closing price was $51.41. Based on these closing prices and the 0.5954 exchange ratio, the implied value of the merger consideration consisting of Webster common stock was $24.83 on October 6 and $30.61 on March 8. The price of Webster common stock may increase or decrease before and after completion of the merger. Therefore, the implied value of Webster common stock received by a FIRSTFED stockholder in connection with the merger could be lower than the implied value of Webster stock on October 6, 2003, March 8, 2004 or the closing date of the merger, and the market value of the stock consideration could be less than the $24.50 cash consideration received by stockholders receiving the cash consideration. The implied value of Webster stock received by a FIRSTFED stockholder in connection with the merger could also be higher than those trading prices, and stockholders receiving the cash consideration could receive cash worth less than the implied value of the stock consideration. The market price of Webster stock fluctuates based upon general market economic conditions, Webster’s business and prospects and other factors.

Stockholders may receive a form of consideration different from what they elect.

      While each FIRSTFED stockholder may elect to receive cash or Webster common stock in the merger, 60% of the FIRSTFED common stock outstanding at completion of the merger will be converted into Webster common stock, with the remainder converted into the cash. Therefore, if FIRSTFED stockholders elect more cash or stock than is available under the merger agreement, elections for the over-subscribed form of merger consideration will be prorated. As a result, if either a cash or stock election proves to be more popular among FIRSTFED stockholders, and you choose the election that is more popular, you might receive a portion of your consideration in the form of consideration that you did not elect.

If you tender shares of FIRSTFED common stock to make an election, you will not be able to sell those shares until after the merger, unless you revoke your election prior to the election deadline.

      To make a cash or stock election, you must deliver your stock certificate(s) to the exchange agent (or follow the procedures for guaranteed delivery). The deadline for doing this is 5:00 p.m. New York time, on April 21, 2004, the day before the special meeting of stockholders. You will not be able to sell any shares of FIRSTFED common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in FIRSTFED common stock for any reason until you receive cash or Webster common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price of FIRSTFED or Webster common stock may decrease, and you might otherwise want to sell your shares of FIRSTFED to gain access to cash, make other investment opportunities or reduce the potential for a decrease in the value of your investment.

      The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

The merger agreement limits FIRSTFED’s ability to pursue alternatives to the merger.

      The merger agreement contains terms and conditions that make it more difficult for FIRSTFED to sell its business to a party other than Webster. These “no shop” provisions impose restrictions on FIRSTFED that, subject to certain exceptions, limit FIRSTFED’s ability to discuss or facilitate competing third-party proposals to acquire all or a significant part of FIRSTFED.

      In addition, the board of directors of FIRSTFED has agreed that it will not recommend a competing acquisition proposal and that it will not withdraw or negatively modify the recommendation that FIRSTFED stockholders vote for the merger, subject to limited exceptions. While the board of directors could take such actions if it determined that the failure to do so would violate its fiduciary duties, doing so would entitle Webster to terminate the merger agreement and may entitle it to receive a termination fee. FIRSTFED will also be required to pay the termination fee if a competing acquisition proposal has been made known to FIRSTFED or its stockholders and the merger agreement is subsequently terminated for a variety of reasons (including because FIRSTFED stockholders fail to approve the merger or because FIRSTFED willfully breaches the merger agreement), and FIRSTFED completes, or enters into an agreement for, an alternative acquisition transaction during the 12 months after the termination of the merger agreement.

      Webster required FIRSTFED to agree to these provisions as a condition to Webster’s willingness to enter into the merger agreement. However, these provisions might discourage a third party that might have an interest in acquiring all or a significant part of FIRSTFED from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire FIRSTFED than it might otherwise have proposed to pay.

FIRSTFED’s executive officers and directors have financial interests in the merger that are different from your interest as a FIRSTFED stockholder.

      FIRSTFED executive officers negotiated the merger agreement with Webster, and the board of directors approved the agreement and is recommending that FIRSTFED stockholders vote for the agreement. In considering these facts and the other information contained in this proxy statement/ prospectus, you should be aware that FIRSTFED’s executive officers and directors have financial interests in the merger in addition to the interests that they share with you as a FIRSTFED stockholder. As described in detail under the heading “Interests of FIRSTFED Directors and Executive Officers in the Merger That are Different Than Yours,” there are substantial financial interests to be conveyed to each director and executive officer of FIRSTFED, including Messrs. Stoico and Hjerpe, under the terms of existing or new employment agreements or as a result of the accelerated vesting or additional issuance of stock options. In addition, each member of the FIRSTFED board of directors will have the opportunity to become a member of a Webster advisory board, and receive certain fees as a result of that service.

STOCKHOLDER MEETING

Time and Place of Special Meeting

      We are first mailing this document to the holders of FIRSTFED’s common stock on or about March 12, 2004. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the FIRSTFED board of directors for use at the special meeting of FIRSTFED stockholders to be held on April 22, 2004 at 2:00 p.m., local time at The Westin Hotel, One West Exchange Street, Providence, Rhode Island.

Matters to be Considered at the Special Meeting

      At the special meeting, the holders of FIRSTFED’s common stock will consider and vote on:

•	the proposal to approve and adopt the merger agreement; and

•	any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

Record Date

      The FIRSTFED board of directors has fixed the close of business on March 3, 2004 as the record date for determining the FIRSTFED stockholders entitled to receive notice of and to vote at the special meeting. Only holders of record of FIRSTFED’s common stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting. At the close of business on March 3, 2004, there were 19,003,455 shares of FIRSTFED’s common stock outstanding and entitled to vote at the special meeting.

Quorum and Voting

      Each holder of FIRSTFED’s common stock on March 3, 2004 will be entitled to one vote for each share held of record on each matter that is properly submitted at the special meeting or any adjournment or postponement of the meeting. However, in accordance with FIRSTFED’s certificate of incorporation, holders of record who beneficially own, directly or indirectly, more than 10% of the outstanding FIRSTFED common stock will not be able to vote in excess of that 10%. The presence, in person or by proxy, of the holders of a majority of FIRSTFED’s common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the special meeting in order to determine whether a quorum has been achieved. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable stock exchange rules.

      Stockholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that is provided by your bank, broker or other nominee in connection with this proxy statement/ prospectus. If you wish to change your voting instructions after you have returned your voting instruction to your broker or bank, you must follow the procedures established by your broker or bank. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to attend or vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

      If a quorum is not obtained, or if fewer shares of FIRSTFED’s common stock are voted in favor of the proposal for approval of the merger agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement.

      If your proxy card is properly executed and received by FIRSTFED in time to be voted at the special meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. Executed proxies with no instructions indicated on the proxy card will be voted for the merger agreement and the merger.

      The FIRSTFED board of directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters in their discretion.

      You are requested to complete, date and sign the accompanying proxy form and to return it promptly in the enclosed postage-paid envelope. The enclosed proxy card is different from the blue election form that you can use to elect to receive cash or stock in the merger. Do not return the election form with your proxy card. For information about the election form, see “Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration” on page 41. To vote on the merger agreement, you need to complete the proxy card properly and return it in the enclosed envelope or attend the special meeting and vote in person.

      You should not forward any stock certificates with your proxy card. If you complete an election form, you should forward your FIRSTFED stock certificates to the Exchange Agent. If you do not complete an election form, FIRSTFED stock certificates should be delivered in accordance with instructions that will be sent to you by Webster’s Exchange Agent promptly after completion of the merger.

Required Vote; Revocability of Proxies

      In order to approve and adopt the merger agreement, a majority of the shares of outstanding common stock of FIRSTFED must vote for approval of the merger agreement.

      The proposal to approve the merger agreement is not an item on which brokerage firms may vote in their discretion on behalf of their clients if their clients have not furnished voting instructions. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of FIRSTFED common stock, these broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. For the same reason, the failure of a FIRSTFED stockholder to vote by proxy or in person at the special meeting, as well as any abstentions, will have the effect of a vote against the merger agreement.

      As of the record date, FIRSTFED’s directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 1,095,323 outstanding shares of FIRSTFED common stock, excluding stock options (collectively representing approximately 5.8% of the voting power of the common stock). It is currently expected that all directors and executive officers will vote in favor of approving the merger agreement. As of the close of business on the record date for the special meeting, Webster beneficially owns approximately 328,800 shares of FIRSTFED common stock; none of Webster’s subsidiaries nor, to the knowledge of Webster, any of its directors or executive officers, beneficially owned any shares of FIRSTFED common stock. It is currently expected that Webster will vote those shares in favor of approving the merger agreement.

      If you submit a proxy card, attending the special meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time before it is voted by:

•	delivering to Cecilia R. Viveiros, Corporate Secretary, FIRSTFED AMERICA BANCORP, INC., ONE FIRSTFED PARK, Swansea, MA 02777, a written notice of revocation before the special meeting;

•	delivering to FIRSTFED a duly executed proxy bearing a later date before the special meeting; or

•	attending the special meeting and voting in person.

Simply attending the special meeting without voting will not automatically revoke your proxy.

Participants in First Federal Savings Bank’s ESOP or 401(k) Plan

      If you participate in the First Federal Savings Bank of America Employee Stock Ownership Plan and Trust, which we refer to in this document as the “ESOP,” or if you hold shares through First Federal Savings Bank of America Employees’ Savings & Profit Sharing Plan, which we refer to in this document as the “401(k) Plan,” you will receive a vote authorization card for each plan that reflects all shares you may vote under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. Subject to the exercise of its fiduciary duties, the ESOP trustee will vote all unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which the trustee received voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares credited to his or her 401(k) Plan account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which the trustee received timely instructions. The deadline for returning your voting instructions to each plan’s trustee is April 12, 2004.

Solicitation of Proxies

      In addition to solicitation by mail, directors, officers and employees of FIRSTFED may solicit proxies for the special meeting from stockholders personally or by telephone or telecopier without receiving additional compensation for these activities. The solicitation of proxies from FIRSTFED is made on behalf of the board of directors of FIRSTFED. FIRSTFED will pay all costs of the solicitation of stockholders, including mailing this proxy statement/ prospectus to its stockholders, except that Webster and FIRSTFED will share equally the cost of printing this proxy statement/ prospectus. FIRSTFED also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. FIRSTFED has retained Georgeson Shareholder Communications, Inc., to assist in soliciting proxies for the meeting and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost of $7,500 plus out-of-pocket expenses.

THE MERGER

The Parties

      Webster and FIRSTFED have entered into an agreement and plan of merger. Under that agreement, Webster will acquire FIRSTFED through the merger of FIRSTFED into Webster.

      Webster, through its subsidiaries, Webster Bank, Webster Insurance, Inc., Webster D&P Holdings, Inc., and Fleming, Perry & Cox, delivers financial services to individuals, families and businesses located primarily in Connecticut and delivers equipment financing, mortgage origination and financial advisory services to individuals and companies located primarily in the Northeast and throughout the United States. Webster Bank, either directly or through its subsidiaries, provides business and consumer banking, asset-based lending, mortgage lending, trust, investment and insurance services through 118 banking offices, 225 ATMs and its Internet website (www.websteronline.com).

      At December 31, 2003, Webster had total consolidated assets of approximately $14.6 billion, total deposits of approximately $8.4 billion, and stockholders’ equity of approximately $1.2 billion or 7.91% of total assets. For additional information about Webster that is incorporated by reference into this document, see “Incorporation of Documents by Reference.” Webster, as a savings and loan holding company, is regulated by the Office of Thrift Supervision. Webster Bank, as a federal savings bank, also is regulated by the Office of Thrift Supervision and to some extent by the Federal Deposit Insurance Corporation. Webster Bank is currently in the process of converting from a federally chartered savings bank to a national banking association, and Webster is in the process of converting from a savings and loan holding company to a bank holding company and electing to be a financial holding company. Following this conversion, Webster will be regulated by the Board of Governors of the Federal Reserve System and Webster Bank will be regulated by the Office of the Comptroller of the Currency and to some extent by the Federal Deposit Insurance Corporation.

      FIRSTFED, through its subsidiaries First Federal Savings Bank of America, The FIRSTFED INSURANCE AGENCY, LLC, THE FIRSTFED TRUST COMPANY, N.A. and People’s Mortgage Company, provides a range of banking, insurance and trust services to individual and business customers in Massachusetts, Rhode Island and, to a lesser degree, in Connecticut. At December 31, 2003, FIRSTFED had total consolidated assets of approximately $2.6 billion, total deposits of approximately $1.5 billion, and stockholders’ equity of approximately $229.1 million or 8.96% of total assets. For additional information about FIRSTFED that is incorporated by reference into this document, see “Incorporation of Documents by Reference.” FIRSTFED, as a savings and loan holding company, is regulated by the Office of Thrift Supervision. First Federal Savings Bank of America, as a federal savings association, also is regulated by the Office of Thrift Supervision and to some extent by the Federal Deposit Insurance Corporation.

Background of Merger

      As part of FIRSTFED’s continuing efforts to improve its community banking franchise and enhance shareholder value, FIRSTFED’ s board of directors and management, together with FIRSTFED’s financial and legal advisors, have periodically reviewed various strategic options available to FIRSTFED including, among other things, continued independence, the acquisition of other institutions and a strategic merger with or acquisition by another financial institution. In analyzing its available options, the board of directors and management considered the impact of various future strategies on its anticipated financial performance, compared quantitative measures of FIRSTFED’s performance with those of other financial institutions, and monitored trends in the local, regional and national financial institutions merger and acquisition market. The board of directors periodically received information about companies that were possible merger targets for FIRSTFED and companies that were considered to be possible acquirors of FIRSTFED. In addition, FIRSTFED’s board of directors periodically analyzed and compared potential shareholder value scenarios in light of various potential strategic initiatives and acquisition scenarios. As part of this process, FIRSTFED’s legal counsel reviewed with the board of directors its fiduciary duties in the context of the various strategic alternatives.

      As part of its analysis of strategic options, in the summer of 2000, FIRSTFED informally approached one institution regarding their level of interest in a business combination. While the general parameters of a potential transaction were discussed, the discussions did not proceed beyond the preliminary stages. In the summer of 2001, FIRSTFED considered the acquisition of various institutions, including People’s Bancshares, Inc. and provided each a non-binding indication of interest, which included potential financial terms. FIRSTFED only proceeded with the acquisition of People’s Bancshares, Inc., which was completed on February 28, 2002.

      In the first quarter of 2003, Mr. Stoico was contacted by the Chairman and Chief Executive Officer of Company A, a regional financial institution holding company, to discuss FIRSTFED’s interest in a business combination. On April 14, 2003, Mr. Stoico met with the Chairman and Chief Executive Officer of Company A and expressed FIRSTFED’s general interest in exploring a business combination. No financial or other material terms were discussed at the meeting nor was any information exchanged. During subsequent conversations, the general parameters of a potential combination were discussed and the board of directors of each institution was informed of the potential of a transaction. However, after further analysis and discussion of the specifics of a possible transaction, the parties agreed that the transaction then under discussion was not then advisable.

      In the second quarter of 2003, Mr. Stoico was contacted by the President and Chief Executive Officer of Company B, a large regional financial institution holding company, to set up a meeting to discuss Company B’s interest in acquiring FIRSTFED. On July 3, 2003, Mr. Stoico met with the President and Chief Executive Officer of Company B. The two officers expressed a general interest in exploring a business combination and discussed the potential operations and structure of the combined institution. No financial or other material terms were discussed at the meeting nor was any information exchanged.

      On July 24, 2003, at the next regularly scheduled meeting of the board of directors, the substance of the meeting with the President and Chief Executive Officer of Company B was communicated to the board. The board authorized Mr. Stoico to continue exploratory discussions with Company B and to execute any confidentiality agreements and conduct any due diligence as deemed appropriate in the context of any potential business combination. On July 31, 2003, FIRSTFED and Company B executed a confidentiality agreement and thereafter, information was exchanged and discussions between the parties and their financial advisors were held.

      In early August 2003, Mr. Stoico was contacted by James C. Smith, Chairman and Chief Executive Officer of Webster. The two officers discussed a business combination and discussed the potential operations and structure of the combined institution. No financial or other material terms were discussed at the meeting nor was any information exchanged. On August 6, 2003, FIRSTFED and Webster executed a confidentiality agreement and thereafter, information was exchanged and discussions between the parties and their financial advisors were held.

      On August 13, 2003, FIRSTFED formally engaged both Sandler O’Neill and Keefe Bruyette & Woods to provide advisory services to FIRSTFED’s board of directors regarding a possible business combination, including analyzing and assisting management in negotiating the financial aspects of the transaction. Sandler O’Neill and Keefe Bruyette & Woods were also each engaged to provide a fairness opinion with respect to the merger consideration.

      In August 2003, Mr. Stoico was contacted by Sandler O’Neill, who inquired as to his willingness to meet with representatives of Company C, a large regional financial institution, which had expressed an interest in acquiring FIRSTFED. On August 26, 2003, Mr. Stoico met with the Chairman, President and Chief Executive Officer of Company C. The two officers expressed a general interest in exploring a business combination and discussed the potential operations and structure of a combined institution. No financial or other material terms were discussed at the meeting nor was any information exchanged.

      On August 28, 2003, at the next regularly scheduled meeting of the board of directors, the board was informed of the status of discussions with Company B and the expressions of interest from Webster and Company C. After a discussion of each interested party and the expressions of interest, the board instructed

Mr. Stoico to seek clarification from each party with respect to their respective interest. Such expressions would then be presented to the board for their consideration.

      On September 3, 2003, FIRSTFED and Company C executed a confidentiality agreement and thereafter, information was exchanged and discussions between the parties and their financial advisors were held. On September 9, 2003, FIRSTFED received a non-binding indication of interest from Webster that indicated an interest in acquiring FIRSTFED for a combination of cash and stock, subject to a due diligence review of FIRSTFED, board approval and execution of definitive documentation. The next day, FIRSTFED received a non-binding indication of interest from Company C, subject to similar conditions, that indicated an interest in acquiring FIRSTFED for stock.

      On September 18 and 19, 2003, representatives of Webster and its financial advisors commenced its due diligence examination of FIRSTFED.

      On September 22, FIRSTFED’s financial advisors sent a letter to each of Company B, Webster and Company C requesting that they provide in writing an indication of interest. On September 22 and 23, 2003, representatives of Company C and its financial advisors conducted a due diligence examination of FIRSTFED at an off-site location. On September 23, 2003, Mr. Stoico met with the Chairman, President and Chief Executive Officer of Company C to discuss the results of the due diligence investigation and further discuss the potential business combination.

      On September 24, 2003, representatives of Company B and its legal and financial advisors conducted a due diligence examination of FIRSTFED at an off-site location. Following the completion of the due diligence investigation, Messrs. Stoico and Hjerpe, at the request of Company B, met with the Executive Committee of the board of directors of Company B to discuss the results of the due diligence investigation and to further discuss the potential business combination.

      On September 24, 2003, FIRSTFED received indications of interest from Webster and Company C. Webster’s indicated a conditional interest in acquiring FIRSTFED for a combination of 30-40% cash and 60-70% stock. Company C indicated its conditional interest in acquiring FIRSTFED in an all-stock transaction. The next day Company B also indicated its conditional interest in acquiring FIRSTFED in an all-stock transaction. In addition, on that date, FIRSTFED, directly and through its financial advisors, had further discussions with Webster and Company C about their indications of interest and the potential business combination. Also on that date, Company C and Webster each increased the value of their latest indications of interest. Additionally, Webster clarified its indication to provide for 60% stock and 40% cash.

      On September 25, 2003, the board of directors of FIRSTFED, at a regularly scheduled meeting of the board, was updated on the status of the indications of interest. Each of the indications of interest received was presented to the board and the financial aspects of each proposal was discussed with the board by FIRSTFED’s financial advisors. Based on such discussions, the value of the merger consideration being proposed, the cash component of the merger consideration, the strategic fit of the two companies, the likelihood of executing definitive documentation on terms consistent with the indications of interest, an analysis of the capacity of potential acquirors to acquire FIRSTFED and the other reasons specified in “— FIRSTFED’s Reasons for the Merger,” the board of directors determined that it would be in the best interests of FIRSTFED and its stockholders to pursue negotiations with Webster regarding a potential business combination. Accordingly, the board authorized management to negotiate a definitive merger agreement for presentation to and consideration by the board of directors.

      On September 29, 2003, a conference call was conducted between Webster’s financial advisors and representatives of FIRSTFED, Sandler O’Neill, Keefe Bruyette & Woods and FIRSTFED’s legal counsel. The call focused on outstanding issues pertaining to Webster’s due diligence investigation of FIRSTFED and the scope of the due diligence investigation of Webster to be conducted by FIRSTFED. The next day, representatives of FIRSTFED, Sandler O’Neill, Keefe Bruyette & Woods and FIRSTFED’s legal counsel reviewed the due diligence materials provided by Webster and had an opportunity to interview various senior officers of Webster. Also on that day, Webster’s counsel provided FIRSTFED and its counsel with a draft of the merger agreement, and over the next several days FIRSTFED and Webster, working with their advisors, negotiated the merger agreement. On October 3, 2003, Webster’s counsel provided FIRSTFED and its counsel with draft executive agreements to be executed by Messrs. Stoico and Hjerpe, and over the next few days FIRSTFED and Webster, working with their advisors, negotiated the executive agreements. On October 4, 2003, FIRSTFED delivered a copy of the merger agreement to each director to review.

      At a special meeting of FIRSTFED’s board of directors on October 6, 2003, Sandler O’Neill and Keefe Bruyette & Woods each reviewed with the board the financial aspects of the proposed transaction and delivered their opinion that the merger consideration was fair to FIRSTFED’s stockholders from a financial point of view. The board of directors considered these opinions carefully as well as Sandler O’Neill’s and Keefe Bruyette & Woods’s experience, qualifications and interest in the transaction. In addition, FIRSTFED’s board of directors reviewed the merger agreement at length with legal counsel and legal counsel reiterated the board of directors’ fiduciary duties. After extensive review and discussion, FIRSTFED’s board of directors unanimously approved the transaction and instructed management to execute and deliver the merger agreement. Prior to the opening of the equity markets on the following day, Webster and FIRSTFED issued a joint press release announcing the execution of the definitive merger agreement.

FIRSTFED’s Reasons for the Merger

      The FIRSTFED board has unanimously approved the merger agreement and recommends that FIRSTFED stockholders vote for the approval of the merger agreement.

      The FIRSTFED board has determined that the merger is fair to, and in the best interests of, FIRSTFED and its stockholders. In approving the merger agreement, the FIRSTFED board consulted with its financial advisors with respect to the financial aspects and fairness of the transaction from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the FIRSTFED board also considered a number of factors, including the following:

•	The review conducted by the FIRSTFED board of directors of the strategic options available to FIRSTFED and the board’s assessment that none of those options were likely to create greater value for stockholders than the consideration being paid by Webster.

•	The option of FIRSTFED stockholders to satisfy their own investment interests by receiving cash, Webster common stock or a combination of cash and Webster common stock for their shares of FIRSTFED common stock.

•	Information concerning the business, earnings, operations, financial condition and prospects of FIRSTFED and Webster, both individually and as combined. The FIRSTFED board took into account the results of the due diligence review conducted on Webster, including the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner.

•	The opinions rendered by Sandler O’Neill and Keefe Bruyette & Woods, as financial advisors to FIRSTFED, that the merger consideration is fair, from a financial point of view, to FIRSTFED’s stockholders.

•	The effect of the merger on FIRSTFED’s depositors, customers and the communities served by FIRSTFED. The acquisition by Webster was deemed to be an opportunity to provide depositors, customers and the communities served by First Federal with increased financial services and access to financial services throughout a wider market area.

•	The significant number of FIRSTFED employees that would be retained after the merger, combined with opportunities for career advancement in a larger organization.

•	That one member of FIRSTFED’s board will be appointed to the board of directors of Webster and that the remaining board members will serve as members of an advisory board.

•	That Messrs. Stoico and Hjerpe will be the Chairman and Chief Executive Officer and President and Chief Operating Officer of the resulting entity’s Massachusetts and Rhode Island region.

•	That due to the lack of overlapping markets, the likelihood that all of the current First Federal branch offices would remain open after the merger.

•	The current and prospective economic, competitive and regulatory environment facing FIRSTFED and independent community banking institutions generally.

•	The terms of the merger agreement and the structure of the merger, including the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

      The discussion and factors considered by the FIRSTFED board is not intended to be exhaustive, but includes all material factors considered. In approving and recommending the merger, the FIRSTFED board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

Webster’s Reasons for the Merger

      In connection with its approval of the FIRSTFED transaction, the Webster board of directors reviewed the terms of the proposed acquisition and definitive agreements. The Webster board also discussed with management and its advisors the fact that:

•	the acquisition is a natural expansion of Webster’s franchise into adjacent market areas of Massachusetts and Rhode Island with similar demographics to Webster’s existing market areas;

•	both companies have an attractive “bank-like” loan and deposit mix and, even though both companies are currently savings and loan institutions, have been seeking to transition to a more bank-like business mix;

•	the transaction is consistent with Webster’s long-term strategic plan of pursuing in-market and adjacent market acquisitions;

•	the merger is expected to be accretive to Webster’s earnings in the first year, before taking merger-related costs into account, and accretive to Webster’s earnings in the second year; and

•	Webster’s belief that the combination of the two companies will help create a powerful regional financial services provider.

      The Webster board identified potential revenue enhancements resulting from the proposed acquisition, although its review and approval of the transaction did not assume the realization of any enhancements. The Webster board also considered cost-saving opportunities in corporate functions and back-office consolidations, expected to amount to approximately 25% of FIRSTFED’s expense base, phased in over two years. However, the Webster board noted that there can be no assurances with respect to the amount and timing of revenue enhancements or cost-saving opportunities, if any. The Webster board also reviewed FIRSTFED’s business, operations, financial condition, earnings and prospects, taking into account the results of its due diligence review of FIRSTFED, and its fit with Webster’s existing franchise.

      The Webster board also considered potential risks associated with the acquisition in connection with its deliberations of the proposed transaction, including the challenges of integrating FIRSTFED’s businesses, operations and workforce with those of Webster, the need to obtain FIRSTFED stockholder and regulatory approvals in order to complete the transaction and the risks associated with achieving the anticipated cost savings. The foregoing discussion of the factors considered by the Webster board is not intended to be exhaustive, but, rather, includes all principal factors considered by the Webster board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Webster board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Webster board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of FIRSTFED’s Financial Advisors

Sandler O’Neill & Partners, L.P.

      By letter dated August 13, 2003, FIRSTFED retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      Sandler O’Neill acted as financial advisor to FIRSTFED in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the October 6, 2003 meeting at which FIRSTFED’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, confirmed in writing as of October 6, 2003 and confirmed as of the date of this proxy statement prospectus, that, as of such date, the merger consideration was fair to FIRSTFED’s shareholders from a financial point of view. Sandler O’Neill has confirmed its October 6th opinion by delivering to the board a written opinion dated the date of this proxy statement/ prospectus. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Appendix B to this proxy statement/ prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

      Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the FIRSTFED board and is directed only to the fairness of the merger consideration to FIRSTFED shareholders from a financial point of view. It does not address the underlying business decision of FIRSTFED to engage in the merger or any other aspect of the merger and is not a recommendation to any FIRSTFED shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration a shareholder should elect in the merger or any other matter.

      In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement and certain of the schedules thereto;

•	certain publicly available financial statements and other historical financial information of FIRSTFED that they deemed relevant;

•	certain publicly available financial statements and other historical financial information of Webster that they deemed relevant;

•	financial projections for FIRSTFED for the years ending December 31, 2003 and 2004 prepared by and reviewed with management of FIRSTFED and the views of certain members of senior management of FIRSTFED, based on discussions with them, regarding FIRSTFED’s business, financial condition, results of operations and prospects;

•	earnings per share estimates for Webster for the years ending December 31, 2003 and 2004 published by Institutional Brokers Estimate System, or “I/B/E/S,” and internal financial projections for Webster for the years ending December 31, 2003 through 2005 prepared by and reviewed with management of Webster, and the views of certain members of senior management of Webster, based on limited discussions with them, regarding Webster’s business, financial condition, results of operations and prospects;

•	the pro forma financial impact of the merger on Webster, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of FIRSTFED and Webster;

•	the publicly reported historical price and trading activity for FIRSTFED’s and Webster’s common stock, including a comparison of certain financial and stock market information for FIRSTFED and Webster with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

      In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of FIRSTFED and Webster that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of FIRSTFED or Webster or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of FIRSTFED or Webster, nor did it review any individual credit files relating to FIRSTFED or Webster. With FIRSTFED’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both FIRSTFED and Webster were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of FIRSTFED or Webster. Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement were not waived. Sandler O’Neill also assumed, with FIRSTFED’s consent, that there had been no material change in FIRSTFED’s and Webster’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that FIRSTFED and Webster would remain as going concerns for all periods relevant to its analyses, and that the merger would qualify as a tax-free reorganization for federal income tax purposes.

      In rendering its October 6, 2003, opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to FIRSTFED or Webster and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of FIRSTFED or Webster and the companies to which they are being compared.

      The earnings projections used and relied upon by Sandler O’Neill for FIRSTFED and Webster in its analyses were based upon management expectations in the case of FIRSTFED and on both published I/B/E/S consensus earnings estimates and management expectations in the case of Webster. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, FIRSTFED’s and Webster’s managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of FIRSTFED and Webster, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for FIRSTFED and Webster were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

      In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of FIRSTFED, Webster and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the FIRSTFED board at the October 6th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of FIRSTFED’s common stock or Webster’s common stock or the prices at which FIRSTFED’s or Webster’s common stock may be sold at any time.

      Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Webster’s common stock on October 3, 2003 of $41.15 and assuming 60% of FIRSTFED’s shares are converted into Webster stock and the remaining 40% are converted into cash in the merger, Sandler O’Neill calculated an implied transaction value of $24.50 per share. Based upon FIRSTFED’s June 30, 2003 financial information, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/LTM Earnings per share	16.7	x
Transaction value/Stated book value per share	213.7%
Transaction value/Tangible book value per share	291.4%
Tangible book premium/Core deposits(1)	23.0%

(1)	Assumes FIRSTFED’s total core deposits are $1.39 billion.

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $464 million, based upon 17,394,984 shares of FIRSTFED common stock outstanding plus the value of options outstanding for 2,215,893 shares calculated using the implied transaction value less the exercise price of the option. Sandler O’Neill noted that the transaction value represented a 7.9% premium over the October 3, 2003 closing price of FIRSTFED’s common stock.

      Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of FIRSTFED’s common stock and Webster’s common stock and the relationship between the movements in the prices of FIRSTFED’s common stock and Webster’s common stock, respectively, to movements in certain stock indices, including the Standard & Poor’s 500 Index, Standard & Poor’s Bank Index, the Nasdaq Bank Index and the median performance of a peer group of publicly traded savings institutions for FIRSTFED selected by Sandler O’Neill. The composition of the peer group is discussed under “Comparable Company Analysis” below. During the one year period ended October 3, 2003, FIRSTFED’s common stock outperformed all indices to which it was compared. Webster’s common stock outperformed the Nasdaq Bank Index, the Standard & Poor’s Bank Index, and the peer group, but underperformed the Standard & Poor’s 500 Index.

FIRSTFED’s and Webster’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	October 3, 2002	October 3, 2003

FIRSTFED	100.00%	186.75%
Peer Group	100.00	122.62
Nasdaq Bank Index	100.00	122.39
S&P Bank Index	100.00	117.20
S&P 500 Index	100.00	124.39

	Beginning Index Value	Ending Index Value
	October 3, 2002	October 3, 2003

Webster	100.00%	122.72%
Peer Group	100.00	122.62
Nasdaq Bank Index	100.00	122.39
S&P Bank Index	100.00	117.20
S&P 500 Index	100.00	124.39

      Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for FIRSTFED, Webster and the following publicly traded savings institutions that had total assets of between $681 million and $4.48 billion and are located in the New England region of the United States:

Abington Bancorp, Inc.	BostonFed Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Brookline Bancorp, Inc.
MASSBANK CORP	NewMil Bancorp, Inc.
Seacoast Financial Services Corporation	Woronoco Bancorp, Inc.

      The analysis compared publicly available financial information for FIRSTFED and Webster and the median data for the peer group as of or for the twelve-month period ended June 30, 2003, with pricing data as of October 3, 2003.

Comparable Group Analysis

FIRSTFED	Peer
AMERICA	Group	Webster

Total assets (in thousands)	$2,680,526	$1,063,451	$14,452,572
Tangible equity/total assets	5.57%	7.92%	5.53%
Intangible assets/total equity	26.63%	10.26%	28.84%
Net loans/total assets	62.98%	63.94%	61.66%
Gross loans/total deposits	111.71%	108.55%	111.69%
Total borrowings/total assets	32.57%	17.94%	34.54%
Non-performing assets/total assets	0.08%	0.18%	0.39%
Loan loss reserve/gross loans	1.14%	1.16%	1.32%
Net interest margin	2.60%	3.22%	3.29%
Non-interest income/average assets	1.71%	0.49%	1.43%
Non-interest expense/average assets	2.63%	2.54%	2.66%
Efficiency ratio	64.19%	67.44%	59.27%
Return on average assets	1.01%	0.79%	1.19%
Return on average equity	13.32%	7.49%	15.23%
Price/tangible book value per share	265.90%	177.40%	238.32%
Price/ LTM earnings per share	15.44	x	l9.50	x	11.91	x
Dividend payout ratio	23.13%	36.26%	22.74%
Dividend yield	1.50%	2.12%	1.91%

      Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 24 merger transactions announced from January 1, 2003 through October 3, 2003 involving publicly traded savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O’Neill also reviewed 4 merger transactions announced during the same period involving publicly traded savings institutions in the New England region with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed high, low, mean and median multiples and premiums for both groups of transactions. These multiples were applied to FIRSTFED’s financial information as of and for the twelve months ended June 30, 2003. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of FIRSTFED’s common stock of $16.20 to $28.57 based upon the median multiples for nationwide savings institution transactions and $21.03 to $28.84 based upon the median multiples for regional savings institution transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $24.50 per share.

Nationwide & New England Transaction Multiples

	Nationwide			New England

	Median		Implied	Median		Implied
	Multiple		Value	Multiple		Value

Transaction price/ LTM EPS	18.76	x	$27.58	19.62	x	$28.84
Transaction price/ Mgmt. Est. 2004 EPS	17.33	x	$24.09	l7.78	x	$24.71
Transaction price/ Book value	164.19%		$18.82	235.59%		$27.00
Transaction price/ Tangible book value	192.66%		$16.20	250.11%		$21.03
Tangible book premium/ Core deposits(1)	17.69%		$22.50	20.45%		$24.70
Premium to market(2)	25.87%		$28.57	19.28%		$27.08

(1)	Assumes FIRSTFED’s total core deposits are $1.39 billion.

(2)	Based on FIRSTFED’s October 3, 2003 closing price of $22.70.

      Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of FIRSTFED through December 31, 2008 under various circumstances, assuming FIRSTFED’s projected dividend stream and that FIRSTFED performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O’Neill assumed an annual growth rate of earning per share of 7%. To approximate the terminal value of FIRSTFED common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 10.0x to 20.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 13% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FIRSTFED common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of FIRSTFED common stock of $12.55 to $26.43. The implied transaction value of the merger as calculated by Sandler O’Neill was $24.50 per share.

Earnings Per Share Multiples

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x

9.0%	$14.88	$17.19	$19.50	$21.81	$24.12	$26.43
10.0%	14.25	16.45	18.65	20.85	23.06	25.26
11.0%	13.65	15.75	17.85	19.95	22.05	24.15
12.0%	13.08	15.09	17.09	19.10	21.10	23.10
13.0%	12.55	14.46	16.37	18.29	20.20	22.11

      Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of Webster through December 31, 2008 under various circumstances, assuming Webster’s projected dividend stream and that Webster performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O’Neill assumed an annual growth rate of earning per share of 7%. To approximate the terminal value of Webster common stock at December 31, 2008, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 13% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Webster common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Webster common stock of $24.91 to $61.09. The closing price of Webster’s common stock on October 3, 2003 was $41.15.

Earnings Per Share Multiples

Discount Rate	10x	12x	14x	16x	18x	20x

9.0%	$29.66	$35.94	$42.23	$48.52	$54.80	$61.09
10.0%	28.37	34.36	40.36	46.35	52.34	58.33
11.0%	27.15	32.87	38.58	44.30	50.01	55.73
12.0%	26.00	31.45	36.90	42.36	47.81	53.26
13.0%	24.91	30.11	35.32	40.52	45.72	50.93

      In connection with its analyses, Sandler O’Neill considered and discussed with the FIRSTFED board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

      Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the first quarter of 2004, (2) 40% of the FIRSTFED shares are exchanged for cash at a value of $24.50 per share, (3) 60% of the FIRSTFED shares are exchanged for Webster common stock at an exchange ratio of 0.5954, (4) stock options are cashed out at their intrinsic value, and (5) earnings projections, purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of FIRSTFED and Webster. The analysis indicated that for the year ending December 31, 2004, the merger would be accretive to the combined company’s projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

      FIRSTFED has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of equal to 0.4625% of the aggregate transaction value, of which $200,000 has been paid, $200,000 of which is contingent and payable upon the mailing of this proxy statement/prospectus and the balance of which is contingent, and payable upon the closing of the merger. FIRSTFED has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

      Sandler O’Neill has in the past provided certain investment banking services to Webster and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to FIRSTFED and Webster and their respective affiliates and may actively trade the debt and/or equity securities of FIRSTFED and Webster and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Keefe, Bruyette & Woods, Inc.

      FIRSTFED engaged Keefe, Bruyette & Woods to act as its financial advisor in connection with the possible merger and sale of FIRSTFED. Pursuant to the terms of its engagement, Keefe, Bruyette & Woods agreed to assist FIRSTFED in analyzing, structuring, negotiating and effecting a transaction. FIRSTFED selected Keefe, Bruyette & Woods because Keefe, Bruyette & Woods is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with FIRSTFED and its business. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

      Keefe, Bruyette & Woods attended the board meeting on October 6, 2003, during which the FIRSTFED board approved the merger agreement. Keefe, Bruyette & Woods rendered an oral opinion (subsequently confirmed in writing as of October 6, 2003 and confirmed as of the date of this proxy statement/ prospectus) that, as of such date, the consideration to be received by FIRSTFED shareholders was fair from a financial point of view. That opinion was reconfirmed in writing as of the date of this proxy statement-prospectus.

      The full text of Keefe, Bruyette & Woods’s updated written opinion is attached as Appendix C to this proxy statement-prospectus and is incorporated herein by reference. Stockholders of FIRSTFED are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette & Woods.

      Keefe, Bruyette & Woods’s opinion is directed to the board of FIRSTFED and addresses only the fairness, from a financial point of view, of the merger consideration to the FIRSTFED shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any stockholder of FIRSTFED as to how the stockholder should vote at FIRSTFED’s meeting with respect to the merger or any matter related thereto.

      In rendering its opinion, Keefe, Bruyette & Woods:

•	Reviewed the merger agreement;

•	Reviewed the registration statement, of which this proxy statement/prospectus is a part;

•	Reviewed certain historical financial and other information concerning FIRSTFED for the three years ended March 31, 2003, including FIRSTFED’s Annual Reports to Stockholders and Annual Reports on Form 10-K, and interim quarterly reports on Form 10-Q;

•	Reviewed certain historical financial and other information concerning Webster for the three years ended December 31, 2002, including Webster’s Annual Reports to Stockholders and Annual Reports on Form 10-K, and interim quarterly reports on Form 10-Q;

•	Reviewed certain internal financial data, projections and other information of both FIRSTFED and Webster, including financial projections prepared by management and earnings per share estimates for Webster for the years ended December 31, 2003 and 2004 published by I/B/E/S;

•	Held discussions with senior management of FIRSTFED and Webster with respect to their past and current financial performance, financial condition and future prospects;

•	Reviewed and studied the historical stock prices and trading volumes of the common stock of FIRSTFED and Webster;

•	Reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for FIRSTFED and Webster and compared them with those of certain publicly traded companies that Keefe, Bruyette & Woods deemed to he relevant;

•	Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

•	Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

      In conducting its review and arriving at its opinion, Keefe, Bruyette & Woods relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Keefe, Bruyette & Woods or that was discussed with, or reviewed by or for Keefe, Bruyette & Woods, or that was publicly available. Keefe, Bruyette & Woods did not attempt to verify such information independently. Keefe, Bruyette & Woods relied upon the managements of FIRSTFED and Webster as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to Keefe, Bruyette & Woods. Keefe, Bruyette & Woods assumed that those forecasts and projections reflected the best available estimates and judgments of the managements of FIRSTFED and Webster and that those forecasts and projections will be realized in the amounts and in the time periods estimated by the managements of FIRSTFED and Webster. Keefe, Bruyette & Woods also assumed, without independent verification, that the aggregate allowances for loan losses for FIRSTFED and Webster are adequate to cover those losses. Keefe, Bruyette & Woods did not make or obtain any evaluations or appraisals of the property of FIRSTFED or Webster, and Keefe, Bruyette & Woods did not examine any individual credit files.

      The earnings projections furnished to Keefe, Bruyette & Woods and used by it in certain of its analyses were based on projections prepared by the senior management of FIRSTFED and both published I/B/E/S consensus estimates and projections prepared by management in the case of Webster. FIRSTFED and Webster do not publicly disclose internal management projections of the type provided to Keefe, Bruyette & Woods in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

      In performing its analyses, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FIRSTFED, Webster and Keefe, Bruyette & Woods. Any estimates contained in the analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Keefe, Bruyette & Woods opinion was among several factors taken into consideration by the FIRSTFED board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the FIRSTFED board or management of FIRSTFED with respect to the fairness of the consideration.

      The following is a summary of the material analyses presented by Keefe, Bruyette & Woods to the FIRSTFED board on October 6, 2003, in connection with its oral and written opinion. The summary is not a complete description of the analyses underlying the Keefe, Bruyette & Woods opinion or the presentation made by Keefe, Bruyette & Woods to the FIRSTFED board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Keefe, Bruyette & Woods did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Keefe, Bruyette & Woods believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

      Summary of Proposal. FIRSTFED shareholders will receive either $24.50 in cash or 0.5954 shares of Webster common stock per common share. The actual form of merger consideration that each shareholder will receive will be subject to proration so that 60% of the FIRSTFED common shares will be exchanged for shares of Webster common stock and 40% of the FIRSTFED common shares will be exchanged for cash.

      At $24.50 per share, Webster’s merger consideration represented a 7.9% premium to FIRSTFED’s closing price of $22.70 on October 3, 2003, 19.1 times FIRSTFED’s 2004 First Call consensus estimated earnings per share, 19.1 times FIRSTFED’s 2005 First Call consensus estimated earnings per share, 2.08 times FIRSTFED’s book value per share of $11.80 at June 30, 2003, and 2.83 times FIRSTFED’s tangible book value per share of $8.66 at June 30, 2003. Keefe, Bruyette & Woods also calculated the core deposit premium to be 23.0% based on approximately $1.4 billion of core deposits.

      Comparable Transaction Analysis. Keefe, Bruyette & Woods reviewed certain financial data related to two sets of comparable bank and thrift transactions.

      The first group of comparable transactions included acquisitions of New England bank and thrift institutions announced after January 1, 2002, with aggregate announced transaction values between $100 million and $1 billion. The transactions included in the group were:

          Bank Transactions

          Citizens Financial Group, Inc. / Community Bancorp, Inc.
          Chittenden Corporation / Granite State Bankshares, Inc.
          Banknorth Group, Inc. / Bancorp Connecticut, Inc.

          Thrift Transactions

          New Haven Savings Bank / Connecticut Bancshares, Inc.
          Sovereign Bancorp, Inc. / First Essex Bancorp, Inc.
          Citizens Financial Group, Inc. / Port Financial Corp.
          Seacoast Financial Services Corp. / Bay State Bancorp Inc.
          Banknorth Group, Inc. / American Financial Holdings, Inc.
          Banknorth Group, Inc. / Warren Bancorp, Inc.
          Citizens Financial Group, Inc. / Medford Bancorp Inc.

      The second group of comparable transactions included acquisitions of thrifts nationwide announced after January 1, 2002, with aggregate announced transaction values between $100 million and $1 billion. The transactions included in the group were:

          Citizens Financial Group, Inc. / Thistle Group Holdings, Co.

          Texas Regional Bancshares, Inc. / Southeast Texas Bancshares, Inc.
          FleetBoston Financial Corporation / Progress Financial Corporation
          First Niagara Financial Group, Inc. / Troy Financial Corporation
          New Haven Savings Bank / Connecticut Bancshares, Inc.
          Sterling Financial Corporation / Klamath First Bancorp, Inc.
          Sovereign Bancorp, Inc. / First Essex Bancorp, Inc.
          MAF Bancorp, Inc. / St. Francis Capital Corporation
          Arvest Bank Group, Inc. / Superior Financial Corp.
          Citizens Financial Group, Inc. / Port Financial Corp.
          Northwest Bancorp Inc. (MHC) / First Bell Bancorp, Inc.
          SunTrust Banks, Inc. / Lighthouse Financial Services
          Seacoast Financial Services Corp. / Bay State Bancorp Inc.
          MAF Bancorp, Inc. / Fidelity Bancorp Inc.
          Citizens Financial Group, Inc. / Commonwealth Bancorp, Inc.
          Banknorth Group, Inc. / American Financial Holdings, Inc.
          Banknorth Group, Inc. / Warren Bancorp, Inc.
          Citizens Financial Group, Inc. / Medford Bancorp Inc.
          BB&T Corporation / Regional Financial Corporation
          Royal Bank of Canada / Eagle Bancshares, Inc.

      Transaction multiples from the merger were derived from the $24.50 per share deal price and financial data as of June 30, 2003, for FIRSTFED. Keefe, Bruyette & Woods also relied upon First Call earnings per share estimates for FIRSTFED. Keefe, Bruyette & Woods compared these results with announced multiples for the transactions listed above. The results of the analysis are set forth in the following table.

			Annc.		Annc.		Annc.		Annc.
			New		New		New		New		Annc.		Annc.
	Webster/		England		England		England		England		Nationwide		Nationwide
	FIRSTFED		Bank		Bank		Thrift		Thrift		Thrift		Thrift
	Transaction		Average		Median		Average		Median		Average		Median

Deal Price/ Book Value	208%		268%		263%		229%		229%		216%		219%
Deal Price/ Tangible Book Value	283%		280%		285%		245%		248%		240%		251%
Deal Price/ Trailing 12 Months Earnings per Share	16.7	x	18.4	x	l7.5	x	19.7	x	19.3	x	19.8	x	18.8	x
Deal Price/Estimated Earnings per Share	19.l	x	17.4	x	17.3	x	16.9	x	16.8	x	18.l	x	17.l	x
Core Deposit Premium	23.0%		25.4%		25.8%		24.0%		22.2%		20.1%		18.9%
1 Day Market Premium	7.9%		28.6%		22.5%		17.5%		11.9%		26.1%		22.1%

      No company or transaction used as a comparison in the above analysis is identical to FIRSTFED, Webster or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

      Selected Peer Group Analyses. Keefe, Bruyette & Woods compared the financial performance and market valuations of FIRSTFED to those of a group of comparable New England banks and thrifts and a group of nationwide thrifts. Keefe, Bruyette & Woods compared the financial performance and market valuations of Webster to those of a group of comparable nationwide banks and thrifts.

      Companies included in FIRSTFED’s New England peer group were:

          Thrifts

          Seacoast Financial Services Corp.
          BostonFed Bancorp, Inc.
          Berkshire Hills Bancorp, Inc.
          MASSBANK Corp.
          Woronoco Bancorp Inc.
          NewMil Bancorp, Inc.

          Banks

          Chittenden Corporation
          Independent Bank Corp.
          Washington Trust Bancorp, Inc.
          Century Bancorp, Inc.
          CCBT Financial Companies Inc.
          Camden National Corporation
          Bancorp Rhode Island, Inc.
          Merchants Bancshares, Inc.
          Westbank Corporation

      Companies included in FIRSTFED’s nationwide thrift peer group were:

          First Federal Capital Corp.

          Dime Community Bancshares, Inc.
          PFF Bancorp, Inc.
          Fidelity Bankshares, Inc.
          TrustCo Bank Corp NY
          Hawthorne Financial Corporation
          Coastal Bancorp, Inc.
          Hudson River Bancorp, Inc.
          First Sentinel Bancorp, Inc.
          First Financial Holdings, Inc.
          Harbor Florida Bancshares, Inc.
          WSFS Financial Corporation
          United Community Financial Corp.
          Flushing Financial Corporation
          PennFed Financial Services, Inc.
          OceanFirst Financial Corp.
          Parkvale Financial Corporation
          Quaker City Bancorp, Inc.
          First Place Financial Corp.
          BostonFed Bancorp, Inc.

      Companies included in Webster’s nationwide peer group were:

          Thrifts

          GreenPoint Financial Corporation
          Astoria Financial Corporation
          New York Community Bancorp, Inc.
          Downey Financial Corp.
          Independence Community Bank Corp.
          Washington Federal, Inc.
          Staten Island Bancorp, Inc.
          BankUnited Financial Corporation
          MAF Bancorp, Inc.
          BankAtlantic Bancorp, Inc.
          Waypoint Financial Corp.

          Banks

          Banknorth Group, Inc.
          Compass Bancshares, Inc.
          National Commerce Financial Corp.
          North Fork Bancorporation
          Commerce Bancorp, Inc.
          Hibernia Corporation
          Colonial BancGroup, Inc.
          Associated Banc-Corp
          Commerce Bancshares, Inc.
          BOK Financial Corporation
          Sky Financial Group Inc.
          City National Corporation
          TCF Financial Corporation
          Mercantile Bankshares Corporation
          FirstMerit Corporation
          BancorpSouth, Inc.
          Cullen/ Frost Bankers, Inc.

      For purposes of such analysis, the financial information used by Keefe, Bruyette & Woods was as of and for the quarter ended June 30, 2003. Stock price information was as of October 3, 2003.

      Keefe, Bruyette & Woods’s analysis showed the following concerning FIRSTFED’s financial performance:

		FIRSTFED	FIRSTFED	FIRSTFED	FIRSTFED
		New	New	New	New	FIRSTFED	FIRSTFED
		England	England	England	England	Nationwide	Nationwide
		Thrift Peer	Thrift Peer	Bank Peer	Bank Peer	Thrift Peer	Thrift Peer
Performance		Group	Group	Group	Group	Group	Group
Measure	FIRSTFED	Average	Median	Average	Median	Average	Median

Core Return on Assets	0.83%	0.84%	0.89%	0.99%	0.95%	1.10%	1.13%
Core Return on Equity	10.54%	9.20%	9.22%	12.51%	12.73%	12.86%	12.51%
Net Interest Margin	2.60%	3.09%	3.14%	3.71%	3.56%	3.24%	3.40%
Fee Income/ Total Revenue	43.9%	22.3%	20.7%	23.3%	20.7%	23.1%	19.7%
Efficiency Ratio	64.1%	60.8%	59.8%	64.4%	66.4%	53.9%	53.5%

		FIRSTFED	FIRSTFED	FIRSTFED	FIRSTFED
		New	New	New	New	FIRSTFED	FIRSTFED
		England	England	England	England	Nationwide	Nationwide
		Thrift Peer	Thrift Peer	Bank Peer	Bank Peer	Thrift Peer	Thrift Peer
Performance		Group	Group	Group	Group	Group	Group
Measure	FIRSTFED	Average	Median	Average	Median	Average	Median

Equity/ Assets	7.44%	8.91%	9.23%	7.91%	7.35%	8.44%	8.15%
Tangible Equity/
Tangible Assets	5.57%	7.98%	7.92%	6.79%	6.06%	7.78%	7.54%
Loans Held for Investment/ Deposits	91.5%	94.3%	108.5%	78.5%	79.5%	104.0%	108.1%
Securities/ Tangible Assets	29.0%	25.9%	23.8%	32.7%	29.5%	21.5%	20.2%
Loan Loss Reserve/ Total Loans Held for Investment	1.40%	1.07%	1.17%	1.56%	1.57%	1.19%	1.03%
Non Performing Assets/ Loans Held for Investment + Other Real Estate Owned	0.15%	0.33%	0.27%	0.41%	0.37%	0.60%	0.54%
Net Charge Offs/ Average Loans Held for Investment	0.02%	0.19%	0.07%	0.17%	0.05%	0.15%	0.06%

      Keefe, Bruyette & Woods’s analysis showed the following concerning FIRSTFED’s market valuation:

			FIRSTFED		FIRSTFED		FIRSTFED		FIRSTFED
			New		New		New		New		FIRSTFED		FIRSTFED
			England		England		England		England		Nationwide		Nationwide
			Thrift Peer		Thrift Peer		Bank Peer		Bank Peer		Thrift Peer		Thrift Peer
			Group		Group		Group		Group		Group		Group
Valuation Metric	FIRSTFED		Average		Median		Average		Median		Average		Median

Year to Date Stock Price Performance	82.7%		26.9%		29.1%		25.9%		25.1%		24.9%		22.7%
Stock Price/ Book Value per Share	1.92	x	1.58	x	1.50	x	2.03	x	1.96	x	2.02	x	1.88	x
Stock Price/ Tangible Book Value per Share	2.62	x	1.83	x	1.77	x	2.46	x	2.12	x	2.20	x	2.15	x
Stock Price/ Current Year Earnings per Share	7.7	x	18.3	x	18.2	x	15.6	x	15.6	x	15.2	x	14.4	x
Stock Price/ Next Year Earnings per Share	17.7	x	17.2	x	17.9	x	14.3	x	13.9	x	1.2	x	3.9	x
Dividend Yield	2.3%		2.2%		2.4%		2.4%		2.5%		2.2%		2.1%
Dividend Payout Ratio	40.6%		38.2%		38.8%		37.8%		38.3%		33.2%		32.6%

      Keefe, Bruyette & Woods’s analysis showed the following concerning Webster’s financial performance:

		Webster	Webster	Webster	Webster
		Nationwide	Nationwide	Nationwide	Nationwide
		Thrift Peer	Thrift Peer	Bank Peer	Bank Peer
		Group	Group	Group	Group
Performance Measure	Webster	Average	Median	Average	Median

Core Return on Assets	1.00%	1.32%	1.30%	1.37%	1.40%
Core Return on Equity	12.95%	14.41%	14.83%	15.94%	14.40%

		Webster	Webster	Webster	Webster
		Nationwide	Nationwide	Nationwide	Nationwide
		Thrift Peer	Thrift Peer	Bank Peer	Bank Peer
		Group	Group	Group	Group
Performance Measure	Webster	Average	Median	Average	Median

Net Interest Margin	3.10%	2.96%	3.19%	4.00%	3.98%
Fee Income/ Total Revenue	33.0%	29.9%	19.6%	32.4%	32.9%
Efficiency Ratio	58.7%	51.2%	47.7%	55.3%	56.0%
Equity/ Assets	7.61%	8.86%	8.53%	8.65%	8.66%
Tangible Equity/ Tangible Assets	5.53%	7.56%	7.20%	7.04%	6.86%
Loans Held for Investment/ Deposits	107.7%	108.8%	107.8%	86.3%	86.5%
Securities/ Tangible Assets	30.4%	26.3%	24.0%	28.7%	27.1%
Loan Loss Reserve/ Total Loans Held for Investment	1.37%	0.78%	0.69%	1.56%	1.56%
Non Performing Assets/ Loans Held for Investment + Other Real Estate Owned	0.65%	0.85%	0.72%	0.69%	0.63%
Net Charge Offs/ Average Loans Held for Investment	0.20%	0.04%	0.02%	0.39%	0.36%

      Keefe, Bruyette & Woods’s analysis showed the following concerning Webster’s market valuation:

			Webster		Webster		Webster		Webster
			Nationwide		Nationwide		Nationwide		Nationwide
			Thrift Peer		Thrift Peer		Bank Peer		Bank Peer
			Group		Group		Group		Group
Performance Measure	Webster		Average		Median		Average		Median

Year to Date Stock Price Performance	18.2%		26.4%		22.8%		14.9%		14.7%
Stock Price/Book Value per Share	1.71	x	1.91	x	1.76	x	2.34	x	2.14	x
Stock Price/Tangible Book Value per Share	2.40	x	2.45	x	2.13	x	2.94	x	2.76	x
Stock Price/Current Year Earnings per Share	11.8	x	13.2	x	12.8	x	14.5	x	14.2	x
Stock Price/Next Year Earnings per Share	10.9	x	12.3	x	12.3	x	13.1	x	13.0	x
Dividend Yield	2.0%		2.0%		2.3%		2.7%		2.8%
Dividend Payout Ratio	24.0%		25.7%		26.7%		38.8%		42.2%

      Contribution Analysis. Keefe, Bruyette & Woods analyzed the relative contributions of Webster and FIRSTFED to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, loan loss reserves, intangibles, deposits, common equity, tangible common equity, most recent quarter net interest income, most recent quarter non interest income, most recent quarter non interest expense, 2002 calendar year GAAP net income, 2002 calendar year cash net income, estimated 2003 and 2004 calendar year GAAP net income, estimated 2003 and 2004 calendar year cash net income and market capitalization. Keefe, Bruyette & Woods compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for FIRSTFED if the merger consideration had been 100% common stock. The results of Keefe, Bruyette & Woods’s analysis are set forth in the following table.

Category	Webster	FIRSTFED

Total Assets	85%	15%
Gross Loans	86%	14%
Loan Loss Reserves	86%	14%
Intangibles	86%	14%
Total Deposits	84%	16%
Common Equity	85%	15%
Tangible Common Equity	84%	16%
MRQ Net Interest Income	87%	13%
MRQ Non Interest Income	81%	19%
MRQ Non Interest Expense	84%	16%
2002 Cash Net Income (calendar year)	88%	12%
2003 Est. GAAP Net Income (calendar year)	87%	13%
2003 Est. Cash Net Income (calendar year)	86%	14%
2004 Est. GAAP Net Income (calendar year)	88%	12%
2004 Est. Cash Net income (calendar year)	87%	13%
Ownership if selected structure was 100% Stock	81%	19%

      Financial Impact Analysis. Keefe, Bruyette & Woods performed pro forma merger analysis that combined projected income statement and balance sheet information of Webster and FIRSTFED. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Webster. This analysis indicated that the merger is expected to be accretive to estimated earnings per share in 2004, and accretive to cash earnings per share in 2004. The analysis also indicated that the merger is expected to be accretive to Webster’s book value per share, but dilutive to Webster’s tangible book value per share. Furthermore, the analysis indicated that Webster’s leverage ratio, tier one risk based capital ratio and total risk based capital ratio would all decline but remain above regulatory minimums for well capitalized institutions. This analysis was based on internal projections provided by Webster’s and FIRSTFED’s senior management teams. For all of the above analysis, the actual results achieved by Webster following the merger will vary from the projected results, and the variations may be material.

      Discounted Cash Flow Analysis. Keefe, Bruyette & Woods estimated the present value of FIRSTFED’s common stock based on a continued independence scenario by adding (i) the present value of the estimated future dividend stream that FIRSTFED could generate over the period beginning January 2004 and ending in December 2008, and (ii) the present value of the “terminal value” of the FIRSTFED common stock.

      The first sensitivity table was presented with a range of discount rates from 10.0% to 14.0%, a range of terminal multiples from 13.0 times to 16.0 times applied to the 2009 earnings per share estimate assuming continued independence, a range of terminal multiples from 17.0 times to 19.0 times the 2009 earnings per share estimate assuming a sale of control and an earnings per share growth rate of 7.0%. This resulted in a range of values from $15.18 to $21.61 per share assuming continued independence and a range of values from $19.23 to $25.24 per share assuming a future sale of control.

      The second sensitivity table was presented with a range of earnings per share growth rates from 6.0% to 10.0%, a range of terminal multiples from 13.0 times to 16.0 times applied to the 2009 earnings per share estimate assuming continued independence, a range of terminal multiples from 17.0 times to 19.0 times the 2009 earnings per share estimate assuming a sale of control and an applied discount rate of 12.0%. This resulted in a range of values from $15.81 to $22.56 per share assuming continued independence and a range of values from $20.03 to $26.37 per share assuming a future sale of control.

      The third sensitivity table was presented with a range of earnings per share growth rates from 6.0% to 10.0%, a range of discount rates from 10.0% to 14.0% and a terminal multiple of 16.0 times applied to the 2009 earnings per share estimate. This resulted in a range of values from $17.44 to $24.60 per share.

      Keefe, Bruyette & Woods stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FIRSTFED Common Stock.

      Other Analyses. Keefe, Bruyette & Woods reviewed the relative financial and market performance of FIRSTFED and Webster to a variety of relevant industry peer groups and indices. Keefe, Bruyette & Woods also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Webster.

      In connection with its opinion dated as of the date of this document, Keefe, Bruyette & Woods performed procedures to update, as necessary, certain of the analyses described above. Keefe, Bruyette & Woods reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith.

      The FIRSTFED board has retained Keefe, Bruyette & Woods as an independent contractor to act as financial adviser to FIRSTFED regarding the merger. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette & Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette & Woods may, from time to time, purchase securities from, and sell securities to, FIRSTFED and Webster. As a market maker in securities Keefe, Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of FIRSTFED and Webster for Keefe, Bruyette & Woods’s own account and for the accounts of its customers.

      FIRSTFED and Keefe, Bruyette & Woods have entered into an agreement relating to the services to be provided by Keefe, Bruyette & Woods in connection with the merger. FIRSTFED agreed to pay Keefe, Bruyette & Woods a cash fee of $200,000 concurrent with the execution of a definitive merger agreement, $200,000 concurrent with the mailing of a merger related proxy statement, and, at the time of closing, a cash fee (“Contingent Fee”) equal to 0.4625% of the aggregate market value of the consideration paid for FIRSTFED in any transaction, provided, however that the fee paid prior to the Contingent Fee will be credited against the Contingent Fee. Pursuant to the Keefe, Bruyette & Woods engagement agreement, FIRSTFED also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

THE MERGER AGREEMENT

General

      The Webster board of directors and the FIRSTFED board of directors each unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The merger agreement contemplates the merger of FIRSTFED with and into Webster, as well as the merger of First Federal Savings Bank of America with and into Webster Bank. This section of the proxy statement/ prospectus describes material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/ prospectus and is incorporated into this proxy statement/prospectus by reference. We urge you to read the merger agreement carefully and in its entirety.

Form of the Merger

      Under the terms of the merger agreement, FIRSTFED will be merged with and into Webster. Webster will be the surviving corporation in the merger and will continue its corporate existence under Delaware law.

Timing of Completion of the Merger

      The completion of the merger will take place no later than the fifth business day after satisfaction or waiver of the conditions to the merger set forth in the merger agreement, unless another time or date is agreed to by Webster and FIRSTFED.

Merger Consideration

      As a result of the merger, FIRSTFED stockholders will have the right, with respect to each of their shares of FIRSTFED common stock, to elect to receive, subject to proration as described below, either $24.50 in cash or 0.5954 shares of Webster common stock. FIRSTFED stockholders may specify different elections with respect to different shares held by them (for example, a stockholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

      Non-Electing Shares. FIRSTFED stockholders who make no election to receive cash or Webster common stock in the merger, and FIRSTFED stockholders who do not make a valid election, will be deemed not to have made an election. Stockholders not making an election may be paid in cash, Webster common stock or a mix of cash and shares of Webster common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other FIRSTFED stockholders using the proration adjustment described below.

      Election Limitations. The number of shares of FIRSTFED common stock that will be converted into Webster common stock in the merger is fixed at 60% of the total FIRSTFED common shares outstanding immediately before completion of the merger. Shares of FIRSTFED common stock owned by subsidiaries of Webster and FIRSTFED will be converted only into Webster common stock. However, such shares will not affect the number of shares available for election by FIRSTFED shareholders. The remainder of the shares will be converted into the cash consideration. Therefore, the cash and stock elections are subject to proration to preserve this requirement regarding the number of shares of Webster common stock to be issued and the cash to be paid in the merger. As a result, if you elect to receive only cash or stock, you may nevertheless receive a mix of cash and stock.

      Proration if Too Much Stock is Elected. If FIRSTFED stockholders elect to receive more Webster common stock than Webster has agreed to issue in the merger, then FIRSTFED stockholders who elect to receive cash or who have made no election will receive cash for each share of FIRSTFED common stock. All FIRSTFED stockholders who elected to receive Webster common stock will receive a pro rata portion of the available Webster shares plus cash for those shares not converted into Webster common stock.

      Proration if Too Much Cash is Elected. If FIRSTFED stockholders elect to receive fewer shares of Webster common stock than Webster has agreed to issue in the merger, then all FIRSTFED stockholders who elected to receive Webster common stock will receive Webster common stock and those stockholders who have elected cash or have made no election will be treated in the following manner:

•	If the number of shares held by FIRSTFED stockholders who have made no election is sufficient to make up the shortfall in the number of Webster shares that Webster is required to issue, then all FIRSTFED stockholders who elected cash will receive cash, and those stockholders who made no election will receive a combination of cash and Webster common stock in whatever proportion is necessary to make up the shortfall.

•	If the number of shares held by FIRSTFED stockholders who have made no election is insufficient to make up the shortfall, than all of those shares will be converted into Webster common stock and those FIRSTFED stockholders who elected to receive cash will receive a combination of cash and Webster common stock in whatever proportion is necessary to make up the shortfall.

      Treasury Shares and Shares Held by Webster or FIRSTFED or Any of Their Subsidiaries. Any shares of FIRSTFED common stock owned immediately prior to the effective time of the merger by FIRSTFED or Webster (other than shares held by either in a fiduciary or agency capacity or in satisfaction of prior debts) will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for those shares. All shares of FIRSTFED common stock owned by subsidiaries of Webster and FIRSTFED will be converted in the merger into Webster common stock.

      FIRSTFED Stock Options. Upon completion of the merger, all outstanding stock options issued under a FIRSTFED stock plan representing a right to receive FIRSTFED common stock, whether or not such stock options are exercisable or vested, will be cancelled and converted into the right to receive, subject to any required tax withholding, cash equal to the excess, if any, of $24.50 per share less the per share exercise price for each share of FIRSTFED common stock subject to such options.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

      Conversion of FIRSTFED common stock into the right to receive the merger consideration will occur automatically upon completion of the merger, except for shares of FIRSTFED common stock held by stockholders that seek to exercise their right to dissent from the merger and seek appraisal of the value of their shares under Delaware law. For information regarding dissenters’ appraisal rights, see “— Dissenters’ Appraisal Rights.” As soon as reasonably practicable after the effective time of the merger, and assuming receipt of properly completed election forms or transmittal materials, American Stock Transfer & Trust Company, as Exchange Agent, will exchange certificates representing shares of FIRSTFED common stock for the merger consideration pursuant to the terms of the merger agreement.

      Election Form. The merger agreement provides that at the time this proxy statement/ prospectus is made available to stockholders, FIRSTFED stockholders will be provided with an election form and other appropriate and customary transmittal materials. Each election form will allow the holder to elect to receive cash or stock. The Exchange Agent will also make available election forms to holders of FIRSTFED common stock who request such forms prior to the election deadline described below.

      Holders of FIRSTFED common stock who wish to elect the type of merger consideration they will receive if merger is completed should carefully review and follow the instructions set forth in the election form. Stockholders who hold their shares in “street name” should follow the instructions of their bank, broker or other financial institution in order to make an election with respect to those shares. Shares of FIRSTFED common stock as to which the holder has not made a valid election prior to the election deadline, which is 5:00 p.m., New York time, on April 21, 2004, the day prior to the date of the special meeting, will be treated as though they had not made an election.

      To make an election, a holder of FIRSTFED common stock must submit a properly completed election form and return it, together with all stock certificates, so that the form and certificates are actually received by the Exchange Agent at or prior to the election deadline in accordance with the instructions on the election form.

      An election form will be considered to have been properly completed only if accompanied by certificates representing all shares of FIRSTFED common stock covered by the election form (or appropriate documentation relating to any lost, stolen or destroyed certificates). If a stockholder cannot deliver his or her stock certificates to the Exchange Agent by the election deadline, a stockholder may deliver a notice of guaranteed delivery promising to deliver his or her stock certificates, as described in the election form, so long as (1) the guarantee of delivery is from a firm which is a member of the New York Stock Exchange or another registered national securities exchange or a commercial bank or trust company having an office in the United States and (2) the actual stock certificates are in fact delivered to the Exchange Agent by the time set forth in the guarantee of delivery.

      Generally, an election may be revoked or changed, but only by written notice received by the Exchange Agent prior to the election deadline accompanied by a new properly completed and signed election form. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the Exchange Agent, the Exchange Agent will promptly return those certificates to the stockholder who submitted those certificates via first-class mail or, in the case of shares of FIRSTFED common stock tendered by book-entry transfer into the Exchange Agent’s account at the Depository Trust Company, which we refer to in this document as “DTC,” by crediting to an account maintained by such stockholder within DTC promptly following the termination of the merger or revocation of the election.

      Stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, stockholders who have made elections will be unable to sell their shares of FIRSTFED common stock during the interval between the election deadline and the date of completion of the merger.

      Shares of FIRSTFED common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-electing shares. If it is determined that any purported election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

      Letter of Transmittal. Soon after the completion of the merger, the Exchange Agent will send a letter of transmittal to only those persons who were FIRSTFED stockholders upon completion of the merger and who have not previously submitted an election form and properly surrendered shares of FIRSTFED common stock to the Exchange Agent. This mailing will contain instructions on how to surrender shares of FIRSTFED common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

      If a certificate for FIRSTFED common stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate documentation.

      Dividends and Distributions. Until FIRSTFED common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Webster common stock into which shares of FIRSTFED common stock may have been converted will accrue but will not be paid. When duly surrendered, Webster will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of FIRSTFED of any shares of FIRSTFED common stock. If certificates representing shares of FIRSTFED common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the applicable merger consideration.

      Withholding. The Exchange Agent will be entitled to deduct and withhold from the merger consideration payable to any FIRSTFED stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the Exchange Agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Fractional Shares

      No fractional shares of Webster common stock will be issued to any FIRSTFED stockholder upon surrender of certificates previously representing shares of FIRSTFED common stock. Instead, a cash payment will be paid in an amount equal to the product of (1) the fractional part of a share of Webster common stock such stockholder would otherwise be entitled to receive and (2) the average closing sales prices of Webster common stock reported on the New York Stock Exchange for the five trading days preceding, but not including, the trading day prior to the completion date of the merger.

Board of Directors and Officers Following the Merger

      The directors and officers of Webster will remain the directors and officers of Webster following the merger, with the addition of Robert F. Stoico to the board of directors, the chairman, president and chief executive officer of FIRSTFED, until their successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Webster. Webster has agreed that it will appoint and/or nominate for election, as the case may be, Mr. Stoico to the Webster board of directors to serve in the class of directors with a term expiring in 2007. Mr. Stoico will also be appointed to the board of directors of Webster Bank.

Representations and Warranties

      The merger agreement contains customary representations and warranties by each of Webster and FIRSTFED. Some of the most significant of these relate to:

•	organization, standing and corporate power;

•	subsidiaries;

•	capital structure;

•	authority and non-contravention;

•	documents filed by each of Webster and FIRSTFED with the SEC and other regulatory entities, the accuracy of information contained in those documents, as well as information to be supplied for inclusion in this proxy statement/ prospectus, and the absence of undisclosed liabilities of each of Webster and FIRSTFED;

•	absence of material changes or events with respect to each of Webster and FIRSTFED since June 30, 2003;

•	employee benefits;

•	tax matters;

•	capitalization of their respective subsidiary banks;

•	internal accounting controls;

•	environmental liability;

•	compliance with applicable laws; and

•	litigation.

      In addition, FIRSTFED made additional representations to Webster regarding, among other things:

•	receipt of the opinions of Keefe, Bruyette & Woods and Sandler O’Neill & Partners, L.P. stating that, as of the date of the merger agreement, the merger consideration was fair from a financial point of view to the stockholders of FIRSTFED;

•	the inapplicability of state anti-takeover laws;

•	material contracts;

•	intellectual property;

•	real property;

•	insurance;

•	loan portfolio;

•	adequate reserves made for potential financial losses; and

•	investment securities and commodities.

Certain Covenants

      FIRSTFED. Pending completion of the merger and subject to certain exceptions, including the consent of Webster, FIRSTFED has agreed to, and to cause its subsidiaries to:

•	conduct their businesses in the ordinary course consistent with past practice and in compliance with applicable laws;

•	pay their debts and taxes when due; and

•	use all commercially reasonable efforts consistent with the other terms of the merger agreement to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve in all material respects their relationships with those persons having business dealings with them.

In addition, pending completion of the merger and subject to certain exceptions, including the reasonable consent of Webster, FIRSTFED agreed to, and agreed to cause any of its subsidiaries to, refrain from taking certain other actions, including the following:

•	declaring or paying any dividends or distributions on any shares of its stock, except for cash dividends on FIRSTFED’s common stock at a regular quarterly rate not to exceed $0.13 per share, and not to exceed four such payments in any fiscal year or one such payment in any quarter;

•	splitting, combining or reclassifying any shares of its stock;

•	purchasing, redeeming or acquiring its capital stock;

•	issuing or encumbering or subjecting to any lien any shares of its capital stock;

•	amending its certificate of incorporation or bylaws;

•	acquiring or agreeing to acquire certain businesses, opening, closing, selling or acquiring any branches or entering into any new line of business;

•	selling, encumbering or subjecting to any lien any material properties or assets other than in the ordinary course of business;

•	other than certain short-term borrowings incurred in the ordinary course of business, incurring indebtedness, or making any loans, capital contributions to or investments in any person other than its wholly owned subsidiaries;

•	materially changing its accounting methods or methods of reporting income and deductions for federal income tax purposes;

•	materially changing investment or risk management policies;

•	creating, renewing, or amending any agreement or contract or other binding obligation of FIRSTFED restricting FIRSTFED from conducting business as it is presently being conducted or restricting FIRSTFED or its subsidiaries from engaging in any type of activity or business;

•	incurring certain significant capital or other expenditures outside of the ordinary course of business, as specified in the merger agreement or entering into certain agreements, contracts, leases or arrangements;

•	terminating, amending, modifying or violating significant contracts, leases or obligations other than amendments and modifications in the ordinary course of business or that would not result in costs, expenses or lost revenue in excess of $100,000 annually, in the aggregate;

•	materially altering its interests in any business entities;

•	granting an increase in compensation or severance pay to, or entering into or amending benefit or other agreements with, including acceleration of any vesting or payment of compensation or benefits to, current or former directors, officers, consultants or employees of FIRSTFED or its subsidiaries, other than as disclosed by FIRSTFED to Webster, or as required by applicable law, certain arrangements in effect prior to the time of the merger agreement in the ordinary course of business and, except as otherwise previously agreed to by Webster, annual compensation increases and bonuses made to employees other than executive officers;

•	modifying any company stock options, making any discretionary contributions to any pension plans, hiring any new employees for in excess of $50,000 annual compensation or hiring or promoting any employee to the title of vice president or a more senior position;

•	making any new loans to, or engaging in other transactions with persons affiliated with FIRSTFED or any of its subsidiaries, except loans made on terms generally available to the public, otherwise in compliance with applicable law, and routine banking transactions;

•	making or changing tax elections;

•	agreeing to any material agreements or material modifications of any existing agreements with any governmental entities except as required by law;

•	settling or satisfying significant claims or obligations other than in the ordinary course of business consistent with past practice;

•	broadly distributing communications of a general nature to FIRSTFED’s employees or customers without the consultation with and approval of Webster, except for communications that are in the ordinary course of business and do not relate to the merger or related transactions; and

•	creating or effecting changes to certain insurance policies of FIRSTFED and its subsidiaries as set forth in the merger agreement;

•	incurring deposit liabilities except those incurred in the ordinary course of business and that do not materially change the risk profile of FIRSTFED and its subsidiaries;

•	making or agreeing to make an investment in any real estate or development project except in the ordinary course of business in connection with foreclosure or troubled loan or debt restructuring;

•	originating any loans except in accordance with existing FIRSTFED lending policies and practices or originating certain residential mortgages, unsecured consumer loans, commercial business loans and commercial real estate mortgages up to amounts specified in the merger agreement;

•	purchasing or selling any loans or mortgage loan servicing rights other than in the ordinary course of business and consistent with past practice, except sales by People’s Mortgage Corporation, which are on a servicing released basis; or

•	knowingly taking any action that would result in the failure to obtain the required governmental and other required approvals of the merger.

      Webster. Pending completion of the merger and subject to certain exceptions, including the reasonable consent of FIRSTFED, Webster agreed, and agreed to cause its subsidiaries to, refrain from taking certain actions, including the following:

•	amending its certificate of incorporation or bylaws if such amendment would affect the economic benefit of the merger to FIRSTFED stockholders, not including the issuance of preferred stock if such issuance would not require approval of the stockholders of Webster;

•	knowingly taking any action that would result in the failure to obtain the required governmental and other required approvals of the merger; or

•	knowingly taking any action that could reasonably be expected to prevent the merger from qualifying as a reorganization for U.S. tax purposes.

      Affiliate Agreements. FIRSTFED’s directors and executive officers have executed, pursuant to the merger agreement, agreements to the effect that they will not dispose of any shares of Webster common stock they receive in the merger in violation of the Securities Act.

      Webster Advisory Board. Webster has agreed to establish an advisory board and, prior to completion of the merger, will offer each member of the FIRSTFED board of directors (other than Mr. Stoico, who will be joining the Webster and Webster Bank boards of directors) an opportunity to become a member of this advisory board effective upon completion of the merger. See “The Merger Agreement — Interests of FIRSTFED Directors and Executive Officers in the Merger That are Different Than Yours — Webster Advisory Board” on page 60. Membership on the advisory board will be conditioned upon entering into a customary non-competition/ non-solicitation agreement. The Webster advisory board will be maintained for at least two years following completion of the merger. Members of the Webster advisory board that are not employees of FIRSTFED or its subsidiaries will receive annual retainer and attendance fees equal to those they received for service on the FIRSTFED board of directors.

      The Bank Merger. Webster and FIRSTFED have agreed to use their respective reasonable best efforts to cause the merger of First Federal Savings Bank of America into Webster Bank effective immediately after the merger of Webster and FIRSTFED. These efforts will include, among other things, causing the banks to enter into a customary plan of bank merger, obtaining all necessary consents and approvals from governmental entities and making all necessary registrations and filings with any governmental entity.

No Solicitation

      The merger agreement provides that neither FIRSTFED nor any of its subsidiaries, nor their respective officers, directors, agents or representatives, until the earlier of the effective time of the merger and the termination of the merger agreement, may:

•	solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a “Company Takeover Proposal” as defined below;

•	participate in any discussions or negotiations regarding any Company Takeover Proposal;

•	enter into any agreement regarding any Company Takeover Proposal; or

•	make or authorize any statement, recommendation or solicitation in support of any Company Takeover Proposal.

      The merger agreement defines a “Company Takeover Proposal” as:

•	any proposal or offer from any person relating to any direct or indirect acquisition or purchase of (1) assets of FIRSTFED and its subsidiaries that generate 20% or more of the net revenues or net income, or that represents 20% of more of the total assets of FIRSTFED and its subsidiaries, taken as a whole, or (2) 20% or more of any class of equity securities of FIRSTFED;

•	any tender offer or exchange offer that if completed would result in any person beneficially owning 20% or more of any class of any equity securities of FIRSTFED; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FIRSTFED (or one or more of its subsidiaries, individually or taken together, whose business constitutes 20% or more of the net revenues, net income or total assets of FIRSTFED and its subsidiaries, taken as a whole), other than the transactions contemplated by the merger agreement.

      Notwithstanding the above restrictions, and subject to certain conditions, FIRSTFED will be permitted to do the following in respect of a Company Takeover Proposal:

•	furnish information with respect to FIRSTFED and any of its subsidiaries to the person making a Company Takeover Proposal pursuant to a customary confidentiality agreement;

•	participate in discussions and negotiations with the person making the proposal; and

•	make a change in the recommendation of FIRSTFED’s board of directors to its stockholders;

        but only if:

•	the special meeting of FIRSTFED stockholders to consider the merger has not occurred;

•	the FIRSTFED board of directors has determined in good faith, after consultation with outside counsel, that such action is necessary in order to comply with the board’s fiduciary duties to the FIRSTFED stockholders under applicable law in light of a bona fide Company Takeover Proposal that has not been withdrawn;

•	the Company Takeover Proposal was not solicited by the board and did not have otherwise result from a breach of FIRSTFED obligations under the “no solicitation” covenant described above; and

•	FIRSTFED previously provided prior written notice to Webster of its decision to take such action.

      Except as permitted under circumstances described above, neither the board of directors of FIRSTFED nor any committee of FIRSTFED’s board of directors may:

•	withdraw, modify or qualify (or propose to do so), in a manner adverse to Webster, the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or the board’s recommendation, or take any action or make any statement in connection with the FIRSTFED stockholders meeting inconsistent with such approval or FIRSTFED board recommendation; or

•	approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal.

      FIRSTFED is required to promptly (and in any event within 24 hours) advise Webster both in writing and orally of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. FIRSTFED is also required to provide promptly (and in any event within 24 hours) to Webster copies of any such written request or Company Takeover Proposal.

Indemnification and Insurance

      The merger agreement provides that the surviving corporation for a period of six years following the merger will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the completion of the merger those current or former directors and officers of FIRSTFED currently entitled to indemnification from FIRSTFED and its subsidiaries as provided in the certificates of incorporation and bylaws (or comparable organizational documents) of FIRSTFED and its subsidiaries, and any indemnification agreements or arrangements of FIRSTFED will survive the merger and will continue in full force and effect in accordance with their terms. The merger agreement also provides that for six years after the effective time of the merger, the surviving corporation will maintain FIRSTFED’s current liability insurance covering acts or omissions occurring prior to the effective time of the merger for those persons who were covered by FIRSTFED’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. The surviving corporation, however, will not be required to pay more than 200% of the amount paid by FIRSTFED in 2003 on an annualized basis to maintain such insurance.

Conditions to the Consummation of the Merger

      The completion of the merger depends upon meeting a number of conditions, including the following:

•	approval and adoption of the merger agreement by FIRSTFED stockholders;

•	receipt of all governmental consents and approvals required to complete the merger and, if determined by Webster, the merger of First Federal Savings Bank of America and Webster Bank;

•	obtaining all notices, consents or waivers from non-governmental third parties with respect to the transactions contemplated by the merger agreement, expect as would not reasonably be expected to have a material adverse effect on Webster or on FIRSTFED;

•	absence of any legal prohibition on consummation of the merger or the bank combination;

•	the registration statement, of which this proxy statement/prospectus is a part, having become effective under the Securities Act and no stop order or proceedings seeking a stop order having been entered or pending by the SEC;

•	receipt of all approvals of the merger required under state securities or “blue sky” laws;

•	approval of listing on the New York Stock Exchange of the shares of Webster common stock to be issued in the merger to FIRSTFED stockholders;

•	the accuracy of the representations and warranties made by each party, unless the failure of any representation or warranty to be accurate is not reasonably likely to have a material adverse effect on the other party, and the performance of obligations by each party as required under the merger agreement; and

•	receipt by each party of an opinion of its respective counsel to the effect that the merger will qualify as a “reorganization” for federal income tax purposes.

      In addition, FIRSTFED’s obligation to complete the merger is subject to, among other things, deposit with the Exchange Agent by Webster of sufficient cash to pay the aggregate cash consideration for the merger.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the completion of the merger:

•	by mutual written consent of Webster and FIRSTFED;

•	by either Webster or FIRSTFED if:

•	the merger is not completed by August 6, 2004 (other than because of a breach of the merger agreement caused by the party seeking termination);

•	the merger is not approved by FIRSTFED’s stockholders;

•	there exists any final non-appealable legal prohibition on completion of the merger; or

•	the required consent of a governmental entity has been denied and such denial is final and non-appealable.

•	by Webster if FIRSTFED fails to make or changes its recommendation of the merger, or fails to call or convene the meeting of the FIRSTFED stockholders;

•	by either party if the other party breaches any of its representations, warranties, covenants or other agreements contained in the merger agreement if that breach would result in the failure of the closing conditions contained in the merger agreement to be met, unless the breach is capable of being cured and is cured within thirty days of notice of the breach; or

•	by FIRSTFED if both (1) Webster’s stock price declines by more than 20% from $41.15 and (2) Webster’s stock price declines by more than 20% during a designated measurement period in comparison with an index of its peer companies, unless Webster increases the exchange ratio to a level that would have resulted in the threshold described in either (1) or (2) not being surpassed, as set forth in more detail in Section 7.1(f) of the merger agreement.

Termination Fee

      Payment by FIRSTFED in Connection with Competing Business Combination Proposals. In the event a bona fide takeover proposal is made by a third party to acquire FIRSTFED after the date of the merger agreement and not withdrawn not less than five business days before the stockholder meeting, and the merger agreement is terminated by:

•	either Webster or FIRSTFED if the FIRSTFED stockholders vote against the merger;

•	Webster if FIRSTFED’s board of directors fails to make or changes its recommendation that its stockholders approve and adopt the merger agreement; and

within twelve months after termination of the merger agreement, FIRSTFED enters into a letter of intent, merger agreement or other similar document related to an acquisition transaction, then FIRSTFED must pay to Webster a fee of $8.5 million. FIRSTFED must pay an additional $8.5 million on the date the acquisition transaction with the third party is completed if it is completed within 12 months of the date the merger agreement was terminated.

      Similarly, if a bona fide takeover proposal is made by a third party to acquire FIRSTFED after the date of the merger agreement and not withdrawn before the merger agreement is terminated, and the merger agreement is terminated by Webster because:

•	FIRSTFED fails to hold a special meeting to vote on approving and adopting the merger agreement, or

•	FIRSTFED willfully breaches its representations and obligations under the merger agreement such that Webster would not be obligated to complete the merger, and within twelve months after the date of termination of the merger agreement, FIRSTFED enters into a letter of intent, merger agreement or other similar document related to an acquisition transaction, then FIRSTFED must pay to Webster a fee of $17 million on the earlier of entering into an agreement or other similar document related to the acquisition or completion of the acquisition transaction.

      Payment by Webster in Connection with Failure to Obtain Regulatory Approval. If the merger agreement is terminated by either party because Webster has not received the bank regulatory approvals necessary to complete the merger by the ten-month anniversary of entering into the merger agreement or because the applicable bank regulators have denied the regulatory approvals required to be obtained by Webster in order to complete the merger, in a final and non-appealable determination, then Webster will pay FIRSTFED a fee of $7 million. Webster will not be required to pay this fee if the failure or denial resulted principally from FIRSTFED’s failure to perform under the merger agreement or from inaccuracies in FIRSTFED’s representations and warranties under the merger agreement.

      However, in the event that within twelve months of the termination of the merger agreement, a third party acquires a majority of the combined voting power of the then outstanding stock of FIRSTFED, or a majority of the revenues or assets of FIRSTFED and its subsidiaries, FIRSTFED will reimburse Webster the fee Webster paid. Any reimbursement will be reduced on a dollar-for-dollar basis to the extent the value of the merger consideration received by FIRSTFED from a third party in an acquisition is less than the specified value of the merger consideration in the Webster transaction.

Adjustments to the Merger Consideration

      If prior to the effective time of the merger, the outstanding shares of Webster common stock are changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, merger or consolidation, or any similar event occurs, the merger consideration will be proportionately adjusted to provide FIRSTFED stockholders the same economic effect as contemplated by the merger prior to the event causing the change in number of shares.

Regulatory Approvals

      Webster Bank is currently in the process of converting from a federally chartered savings bank to a national banking association, and Webster is in the process of converting from a savings and loan holding company to a bank holding company and electing to be a financial holding company. Currently, the primary banking regulator of Webster and its subsidiary bank is the Office of Thrift Supervision. As a result of the conversion, Webster’s primary banking regulator will be the Board of Governors of the Federal Reserve System, and Webster Bank’s primary banking regulator will be the Office of the Comptroller of the Currency. In this section of the proxy statement/ prospectus, we refer to the Board of Governors of the Federal Reserve System as the “Board of Governors,” the Office of the Comptroller of the Currency as the “OCC,” the Office of Thrift Supervision as the “OTS” and the Federal Deposit Insurance Corporation as the “FDIC.” On February 5, 2004, the OCC approved Webster Bank’s conversion application subject to customary conditions, including the approval by the Board of Governors of the conversion of Webster to a bank holding company. There can be no assurance as to whether or when these conversions will be finalized.

      In order to complete the merger Webster must provide notice to the Board of Governors under the Bank Holding Company Act of 1956, as amended, and, in order to complete the bank merger, Webster Bank must obtain the prior approval of the OCC under the Bank Merger Act. The owner of the 35% interest in FIRSTFED TRUST COMPANY, N.A. has notified FIRSTFED that it intends to exercise its right to acquire FIRSTFED’s 65% interest in FIRSTFED TRUST COMPANY, N.A. As of the date of this document, negotiations regarding such acquisition are still ongoing. If Webster Bank holds FIRSTFED TRUST COMPANY, N.A. as a subsidiary Webster Bank must provide notice to the OCC. Webster Bank also must obtain the prior approval of the OCC to enter Massachusetts and Rhode Island for the purpose of operating the main office and branches of First Federal Savings Bank of America as branches of Webster Bank, and the prior approval of the Board of Bank Incorporation of Massachusetts is required for Webster to acquire FIRSTFED. No approval is required from the State of Rhode Island. Webster and FIRSTFED have agreed to use their reasonable best efforts to obtain the required regulatory approvals. Webster expects to request a waiver from the Board of Governors of the filing requirements for the merger with FIRSTFED as they relate to First Federal Savings Bank of America. Webster has filed or shortly expects to file all applications or notices necessary to obtain the required regulatory approvals.

      In considering whether to approve the merger, the Board of Governors reviews various factors, including whether the performance by Webster of the non-banking activities currently performed by FIRSTFED can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition, and gains in efficiency) that outweigh possible adverse efforts (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, and unsound banking practices). The Board of Governors also assesses the financial and managerial resources of Webster and FIRSTFED. In addition, in considering whether to approve the acquisition of First Federal Savings Bank of America, the Board of Governors considers the future prospects of the resulting institution, the effectiveness of the institutions involved in combating money laundering and the effect of the contemplated transaction on the convenience and needs of the communities to be served. As part of the review of convenience and needs, the Board of Governors is required by the Community Reinvestment Act of 1977, commonly referred to as the “CRA”, to assess the records of performance of the institutions in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. Webster Bank currently has an “outstanding” CRA rating from the OTS (its present regulator). FIRSTFED currently has a “satisfactory” CRA rating from the OTS. Under the Bank Merger Act, the OCC is required to consider similar factors in its review of the bank merger.

      As part of the review process, it is not unusual for the Board of Governors to receive protests and other adverse comments from community groups and others. The regulations of the Board of Governors require publication of notice and an opportunity for public comment concerning the application filed in connection with the merger, and authorize the Board of Governors to hold informal and formal meetings in connection with the application if the Board of Governors, after reviewing the application or other materials, determines it desirable to do so or receives a request for an informal meeting. Any meeting or comments provided by third parties could prolong the period during which the merger is subject to review. Under the Bank Merger Act, the OCC is required to engage in similar procedures in its review of the bank merger.

      The merger of Webster and FIRSTFED, if approved by the Board of Governors, may be consummated immediately. The bank merger, if approved by the OCC, may not be consummated before thirty (30) calendar days after such approval or, if there has not been any adverse comment from the Department of Justice of the United States relating to competitive factors, such shorter period of time as may be prescribed by the regulators, but in no event less than fifteen (15) calendar days after the date of approval.

      In order to complete the merger, Webster also must obtain the prior approval of the Massachusetts Banking Board. Among the factors to be considered, Webster must pledge a portion of its assets to support the Massachusetts Housing Partnership Fund. Other factors to be considered are comparable to those considered under the Bank Merger Act.

      Webster and FIRSTFED are not aware of any other material governmental approvals that are required for the merger to take place. If any other approval or action is required, we expect that we would seek the approval or take the necessary action.

      Completion of the merger is conditioned upon the receipt of all consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities in respect of the merger and, if determined by Webster, the bank merger. While Webster and FIRSTFED believe that they will receive the required regulatory approvals, there can be no assurance that we will receive these approvals, and if we do, when we will receive them or that they will not contain a non-customary condition that materially alters the anticipated benefits and effects of the merger. Also, there can be no assurance that any state attorney general or other governmental authority or third party will not attempt to challenge the merger or the bank merger, or, if such a challenge is made, as to the result thereof.

Material Federal Income Tax Consequences

      The following discussion addresses the material United States federal income tax consequences of the merger to holders of FIRSTFED common stock. The discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to FIRSTFED stockholders that hold their FIRSTFED common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

•	banks or trusts,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	foreign persons,

•	stockholders who received their FIRSTFED common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

•	stockholders who hold FIRSTFED common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

      In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger.

      Each holder of FIRSTFED common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

      The completion of the merger is conditioned upon the delivery by each of Wachtell, Lipton, Rosen & Katz, counsel to Webster, and Muldoon Murphy Faucette & Aguggia LLP, counsel to FIRSTFED, of its opinion to the effect that, on the basis of the facts, assumptions, and representations set forth in such opinion and certificates to be obtained from officers of Webster and FIRSTFED, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Neither of these opinions are binding on the Internal Revenue Service or the courts, and neither FIRSTFED nor Webster intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

      The United States federal income tax consequences of the merger to a holder generally will depend on whether the holder exchanges its FIRSTFED common stock for cash, Webster common stock or a combination of cash and Webster common stock.

      Exchange Solely for Cash. In general, if, pursuant to the merger, a holder exchanges all of the shares of FIRSTFED common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of FIRSTFED common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the FIRSTFED common stock surrendered is more than one year at the effective time of the merger. If, however, the holder constructively owns shares of FIRSTFED common stock that are exchanged for shares of Webster common stock in the merger or owns shares of Webster common stock actually or constructively after the merger, the consequences to that holder may be similar to the consequences described below under the heading “Exchange for Webster Common Stock and Cash,” except that the amount of consideration, if any, deemed to be a dividend may not be limited to the amount of that holder’s gain.

      Exchange Solely for Webster Common Stock. If, pursuant to the merger, a holder exchanges all of the shares of FIRSTFED common stock actually owned by it solely for shares of Webster common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of Webster common stock (as discussed below). The aggregate adjusted tax basis of the shares of Webster common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of FIRSTFED common stock surrendered for the Webster common stock, and the holding period of the Webster common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of FIRSTFED common stock were held.

      Exchange for Webster Common Stock and Cash. If, pursuant to the merger, a holder exchanges all of the shares of FIRSTFED common stock actually owned by it for a combination of Webster common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Webster common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of FIRSTFED common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and Webster common stock should be allocated among different blocks of FIRSTFED common stock. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the FIRSTFED common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “— Possible Treatment of Cash as a Dividend” below.

      The aggregate tax basis of Webster common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of FIRSTFED common stock for a combination of Webster common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of FIRSTFED common stock surrendered for Webster common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Webster common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Webster common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of FIRSTFED common stock surrendered.

      Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Webster. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of FIRSTFED common stock solely for Webster common stock and then Webster immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the Webster common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

      The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Webster. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Webster that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Webster that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

      The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

      These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

      Cash Received Instead of a Fractional Share. A holder who receives cash instead of a fractional share of Webster common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of FIRSTFED common stock exchanged in the merger which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of FIRSTFED common stock is more than one year at the effective time of the merger.

Accounting Treatment

      Webster intends to treat the merger as a purchase by Webster under accounting principles generally accepted in the United States. Under the purchase method of accounting, the tangible and identifiable intangible assets and liabilities of FIRSTFED will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill. Goodwill resulting from the merger will not be amortized, but will be reviewed for impairment at least annually. Core deposit and other intangibles with finite useful lives recorded in connection with the merger will be amortized.

      Financial statements and reported results of operations of Webster issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of FIRSTFED.

Resales of Webster’s Common Stock Received in the Merger

      Webster is registering the issuance of the shares of its common stock to be exchanged in the merger under the Securities Act. The shares will be freely transferable under the Securities Act, except for shares received by FIRSTFED stockholders who are affiliates of FIRSTFED or Webster at the time of the special meeting. These affiliates may only resell their shares pursuant to an effective registration statement under the Securities Act covering the shares, in compliance with Securities Act Rule 145 or under another exemption from the Securities Act’s registration requirements. This proxy statement/prospectus does not cover any resales of Webster’s common stock by Webster or FIRSTFED affiliates. Affiliates will generally include individuals or entities who control, are controlled by or are under common control with FIRSTFED or Webster, and may include officers or directors, as well as principal stockholders of FIRSTFED or Webster.

Employee Benefits

      Webster has agreed to employ as of the closing date those employees who are employed by FIRSTFED as of the effective time. FIRSTFED has agreed to amend its severance plan to provide that all employees of FIRSTFED or its subsidiaries, regardless of service, will be eligible to receive severance benefits in the event they are displaced as a result of the merger (other than employees covered by a specific employment or change in control agreement). The severance plan, as amended, will provide for a minimum of 13 weeks’ severance pay to eligible employees and provide outplacement services to such employees, subject to agreed upon cost limitations.

      Webster will give continuing employees full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans, programs, or arrangements maintained by Webster or its subsidiaries (other than any defined benefit pension plan, retiree medical plan or retiree life insurance plan) for such employees’ service with FIRSTFED and its subsidiaries to the same extent recognized by FIRSTFED, except as may result in duplication of benefits.

      Except to the extent that such agreements are superseded by other arrangements, Webster will honor all obligations under employment and change-in-control agreements of FIRSTFED.

Dissenters’ Appraisal Rights

      Under Delaware law, holders of FIRSTFED common stock that do not wish to accept the merger consideration may elect to have the value of their shares of FIRSTFED common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise such appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

      The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Appendix D and incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

      All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of FIRSTFED common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of FIRSTFED common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

      Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of FIRSTFED’s special meeting, the corporation, not less than twenty (20) days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to the FIRSTFED stockholders of the availability of appraisal rights, and the applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Appendix D.

      Any FIRSTFED stockholder wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•	The stockholder must deliver to FIRSTFED a written demand for appraisal of its shares before the vote on the merger agreement at FIRSTFED’s special meeting. This demand will be sufficient if it reasonably informs FIRSTFED of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares.

•	The stockholder must not vote its shares of common stock in favor of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a FIRSTFED stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be made in addition to and separate from any proxy you deliver or vote you cast in person.

•	The stockholder must continuously hold its shares from the date of making the written demand through the completion of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the merger will lose any right to appraisal in respect of those shares.

      Only a stockholder of record of shares of FIRSTFED common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should:

•	be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock transfer records of FIRSTFED;

•	specify the stockholder’s name and mailing address;

•	specify the number of shares of FIRSTFED common stock owned by the stockholder; and

•	specify that the stockholder intends thereby to demand appraisal of its common stock.

      If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

      Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

      A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

FIRSTFED AMERICA BANCORP, INC.

ONE FIRSTFED PARK
Swansea, Massachusetts 02777
Attention: Cecilia R. Viveiros
Corporate Secretary

      Within ten days after the completion of the merger, Webster must send a notice as to the completion of the merger to each of FIRSTFED’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of or consented to adoption of the merger agreement. Within 120 days after the completion of the merger, but not after that date, either Webster or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all stockholders demanding appraisal of their shares. Webster is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Webster will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Webster has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal. Under the merger agreement, FIRSTFED has agreed to give Webster prompt notice of any demands for appraisal it receives. Webster has the right to participate in all negotiations and proceedings with respect to demands for appraisal. FIRSTFED will not, except with the prior written consent of Webster, make any payment with respect to any demands for appraisal, offer to settle, or settle, any demands.

      Within 120 days after the completion of the merger, any stockholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from Webster, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which FIRSTFED received demands for appraisal and the aggregate number of holders of those shares. Webster must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

      A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Webster. Webster must, within twenty days of receipt of the petition, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determining what stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

      In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

      Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

      Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to Webster, within sixty days of the effective date of the merger, a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than sixty days after the effective date of the merger will require written approval of Webster. Moreover, no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If Webster does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

      Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are a FIRSTFED stockholder and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

Interests of FIRSTFED Directors and Executive Officers in the Merger That are Different Than Yours

      Some of the members of FIRSTFED’s management and board of directors have financial interests in the merger that are in addition to their interests as stockholders of FIRSTFED. The FIRSTFED board was aware of these interests and considered them, among other matters, in approving the merger agreement.

      Pre-Existing Employment Agreements. FIRSTFED has pre-existing employment agreements with each of Messrs. Stoico, Hjerpe, Sullivan and McGillicuddy, which were superseded or clarified by new agreements as described below.

      Under Messrs. Stoico and Hjerpe’s superseded agreements, if the executive’s employment were involuntarily terminated or the executive resigned for good reason during the term of the agreement following a change of control, or if the executive resigned for any reason during the 60-day period following a change of control, the executive would have been entitled to receive a lump sum cash payment equal to five times such executive’s average annual compensation over the five preceding taxable years, continued health and certain welfare benefits for 60 months, continued use of club memberships, automobiles, and other perquisites, and the right to purchase these items at fair market value. In addition, in the event that any payments and distributions to Messrs. Stoico and Hjerpe were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, FIRSTFED would have been required to make a gross-up payment to the executive so that the executive would have been placed in the same after-tax position as if no excise tax had been imposed.

      Under Messrs. Sullivan and McGillicuddy’s superseded agreements, if the executive’s employment were involuntarily terminated or the executive resigned for good reason during the term of the agreement following a change of control, the executive would have been entitled to receive a lump sum cash payment equal to three times such executive’s average annual compensation for the five preceding taxable years and continued health and certain welfare benefits for 24 months. In the event that any payments and distributions to Messrs. Sullivan or McGillicuddy were subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments and distributions to the executive would be reduced such that the executive would receive the maximum amount of such payments without subjecting the executive to the excise tax, if such reduction would result in a greater after-tax amount for the executive.

      New Agreements with Messrs. Stoico and Hjerpe. Concurrently with entering into the merger agreement, Webster, FIRSTFED and each of Messrs. Stoico and Hjerpe entered into new agreements, which generally become effective only upon completion of the merger but, effective upon signing, supersede their existing agreements described above. In the event that the merger is not completed, the new agreements will be null and void and of no force and effect, and the superseded agreements will again take effect. The term of Mr. Stoico’s new agreement is one year, and the term of Mr. Hjerpe’s new agreement is six months.

      During the new agreement terms, Mr. Stoico will serve as Chairman and Chief Executive Officer, and Mr. Hjerpe will serve as President and Chief Operating Officer, of Webster’s Rhode Island and Massachusetts franchise with duties commensurate with those positions. During the agreement term, Mr. Stoico and Mr. Hjerpe will be paid annual base salaries of $500,000 and $300,000, respectively, and Mr. Hjerpe will be eligible to earn an annual bonus of up to 50% of his base salary, pro rated for any partial years of service. Messrs. Stoico and Hjerpe will also be eligible to participate in employee benefit plans and to receive certain perquisites.

      Under the terms of these agreements, each of Messrs. Stoico and Hjerpe have received payment of their expected and accrued and vested account balances under the FIRSTFED Supplemental Executive Retirement Plan, the Incentive Award and Salary Deferral Plan, the Amended and Restated Deferred Compensation Plan for Executives and any other non-qualified plans of FIRSTFED and its affiliates in full satisfaction of any obligations under such plans. In addition, upon completion of the merger, Webster will pay Mr. Stoico a lump sum cash payment of $7,074,696 and Mr. Hjerpe a lump sum cash payment of $2,266,979. In the event that Messrs. Stoico or Hjerpe’s employment is terminated during the term by Webster without cause or they resign during the term for good reason, they will generally be entitled to receive any unpaid portion of their annual base salary for the remainder of the agreement term.

      In the event that any payments or benefits provided under the agreements become subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, each executive will be entitled to an additional amount that will place the executive in the same after-tax position as if no excise tax had been imposed on such payments.

      Each of the executives has agreed not to solicit FIRSTFED’s or Webster’s employees and clients and not to compete with FIRSTFED or Webster for a period of three years following completion of the merger, in the case of Mr. Stoico, and for a period of six months following completion of the merger, in the case of Mr. Hjerpe. In consideration for Mr. Hjerpe’s agreement to the restrictive covenants, Mr. Hjerpe will be entitled to receive a payment of $300,000 on completion of the merger. Messrs. Stoico and Hjerpe have agreed further not to use or disclose any confidential information during the term and thereafter.

      New Agreements with Messrs. Sullivan and McGillicuddy. In connection with entering into the merger agreement, Webster, FIRSTFED and each of Messrs. Sullivan and McGillicuddy entered into new agreements, which generally become effective only upon completion of the merger but, effective upon signing, supersede their existing agreements described above. In the event that the merger is not completed, the new agreements will be null and void and of no force and effect, and the superseded agreements will take effect. The new agreements do not alter the severance benefits of any of the three executives, but merely set forth the amounts agreed upon as due to them under their existing agreements.

      Pre-existing Agreements with Certain Other Officers. Under pre-existing agreements with certain other officers, if the officer’s employment is involuntarily terminated during the term of the agreement following a change of control, the officer is entitled to receive a cash payment equal to two times such officer’s average annual compensation for the five preceding taxable years and continued health and certain welfare benefits for 24 months. Any payments and distributions to such officers cannot exceed the maximum amount that they could receive without becoming subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

      Deferred Compensation Plan. Upon completion of the merger, the amount credited to a participant’s account will immediately vest and be distributed in a single lump-sum payment if a participant terminates employment as a result of, or within 24 months following completion of, the merger. The amounts of deferred compensation of Messrs. Sullivan and McGillicuddy that will vest upon completion of the merger are estimated to be $91,550 and $67,363, respectively.

      Employee Stock Ownership Plan. Under the terms of FIRSTFED’s Employee Stock Ownership Plan, each participant’s account will fully vest upon completion of the merger. The number of shares in the ESOP accounts of Messrs. Stoico, Hjerpe, Sullivan and McGillicuddy upon completion of the merger, including acceleration of the remaining allocated shares upon completion of the merger, are estimated to be 31,244, 19,214, 26,072 and 26,000.

      Equity-Based Awards. Under the terms of the 1998 Stock Option Plan, upon completion of the merger, remaining options available for grant that have not been awarded under the plan will automatically be awarded to current employees and outside directors who have previously been granted options under the plan or FIRSTFED’s 1997 Stock-Based Incentive Plan in proportion to the awards previously granted to them under those plans. The number of shares to be granted to Messrs. Stoico, Sullivan and McGillicuddy, and all directors, as a group, upon completion of the merger is estimated to be 92,617, 37,046, 18,523 and 170,415. In lieu of the option grant contemplated by the 1998 Stock Option Plan, under his new employment agreement, Mr. Hjerpe was paid a lump sum cash payment of $582,816. Stock options to acquire FIRSTFED common stock that are held by executive officers and non-employee directors of FIRSTFED under the equity plans sponsored by FIRSTFED will vest and terminate upon completion of the merger, and the holder of each such option will be provided with an amount in cash equal to the excess, if any, of the cash merger consideration over the exercise price of the option. Assuming that no additional options vest between March 3, 2004 and completion of the merger, the number of unvested options, other than those to be granted under the 1998 Stock Option Plan, as described above, to acquire shares of FIRSTFED common stock held by the executive officers and directors of FIRSTFED is 137,921.

      Webster Advisory Board. Webster has agreed to establish an advisory board as described above under “ — Certain Covenants — Webster Advisory Board.”

      Indemnification and Insurance. Under the merger agreement, Webster has agreed that all rights of FIRSTFED’s directors and officers to indemnification and exculpation for acts or omissions occurring prior to completion of the merger that exist under the charter and bylaw provisions of FIRSTFED and its subsidiaries, as well as under any other existing indemnification agreements, will survive completion of the merger for at least six years. During this period, Webster has also agreed to maintain FIRSTFED’s current liability insurance (or comparable substitute insurance) covering acts or omissions prior to completion of the merger for those persons who were covered by FIRSTFED’s directors’ and officers’ liability insurance policy prior to completion of the merger on terms and in amounts no less favorable than those in effect on the date of the merger agreement. The surviving corporation, however, will not be required to pay more than 200% of the amount paid by FIRSTFED in 2003 on an annualized basis to maintain such insurance.

DESCRIPTION OF CAPITAL STOCK

AND COMPARISON OF STOCKHOLDER RIGHTS

      Set forth below is a description of Webster’s capital stock, as well as a summary of the material differences between the rights of holders of FIRSTFED’s common stock and their prospective rights as holders of Webster’s common stock. If the merger agreement is approved, and the merger takes place, the holders of FIRSTFED’s common stock will become holders of Webster’s common stock. As a result, Webster’s restated certificate of incorporation, as amended, and bylaws, as amended, and the applicable provisions of the General Corporation Law of the State of Delaware, referred to in this section as the “Delaware corporation law,” will govern the rights of current holders of FIRSTFED’s common stock. The rights of those stockholders are governed at the present time by the certificate of incorporation and the bylaws of FIRSTFED and, as will be the case after the merger, Delaware corporation law. The following comparison is based on the current terms of the governing documents of Webster and FIRSTFED and on the provisions of the Delaware corporation law. The discussion is intended to highlight important similarities and differences between the rights of holders of Webster’s common stock and FIRSTFED’s common stock.

Webster’s Common Stock

      The certificate of incorporation of Webster authorizes issuance of 200,000,000 shares of common stock, par value $0.01 per share. As of February 27, 2004, 46,282,601 shares of Webster’s common stock were outstanding, and Webster had outstanding stock options granted to directors, officers and other employees for another 3,297,907 shares of Webster’s common stock. Each share of Webster’s common stock has the same relative rights and is identical in all respects to each other share of Webster’s common stock. Webster’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

      Holders of Webster’s common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Webster’s common stock is not subject to additional calls or assessments by Webster, and all shares of Webster’s common stock currently outstanding are fully paid and non-assessable. For a discussion of the voting rights of Webster’s common stock, its lack of preemptive rights, the classification of Webster’s board of directors and provisions of Webster’s certificate of incorporation and bylaws that may prevent a change in control of Webster or that would operate only in an extraordinary corporate transaction involving Webster or its subsidiaries, see “— Certificate of Incorporation and Bylaw Provisions.”

      Holders of Webster’s common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by the board of directors of Webster out of any assets legally available for distribution. No dividends or other distributions may be declared or paid, however, unless all accumulated dividends and any sinking fund, retirement fund or other retirement payments have been paid, declared or set aside on any class of stock having preference as to payments of dividends over Webster’s common stock.

      In the unlikely event of any liquidation, dissolution or winding up of Webster, the holders of Webster’s common stock and any class or series of stock entitled to participate with it would be entitled to receive all remaining assets of Webster available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of Webster and after the liquidation preferences of all outstanding shares of any class of stock having preference over Webster’s common stock have been fully paid or set aside.

FIRSTFED’s Common and Preferred Stock

      The certificate of incorporation of FIRSTFED authorizes 25,000,000 shares of FIRSTFED common stock, par value $.0.01 per share, of which 19,003,455 shares were outstanding as of March 3, 2004. In addition, as of March 3, 2004, there were outstanding options to purchase FIRSTFED’s common stock granted to officers and other employees of FIRSTFED for 254,186 shares of its common stock. Upon completion of the merger, an additional award of options to purchase 352,806 shares of FIRSTFED common stock is required to be granted to existing option holders under the terms of the Company’s 1998 Stock Option Plan.

      Each share of FIRSTFED’s common stock also has the same relative rights and is identical in all respects to each other share of FIRSTFED’s common stock. As with Webster’s common stock, FIRSTFED’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

      Holders of FIRSTFED’s common stock also are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of FIRSTFED’s common stock have distribution and liquidation rights similar to those of holders of Webster’s common stock. All shares of FIRSTFED’s common stock currently outstanding are fully paid and non-assessable. For a discussion of the voting rights of FIRSTFED’s common stock and provisions in FIRSTFED’s articles of incorporation which may prevent a change in control of FIRSTFED, see “— Certificate of Incorporation and Bylaw Provisions.”

      FIRSTFED’s certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $0.01. As of March 3, 2004, no shares of FIRSTFED preferred stock were designated, issued or outstanding.

Webster’s Preferred Stock and Stockholder Rights Agreement

      Webster’s certificate of incorporation authorizes its board of directors, without further stockholder approval, to issue up to 3,000,000 shares of serial preferred stock for any proper corporate purpose. In approving any issuance of serial preferred stock, the board of directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to Webster’s common stock.

      Webster’s Series C participating preferred stock was authorized in connection with a rights agreement, which was adopted in February 1996 and amended in October 1998. Webster adopted the rights agreement to protect stockholders in the event of an inadequate takeover offer or to deter coercive or unfair takeover tactics. The rights agreement is a complicated document, but, in general, each right entitles a holder to purchase for $100, 1/1,000th of a share of Series C preferred stock upon the occurrence of specified events. As of the date of this document, no shares of Webster’s Series C preferred stock have been issued.

      The rights will be distributed upon the earliest of:

•	ten business days following a public announcement that a person or group of affiliated or associated persons (referred to in this discussion as an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Webster’s common stock;

•	ten business days following the commencement of a tender offer or exchange offer that, if completed, would result in a person or group beneficially owning 15% or more of such outstanding shares of Webster’s common stock; or

•	ten business days after the Webster board has declared any person to be an “adverse person” (as that term is explained in the next paragraph).

      The Webster board, by a majority vote, shall declare a person to be an “adverse person” upon making:

•	a determination that the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of Webster’s common stock (provided that this determination will not be effective until the person has become the beneficial owner of 10% or more of the outstanding shares of Webster’s common stock); and

•	a determination, after reasonable inquiry and investigation, including consultation with anyone as the Webster board deems appropriate, that:

•	the beneficial ownership by this person is intended to cause, is reasonably likely to cause or will cause Webster to repurchase Webster’s common stock beneficially owned by the person or to cause pressure on Webster to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Webster board believes that the best long-term interests of Webster and the Webster stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time;

•	the beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of Webster’s ability to maintain its competitive position) on the business or prospects of Webster; or

•	the beneficial ownership is otherwise determined to be not in the best interests of Webster and the Webster stockholders, employees, customers and the communities in which Webster and its subsidiaries do business.

      However, the Webster board may not declare a person to be an adverse person if, prior to the time that the person acquired 10% or more of the shares of Webster’s common stock then outstanding, the person provided to the Webster board a written statement of the person’s purpose and intentions with respect to the acquisition of Webster’s common stock, and the Webster board deemed it appropriate not to declare the person an adverse person. The Webster board may impose conditions on any such determination (such as the person not acquiring more than a specified amount of Webster’s common stock).

      In the event that the Webster board determines that a person is an adverse person or a person becomes the beneficial owner of 15% or more of the then outstanding shares of Webster’s common stock, each holder of a right will have the right to receive:

•	upon exercise and payment of the exercise price, Webster’s common stock (or, in certain circumstances, cash, property or other securities of Webster) having a value equal to two times the exercise price of the right; or

•	at the discretion of the Webster board, upon exercise and without payment of the exercise price, Webster’s common stock (or, in certain circumstances, cash, property or other securities of Webster) having a value equal to the difference between the exercise price of the right and the value of the consideration that would be payable under the bullet point above.

The rights are not exercisable until distributed and will expire at the close of business on February 4, 2006, unless earlier redeemed by Webster as described below. A copy of the Webster rights agreement has been filed with the SEC. See “Where You Can Find More Information” for information on where you can obtain a copy. A copy of the Webster rights agreement also is available free of charge from Webster. This summary description of the Webster rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

      FIRSTFED does not have a stockholder rights plan.

Certificate of Incorporation and Bylaw Provisions

      The following discussion is a general summary of provisions of Webster’s certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in the certificate of incorporation and bylaws of FIRSTFED. The discussion is necessarily general and, for provisions contained in Webster’s certificate of incorporation and bylaws or in FIRSTFED’s certificate of incorporation and bylaws, reference should be made to the documents in question. Some of the provisions included in Webster’s certificate of incorporation and bylaws may serve to discourage a change in control of Webster even if desired by a majority of stockholders. These provisions are designed to encourage potential acquirers to negotiate directly with the board of directors of Webster and to discourage other takeover attempts.

      Directors. Some of the provisions of Webster’s certificate of incorporation and bylaws will impede changes in majority control of Webster’s board of directors. The certificate of incorporation provides that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms. The certificate of incorporation further provides that the size of the board of directors is to be within a seven to fifteen director range. The bylaws currently provide that the number of directors shall be determined by resolution by the board of directors. The bylaws also provide that:

•	to be eligible for nomination as a director, a nominee must be a resident of the State of Connecticut at the time of his nomination or, if not then a resident, have been previously a resident for at least three years;

•	each director is required to own not less than 100 shares of Webster’s common stock; and

•	more than three consecutive absences from regular meetings of the board of directors, unless excused by a board resolution, will automatically constitute a resignation.

Webster’s bylaws also contain a provision prohibiting particular contracts and transactions between Webster and its directors and officers and some other entities unless specific procedural requirements are satisfied.

      FIRSTFED’s bylaws provide that the number of directors shall be determined by resolution by the board of directors, but in absence of any such designation the number of directors shall be seven. FIRSTFED’s bylaws divide directors into three classes with directors in each class elected for three-year staggered terms. The FIRSTFED bylaws generally provide that no person age 75 or over can be elected as a director with certain exceptions.

      Webster’s certificate of incorporation and bylaws provide that a vacancy occurring in the board of directors, including a vacancy created by any increase in the number of directors, is to be filled for the remainder of the unexpired term by a majority vote of the directors then in office. FIRSTFED’s certificate of incorporation and bylaws provide that any vacancy on the board of directors may be filled by a majority vote of the directors then in office, although less than a quorum, and decreases in the number of authorized directors making up the board cannot shorten an incumbent director’s term.

      Webster’s certificate of incorporation provides that a director may be removed only for cause and then only by the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of stockholders called for that purpose and that 30 days’ written notice must be provided to any director or directors whose removal is to be considered at a stockholders’ meeting. FIRSTFED’s certificate of incorporation similarly provides for removal of any director (or the entire board) at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of capital stock of FIRSTFED entitled to vote on the election of directors voting as a single class.

      Webster’s bylaws impose restrictions on the nomination by stockholders of candidates for election to the board of directors and the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. The bylaws of FIRSTFED also contain restrictions on stockholder business and nominations.

      Calling of Special Meetings. Webster’s certificate of incorporation provides that a special meeting of stockholders may be called at any time but only by the Chairman, the President or by the board of directors.

Stockholders are not authorized to call a special meeting. FIRSTFED’s certificate of incorporation and bylaws do not permit stockholders to call special meetings and further provide that special meetings may be called only by the board of directors by a resolution adopted by a majority of the authorized directorships, regardless of any vacancies in any directorships at the time.

      Stockholder Action without a Meeting. Webster’s certificate of incorporation provides that stockholders may act by written consent without a meeting but only if the consent is unanimous. FIRSTFED’s certificate of incorporation and bylaws prohibit action by written consent of stockholders; all action must be taken by stockholders at an annual or special meeting.

      Limitation on Liability of Directors and Indemnification. Webster’s certificate of incorporation provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director other than liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware corporation law; or

•	for any transaction from which a director derived an improper personal benefit.

      FIRSTFED’s certificate of incorporation eliminates personal liability of directors subject to the same limitations.

      Webster’s bylaws also provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in those roles with other business organizations or entities, in the event that the person was or is made a party to or is threatened to be made a party to any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding, other than an action by or in the right of Webster, by reason of the fact that the person is or was serving in that kind of capacity for or on behalf of Webster. The bylaws provide that Webster will indemnify such persons against expenses including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Webster, and, for any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The bylaws provide that Webster will indemnify these persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification may be made against expenses for any claim, issue, or matter as to which the person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in Webster’s bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for expenses or amounts paid in settlement. In addition, Webster’s bylaws permit the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in this kind of capacity for another business organization or entity at Webster’s request, against any liability asserted against the person and incurred in that capacity, or arising out of that status, whether or not Webster would have the power or obligation to indemnify him against that kind of liability under the indemnification provisions of Webster’s bylaws.

      FIRSTFED’s certificate of incorporation provides for indemnification of directors and officers of FIRSTFED, as well as those serving at the request of FIRSTFED as directors, officers, employees or agents of another entity, in the event such person is made or threatened to be made a party to or is involved in an action, suit or proceeding, civil or criminal, administrative or investigative by reason of such service. FIRSTFED indemnifies against all expense, liability and loss including attorney fees, judgments, fines, taxes, penalties and settlement payments reasonably incurred and to the fullest extent authorized by Delaware corporation law. The Delaware corporation law imposes the limitation that indemnification may only extend to those persons, in the case of a civil action or proceeding, that acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of FIRSTFED, and, for any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Cumulative Voting. Neither Webster nor FIRSTFED stockholders have cumulative voting rights in the election of directors.

      Preemptive Rights. Webster’s certificate of incorporation provides that stockholders do not have any preemptive rights regarding the entity’s securities. FIRSTFED’s certificate of incorporation and bylaws do not provide for preemptive rights.

      Notice of Meetings. Each of Webster’s and FIRSTFED’s bylaws require that written notice be given not less than ten nor more than 60 days prior to each annual or special meeting of stockholders.

      Quorum. Webster’s bylaws provide that the holders of one-third of the capital stock issued and outstanding and entitled to vote at a meeting that are present in person or by proxy constitutes a quorum. FIRSTFED’s bylaws provide that the holders of a majority of the shares of stock of FIRSTFED entitled to vote at a meeting that are present in person or by proxy constitutes a quorum.

      General Vote. Webster’s bylaws provide that any matter brought before a meeting of stockholders will be decided by the affirmative vote of a majority of the votes cast on the matter except as otherwise required by law or Webster’s certificate of incorporation or bylaws. Under Webster’s bylaws, directors are elected by a plurality of votes cast. FIRSTFED’s bylaws provide that all elections will be decided by a plurality of votes cast, and except as otherwise required by law or the certificate of incorporation, all other matters brought before meeting of stockholders will be decided by a majority of the votes cast.

      Record Date. Webster’s bylaws provide that the record date for determination of stockholders entitled to notice of or to vote at a meeting and for other specified purposes may not be less than 10 nor more than 60 days before the date of the meeting or other action. FIRSTFED’s bylaws provide that the board of directors may set a record date which shall not precede the resolution setting the record date nor be more than 60 or less than 10 days before the date of the stockholder meeting.

      Approvals for Acquisitions of Control and Offers to Acquire Control. Webster’s certificate of incorporation prohibits any person, whether an individual, company or group acting in concert, from acquiring beneficial ownership of 10% or more of Webster’s voting stock, unless the acquisition has received the prior approval of at least two-thirds of the outstanding shares of voting stock at a duly called meeting of stockholders held for that purpose and of all required federal regulatory authorities. Also, no person may make an offer to acquire 10% or more of Webster’s voting stock without obtaining prior approval of the offer by at least two-thirds of Webster’s board of directors or, alternatively, before the offer is made, obtaining approval of the acquisition from the Office of Thrift Supervision. These provisions do not apply to the purchase of shares by underwriters in connection with a public offering or employee stock ownership plan or other employee benefit plan of Webster or any of its subsidiaries, and the provisions remain effective only so long as an insured financial institution is a majority-owned subsidiary of Webster. Shares acquired in excess of these limitations are not entitled to vote or take other stockholder action or be counted in determining the total number of outstanding shares in connection with any matter involving stockholder action. These excess shares are also subject to transfer to a trustee, selected by Webster, for the sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of the sale.

      FIRSTFED’s certificate of incorporation places a restriction on the ability to vote of stockholders beneficially owning in excess of 10% of the outstanding shares of common stock entitled to vote on a matter and adjusts the voting power of the shares beneficially owned in excess of the 10% limit.

      Procedures for Business Combinations. Webster’s certificate of incorporation requires that business combinations between Webster or any majority-owned subsidiary of Webster and a 10% or more stockholder or its affiliates or associates beneficially owning 10% or more of the outstanding common stock, referred to collectively in this section as the interested stockholder, be approved by at least 80% of the total number of outstanding shares of voting stock of Webster. The types of business combinations with an interested stockholder covered by this provision include: any merger, consolidation and share exchange; any sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business; an issuance or transfer of equity securities having an aggregate market value in excess of 5% of the aggregate market value of Webster’s outstanding shares; the adoption of any plan or proposal of liquidation proposed by or on behalf of an interested stockholder; and any reclassification of securities, recapitalization of Webster or any merger or consolidation of Webster with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate ownership interest of the interested stockholder. Other business combinations require the vote provided for under the Delaware corporation law or the certificate of incorporation, provided the proposed business combination has been approved by at least two-thirds of the continuing directors then in office, which means those directors unaffiliated with the interested stockholder and serving before the interested stockholder became an interested stockholder, and the proposed business combination meets specified price and procedure requirements that provide for consideration per share generally equal to or greater than that paid by the interested stockholder when it acquired its block of stock. Webster’s certificate of incorporation excludes employee stock purchase plans and other employee benefit plans of Webster and any of its subsidiaries from the definition of interested stockholder. In addition, these provisions may be amended only by the affirmative vote of at least 80% of the shares entitled to vote thereon.

      FIRSTFED’s certificate of incorporation requires approval of certain business combinations with persons defined as interested stockholders by virtue of their beneficial ownership of 10% or more of the outstanding common stock (or those that by virtue of the transaction would become affiliates thereof) by the affirmative vote of 80% of the voting power of the then-outstanding stock of FIRSTFED entitled to vote on the election of directors. The business combinations covered by this provision include: the merger or consolidation of FIRSTFED or any of its subsidiaries with the interested person; the sale, lease, exchange, mortgage, pledge, transfer or other disposition to the interested person of assets of FIRSTFED or its subsidiaries, which assets have a fair market value of 25% or more of the combined assets of FIRSTFED and its subsidiaries; any similar transfer by FIRSTFED to the interested person of securities having an aggregate fair market value of 25% or more of the combined fair market value of the then-outstanding common stock of FIRSTFED and its subsidiaries (except to employee benefit plans); the adoption of a plan proposed by an interested stockholder for the liquidation or dissolution of FIRSTFED; or any reclassification of securities, recapitalization, merger or consolidation of FIRSTFED with any of its subsidiaries, or other transaction effecting an increase in the proportionate shares of any class of securities of FIRSTFED or its subsidiary owned by an interested person. Certain business combinations are not subject to this 80% approval threshold if such combinations are approved by a majority of disinterested directors, and any business combination may be exempted from this approval requirement if the combination both is approved by a majority of disinterested directors and meets specified price and procedure requirements that provide for consideration per share generally equal to or greater than that paid by the interested stockholder when it acquired its block of stock. Furthermore, at least 80% of the voting power of FIRSTFED voting stock, voting together as a single class, is required to repeal this article.

      Anti-Greenmail. Webster’s certificate of incorporation requires approval by a majority of the outstanding shares of voting stock before Webster may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% or more of Webster’s voting stock, if the holder has owned the shares for less than two years. Any shares beneficially held by the person are required to be excluded in calculating majority stockholder approval. This provision would not apply to a pro rata offer made by Webster to all of its stockholders in compliance with the Securities Exchange Act of 1934, as amended, which we refer to in this document as the “Exchange Act,” and the rules and regulations under that statute or a purchase of voting stock by Webster if the board of directors has determined that the purchase price per share does not exceed the fair market value of that voting stock.

      FIRSTFED’s certificate of incorporation and bylaws contain no comparable provision.

      Permissible Criteria for Evaluating Acquisition Offers. Webster’s certificate of incorporation provides that the board of directors, when evaluating any acquisition offer, shall give due consideration to all relevant factors, including without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations.

      FIRSTFED’s certificate of incorporation provides that the board of directors when evaluating an acquisition offer may in its judgment give due consideration to all relevant factors, including without limitation, both the social and economic effects of accepting the offer on FIRSTFED’s present and future customers and employees, on the communities in which FIRSTFED and its subsidiaries operate or are located and on the ability of its subsidiary savings association to fulfill the objectives of a federally-chartered stock form savings and loan association under applicable law and regulations.

      Amendment to Certificate of Incorporation and Bylaws. Amendments to Webster’s certificate of incorporation must be approved by at least two-thirds of Webster’s board of directors at a duly constituted meeting called for that purpose and also by stockholders by the affirmative vote of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that approval by the affirmative vote of at least two-thirds of the shares entitled to vote thereon is required to amend the provisions regarding amendment of the certificate of incorporation, directors, bylaws, approval for acquisitions of control and offers to acquire control, criteria for evaluating offers, the calling of special meetings of stockholders, greenmail, and stockholder action by written consent. In addition, the provisions regarding business combinations may be amended only by the affirmative vote of at least 80% of the shares entitled to vote thereon. Webster’s bylaws may be amended by the affirmative vote of at least two-thirds of the board of directors or by stockholders by at least two-thirds of the total votes eligible to be voted at a duly constituted meeting called for that purpose.

      Provisions of FIRSTFED’s certificate of incorporation may be amended generally pursuant to the procedures set forth in the Delaware corporation law, including that the board of directors must adopt a resolution declaring the advisability of the amendment and either call a special meeting to vote thereon or direct that it be voted on at the next annual meeting. Such amendment is adopted by a vote of the majority of outstanding stock entitled to vote thereon. Adoption, amendment or repeal of several provisions of the certificate of incorporation requires an affirmative vote, however, of 80% of the voting power of the then-outstanding shares of capital stock entitled to vote on the election of directors, voting as a single class. Those provisions requiring 80% vote include provisions related to amendment of the certificate of incorporation; beneficial ownership in excess of 10% voting limitation; restriction on action by written consent; special meeting procedures; the number of directors, notice of stockholder business at meetings and removal of directors; amendment of bylaws by stockholders and directors; approval of business combinations and indemnification. FIRSTFED’s bylaws may be adopted, amended or repealed by the directors by approval of a majority of the then existing authorized directorships, regardless of vacancies. The FIRSTFED bylaws may be adopted, amended or repealed by the stockholders by the affirmative vote of 80% of the voting power of the then outstanding shares of the capital stock entitled to vote on the election of directors.

Applicable Law

      The following discussion is a general summary of particular federal and state statutory and regulatory provisions that may be deemed to have an anti-takeover effect.

      Delaware Takeover Statute. Section 203 of the Delaware corporation law restricts transactions which may be entered into by the corporation and some of its stockholders. Section 203 provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested stockholder, but less than 85% of its shares may not engage in specified business combinations with the corporation for a period of three years after the date on which the stockholder became an interested stockholder unless before that date the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder or at or after that time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives specified other benefits.

      Federal Law. Federal law provides that, subject to some exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire control of an insured institution or holding company of an insured institution, without giving at least 60 days prior written notice providing specified information to the appropriate federal banking agency. In the case of Webster and Webster Bank, the appropriate federal banking agency is currently the Office of Thrift Supervision, or OTS, and in the case of FIRSTFED, the appropriate federal banking agency is the OTS. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10% of any class of the institution’s voting securities and other conditions are present. The OTS may prohibit the acquisition of control if the agency finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by that person.

      Federal law also provides that, subject to some exceptions, a bank holding company may not acquire more than 5% of the voting stock of a bank, and a new holding company may not be formed to acquire control of a bank, without the prior approval of the Board of Governors of the Federal Reserve System. Control is defined for this purpose in a similar manner as discussed in the preceding paragraph. The Board of Governors of the Federal Reserve System may not approve the acquisition of control if it finds that the acquisition of control would result in a monopoly or would further an attempt to monopolize the business of banking in any part of the United States or if the acquisition of control would substantially lessen competition or tend to create a monopoly and the anticompetitive effects are not clearly outweighed by the public benefits of the proposed transaction. The Board of Governors of the Federal Reserve System also may not approve the acquisition of control if the company fails to provide the Board of Governors of the Federal Reserve System with adequate assurances regarding the availability of information concerning the operations or activities of the company and any affiliate of the company that the Board of Governors of the Federal Reserve System determines to be appropriate. The Board of Governors of the Federal Reserve System also must take into consideration:

•	the financial resources and future prospects of the companies and banks concerned, and the convenience and needs of the community to be served;

•	the managerial resources of a company or bank, including the competence, experience, and integrity of officers, directors, and principal stockholders;

•	the company’s record of meeting the credit needs of its entire community, including low-and moderate-income neighborhoods; and

•	the effectiveness of the company in combating money laundering activities.

CERTAIN BENEFICIAL OWNERS OF FIRSTFED COMMON STOCK

      The following table provides information as of March 3, 2004 about the persons known to FIRSTFED to be the beneficial owners of more than 5% of FIRSTFED’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

		Percent of
	Number of	Common Stock
Name and Address	Shares Owned	Outstanding(1)

Jeffrey L. Gendell	1,251,290(2)	6.6%
Tontine Management, L.L.C.
Tontine Financial Partners, L.P.
Tontine Overseas Associates, L.L.C.
Tontine Partners, L.P.
Tontine Associates, L.L.C.
200 Park Avenue, Suite 3900
New York, NY 10166
FIRST FEDERAL SAVINGS BANK OF AMERICA	1,228,937(3)	6.5%
Employee Stock Ownership Plan and Trust
ONE FIRSTFED PARK
Swansea, Massachusetts 02777
The FIRSTFED Charitable Foundation (the “Foundation”)	1,203,944(4)	6.3%
ONE FIRSTFED PARK
Swansea, MA 02777
Vincent A. Smyth — Mary E. Smyth	970,036(5)	5.1%
202 East Main Street
Huntington, New York 11743

(1)	Based on 19,003,455 shares of FIRSTFED common stock outstanding and entitled to vote as of March 3, 2004.

(2)	Based on Schedule 13G/ A filed February 13, 2004, Jeffrey L. Gendell may be deemed to be the beneficial owner of 1,251,290 shares and the following entities may be deemed to be the beneficial owners of the amount of common stock indicated after their names: Tontine Management, L.L.C., 1,213,700 shares; Tontine Financial Partners, L.P., 1,020,990 shares; Tontine Overseas Associates, L.L.C., 12,590 shares; Tontine Partners, L.P., 192,710 shares; and Tontine Associates, L.L.C., 20,000 shares, as adjusted for the 2-for-1 stock split paid on July 17, 2003.

(3)	As of March 3, 2004, 919,045 shares had been allocated to participants in the ESOP. Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.

(4)	The Foundation was established and funded in connection with the Bank’s conversion to stock form on January 15, 1997. As mandated by the Office of Thrift Supervision, the terms of the gift instrument require that all shares of common stock held by the Foundation must be voted in the same ratio as all other shares of FIRSTFED common stock on all proposals considered by shareholders of FIRSTFED.

(5)	Based on a Schedule 13D filed June 19, 2003, as adjusted for the 2-for-1 stock split paid on July 17, 2003.

      The following table provides information as of March 3, 2004, about the shares of FIRSTFED AMERICA BANCORP, INC. common stock that may be considered to be beneficially owned by each named executive officer, director, each nominee for director of FIRSTFED and all directors and executive officers of FIRSTFED and the Bank as a group. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

			Options	Percent of
	Number of		Exercisable	Common Stock
Name	Shares Owned		Within 60 Days	Outstanding(1)

Directors:
Robert F. Stoico	452,327		—	2.4%
Thomas A. Rodgers, Jr.	41,251		—	*
B. Benjamin Cavallo	36,003		—	*
Gilbert C. Oliveira	1		—	*
Anthony L. Sylvia	22,000	(2)	—	*
Paul A. Raymond, DDS	10,001	(3)	—	*
Richard W. Cederberg	98,547	(4)	—	*
John S. Holden, Jr.	32,100	(5)	—	*
Named Executive Officers
Who Are Not Directors:
Edward A. Hjerpe, III	144,532		—	*
Frederick R. Sullivan	111,764	(6)	—	*
Kevin J. McGillicuddy	108,673		—	*
All directors and executive officers as a group (14 persons)	1,095,323		58,513	6.1%

*	Does not exceed 1.0% of FIRSTFED’s voting securities.

(1)	Based on 19,003,455 shares of FIRSTFED common stock outstanding and entitled to vote as of March 3, 2004, plus the number of shares that may be acquired within 60 days by each individual (or group of individuals) by exercising stock options.

(2)	Includes 7,600 shares held by Mr. Sylvia’s spouse and 20,900 shares held jointly with Mr. Sylvia’s spouse.

(3)	Includes 940 shares held jointly with Dr. Raymond’s spouse.

(4)	Includes 8,000 shares held by Mr. Cederberg’s spouse.

(5)	Includes 400 shares held by Mr. Holden’s son and 400 shares held by Mr. Holden’s spouse.

(6)	Includes 50,448 shares held jointly with Mr. Sullivan’s spouse.

WHERE YOU CAN FIND MORE INFORMATION

      Webster and FIRSTFED file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Webster files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Webster can be found on the Internet at http://www.websterbank.com. FIRSTFED can be found on the Internet at http://www.firstfedamerica.com. We have included the web addresses of the SEC, Webster and FIRSTFED as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/ prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

      Webster has filed with the SEC a registration statement on Form S-4 under the Securities Act relating to Webster’s common stock to be issued to the FIRSTFED stockholders in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/ prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC’s principal office in Washington, D.C. or the SEC’s Internet site as described above. Statements contained in this proxy statement/ prospectus or in any document incorporated by reference into this proxy statement/ prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this proxy statement/ prospectus being qualified in all respects by reference to the document.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows Webster and FIRSTFED to incorporate by reference information into this proxy statement/ prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/ prospectus, except for any information superseded by information presented in this proxy statement/ prospectus. This proxy statement/ prospectus incorporates important business and financial information about Webster and FIRSTFED, and their subsidiaries that is not included in or delivered with this document.

      This proxy statement/prospectus incorporates by reference the documents listed below that Webster and FIRSTFED have filed with the SEC:

WEBSTER FILINGS (FILE No. 001-31486)

Filings	Period of Report or Date Filed

* Annual Report on Form 10-K	Year ended December 31, 2002
* Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2003
* Current Reports on Form 8-K	Filed February 24, September 19, October 7, October 30, November 4 and November 13, 2003 and February 20, 2004 (other than information furnished under Item 9 or Item 12 of Form 8-K)

FIRSTFED FILINGS (FILE No. 001-12305)

Filings	Period of Report or Date Filed

* Annual Report on Form 10-K	Year ended March 31, 2003
* Quarterly Reports on Form 10-Q	Quarters ended June 30, September 30 and December 31, 2003
* Current Reports on Form 8-K	Filed October 9, October 22 and November 5, 2003 (other than information furnished under Item 9 or Item 12 of Form 8-K)

      These documents are available without charge, excluding any exhibits not specifically incorporated by reference in this proxy statement/ prospectus, through Webster or FIRSTFED, as the case may be, or through the SEC or the SEC’s Internet site at http://www.sec.gov. You may obtain documents from the companies by request in writing or by telephone as follows:

Webster Financial Corporation Webster Plaza Waterbury, CT 06702 Attn: Terrence K. Mangan Senior Vice President Investor Relations (203) 578-2318	FIRSTFED AMERICA BANCORP, INC. ONE FIRSTFED PARK Swansea, MA 02777 Attn: Philip G. Campbell Vice President Investor Relations (508) 235-1361

      If you would like to request documents from either company, please do so by April 15, 2004 to ensure that you receive such documents before the FIRSTFED special meeting of stockholders. If you request any incorporated documents, they will be mailed to you promptly by first class mail or sent by similar means.

      Webster and FIRSTFED incorporate by reference additional documents that the companies may file with the SEC between the date of this document and the date of the FIRSTFED special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/prospectus, and the documents that are made part of this proxy statement/prospectus by reference to other documents filed with the SEC, may contain forward-looking statements with respect to Webster’s and FIRSTFED’s outlook or expectations for earnings, revenues, expenses, capital levels, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on Webster’s and FIRSTFED’s business operations or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “position,” “target,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “objective,” “plan,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “seek,” “strive,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Webster and FIRSTFED caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Webster and FIRSTFED assume no duty and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. The factors discussed elsewhere in this proxy statement/ prospectus, and in documents filed with the Securities and Exchange Commission and incorporated into this proxy statement/ prospectus by reference, and the following factors, among others, could cause actual results to differ materially from those anticipated in forward-looking statements or from historical performance:

•	issues related to the completion of the merger of Webster and FIRSTFED and the integration of FIRSTFED’s business into that of Webster, including the following:

•	completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision at this point and which may not be received at all;

•	the merger may be substantially more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the integration of FIRSTFED’s business and operations into Webster, which will include conversion of FIRSTFED’s different systems and procedures, may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to FIRSTFED’s or Webster’s existing businesses;

•	the anticipated cost savings of the acquisition may take longer to be realized or may not be achieved in their entirety;

•	the anticipated benefits to Webster are dependent in part on FIRSTFED’s business performance in the future, and there can be no assurance as to actual future results, which could be affected by various factors, including the risks and uncertainties generally related to Webster’s and FIRSTFED’s performance or due to factors related to the acquisition of FIRSTFED and the process of integrating it into Webster;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which if adverse could result in:

•	a deterioration in credit quality, increased credit losses, and increased funding of unfunded loan commitments and letters of credit;

•	an adverse effect on the allowances for credit losses and unfunded loan commitments and letters of credit;

•	a reduction in demand for credit or fee-based products and services;

•	a reduction in net interest income, value of assets under management and assets serviced, value of private equity investments and of other debt and equity investments, value of loans held for sale or value of other on-balance sheet and off-balance sheet assets; or

•	changes in the availability and terms of funding necessary to meet FIRSTFED’s or Webster’s liquidity needs;

•	the relative and absolute investment performance of assets under management;

•	the introduction, withdrawal, success and timing of business initiatives and strategies, decisions regarding further reductions in balance sheet leverage, the timing and pricing of any sales of loans held for sale, and Webster’s inability to realize cost savings or revenue enhancements, or to implement integration plans relating to or resulting from mergers, acquisitions, restructurings and divestitures, including the merger with FIRSTFED;

•	customer borrowing, repayment, investment and deposit practices and their acceptance of FIRSTFED’s or Webster’s products and services;

•	the impact of increased competition;

•	the manner in which Webster chooses to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in Webster businesses;

•	the inability to manage risks inherent in Webster’s and FIRSTFED’s businesses;

•	the unfavorable resolution of legal proceedings or government inquiries; the impact of increased litigation risk from recent regulatory and other governmental developments; and the impact of risk to reputation created by recent regulatory and other governmental developments on such matters as business generation and retention, the ability to attract and retain management, liquidity and funding;

•	the denial of insurance coverage for claims made by FIRSTFED or Webster;

•	an increase in the number of customer or counterparty delinquencies, bankruptcies or defaults that could result in, among other things, increased credit and asset quality risk, a higher provision for credit losses and reduced profitability;

•	the impact, extent and timing of technological changes, the adequacy of intellectual property protection and costs associated with obtaining rights in intellectual property claimed by others;

•	actions of the Federal Reserve Board affecting interest rates, money supply or otherwise reflecting changes in monetary policy;

•	the impact of legislative and regulatory reforms and changes in accounting policies and principles;

•	the impact of the regulatory examination process, Webster’s failure to satisfy the requirements of written agreements with regulatory and other governmental agencies, and regulators’ future use of supervisory and enforcement tools; and

•	terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and FIRSTFED or Webster.

      Most of these factors are difficult to predict accurately and are generally beyond the control of Webster and FIRSTFED.

      You should consider the areas of risk described above in connection with any forward-looking statements that may be made by Webster or FIRSTFED. Neither Webster nor FIRSTFED undertakes any obligation to update any forward-looking statements which are only made as of the date of this document or the documents incorporated by reference.

STOCKHOLDER PROPOSALS

      Any proposal that a FIRSTFED stockholder wishes to have included in FIRSTFED’s proxy statement and form of proxy relating to FIRSTFED’s 2004 annual meeting of stockholders must be received by FIRSTFED at its principal executive offices at ONE FIRSTFED PARK, Swansea, MA 02777, by February 26, 2004, or if the meeting is held more than 30 calendar days from July 31, 2004, by a reasonable time before FIRSTFED begins to print and mail its proxy materials for such meeting. Nothing in this paragraph shall be deemed to require FIRSTFED to include in its proxy statement and form of proxy for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. In addition, all stockholder proposals must comply with the FIRSTFED’s bylaws and Delaware law. If the merger agreement is approved and the merger takes place, FIRSTFED will not have an annual meeting of stockholders in 2004 or subsequent years.

OTHER MATTERS

      We do not expect that any matters other than those described in this document will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the FIRSTFED proxy card, to vote proxies in accordance with the determination of a majority of FIRSTFED’s board of directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

EXPERTS

      The consolidated financial statements of Webster as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The Webster audit report covering the December 31, 2002 consolidated financial statements refers to Webster’s adoption of changes in accounting for stock-based compensation awards and goodwill and other intangible assets.

      The consolidated financial statements of FIRSTFED as of March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

      The validity of Webster’s common stock to be issued in the merger has been passed upon by Wachtell, Lipton, Rosen & Katz. Wachtell, Lipton, Rosen & Katz also will be passing upon certain tax matters for Webster in connection with the merger.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between
WEBSTER FINANCIAL CORPORATION
and
FIRSTFED AMERICA BANCORP, INC.
dated as of
October 6, 2003

A-i

A-ii

INDEX OF DEFINED TERMS

Term	Page

Affiliate	A-51
Affiliated Person	A-52
Agreement	A-1
Average Closing Price	A-48
Bank Combination	A-42
BHC Act	A-11
Business Day	A-48
Cash Consideration	A-2
Cash Election	A-2
Cash Election Shares	A-2
Certificate of Merger	A-1
Change in the Company Recommendation	A-38
Closing	A-1
Closing Date	A-1
Closing Parent Share Value	A-52
Code	A-1
Company	A-1
Company Acquisition Agreement	A-49
Company Bank	A-8
Company Common Stock	A-1
Company Designee	A-2
Company Disclosure Schedule	A-8
Company Filed SEC Documents	A-13
Company Insiders	A-42
Company Material Contracts	A-12
Company Permitted Liens	A-9
Company Plan	A-18
Company Preferred Stock	A-9
Company Recommendation	A-40
Company Regulatory Agreement	A-14
Company SEC Documents	A-11
Company Section 16 Information	A-42
Company Stockholder Approval	A-23
Company Stockholders Meeting	A-4
Company Stock Certificates	A-4
Company Stock Options	A-9
Company Stock Plans	A-9
Company Takeover Proposal	A-38
Continuing Employees	A-44
Controlled Group Liability	A-19
Conversion Applications	A-27
Credit Facilities	A-34

A-iii

Term	Page

Derivative Transactions	A-23
DGCL	A-1
Determination Date	A-48
Disclosing Party	A-41
Dissenting Shares	A-7
Effective Time	A-1
Election	A-4
Election Deadline	A-5
Employee	A-12
Employer Securities	A-20
Employment Agreement	A-18
Environmental Claims	A-21
ERISA	A-18
ERISA Affiliate	A-19
ESOP	A-20
Exchange Act	A-11
Exchange Agent	A-4
Exchange Fund	A-5
Exchange Ratio	A-3
FDIC	A-9
Federal Reserve	A-11
Fill Option	A-48
Final Index Price	A-48
Final Price	A-48
Finance Laws	A-15
Form of Election	A-4
Form S-4	A-11
GAAP	A-11
Governmental Entity	A-11
HOLA	A-8
Holder	A-4
Indebtedness	A-13
Indemnified Parties	A-42
Index Group	A-49
Initial Index Price	A-49
Instruments of Indebtedness	A-12
Intellectual Property	A-21
IRS	A-17
knowledge	A-52
Leased Properties	A-25
Leases	A-25
Letter of Transmittal	A-7
Liens	A-8
Loan	A-20

A-iv

Term	Page

Major Company Stockholder	A-10
Material Adverse Change	A-52
Material Adverse Effect	A-52
Material Employment Agreement	A-18
Merger	A-1
Merger Consideration	A-3
Mutliemployer Plan	A-18
Multiple Employer Plan	A-19
Non-Election Shares	A-3
NYSE	A-52
OCC	A-11
OREO	A-26
Other Company Documents	A-14
Other Parent Documents	A-31
OTS	A-8
Owned Properties	A-25
Parent	A-1
Parent Adjustment Event	A-7
Parent Advisory Board	A-45
Parent Authorized Preferred Stock	A-27
Parent Bank	A-27
Parent Common Stock	A-3
Parent Convertible Securities	A-28
Parent Disclosure Schedule	A-26
Parent ERISA Affiliate	A-32
Parent Filed SEC Documents	A-31
Parent Permits	A-30
Parent Plans	A-32
Parent Preferred Stock	A-27
Parent Regulatory Agreement	A-31
Parent Rights Agreement	A-3
Parent SEC Documents	A-29
Parent Starting Price	A-49
Parent Stock Certificate	A-5
Parent Stock Options	A-28
Parent Stock Plans	A-27
Parent Title IV Plans	A-32
Permits	A-14
Person	A-32
Plan	A-18
Policies, Practices and Procedures	A-24
Pre-Termination Takeover Proposal Event	A-49
Proxy Statement	A-11
Qualified Plans	A-19

A-v

Term	Page

Receiving Party	A-41
Representatives	A-41
Requisite Regulatory Approvals	A-45
Restraints	A-45
SAIF	A-9
SEC	A-52
Securities Act	A-11
Shortfall Number	A-3
Software	A-21
Stock Consideration	A-3
Stock Conversion Number	A-3
Stock Election	A-3
Stock Election Number	A-3
Stock Election Shares	A-3
Subsidiary	A-52
Surviving Corporation	A-1
Tax	A-17
Tax Return	A-18
Taxes	A-17
Third Party Leases	A-25
Unlawful Gains	A-15
Withdrawal Liability	A-19
Wachtell, Lipton	A-1

A-vi

      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 6, 2003, by and between Webster Financial Corporation, a Delaware corporation (“Parent”), and FIRSTFED AMERICA BANCORP, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

      WHEREAS, each of Parent and the Company desire to enter into a transaction whereby the Company will merge with and into Parent (the “Merger”), with Parent being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(c));

      WHEREAS, the respective Boards of Directors of Parent and the Company have each approved this Agreement and the Merger (as defined below) in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and determined that the Merger is advisable;

      WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company are entering into employment arrangements with Robert F. Stoico and Edward A. Hjerpe, III; and

      WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Parent at the Effective Time. Following the Effective Time, Parent shall be the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all of the rights and obligations of the Company in accordance with the DGCL.

      SECTION 1.2     Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Wachtell, Lipton, Rosen & Katz (“Wachtell, Lipton”), 51 West 52nd Street, New York, New York 10019 or at such other location as is agreed to by the parties hereto.

      SECTION 1.3     Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger in accordance with the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

      SECTION 1.4     Effects of the Merger. The Merger shall have the effects set forth in Sections 259 and 261 of the DGCL.

      SECTION 1.5     Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and the by-laws of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      SECTION 1.6     Directors and Officers.

      (a) From and after the Effective Time, the directors of Parent and Parent Bank, respectively, shall consist of the directors of Parent and Parent Bank in office immediately prior to the Effective Time, together with Robert F. Stoico (the “Company Designee”) as provided in Section 5.14, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of Parent and Parent Bank.

      (b) From and after the Effective Time, the officers of Parent shall become the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

      SECTION 2.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or Parent (in each case other than shares held in a fiduciary or agency capacity or in satisfaction of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock owned by Subsidiaries of Parent or of the Company. Each share of Company Common Stock owned by a Subsidiary (as defined under Section 8.3) of Parent or of the Company shall be converted pursuant to the Merger as provided in Section 2.1(c) and Section 2.2. Notwithstanding anything to the contrary contained in Section 2.1(c) and Section 2.2, each share of Company Common Stock owned by a Subsidiary of Parent or of the Company (other than shares held in a fiduciary or agency capacity) shall be converted solely into Parent Common Stock (as defined below). If any shares of Company Common Stock owned by a Subsidiary of Parent or of the Company (other than shares held in a fiduciary or agency capacity) are converted into Parent Common Stock as a result of the preceding sentence, the Stock Conversion Number shall be proportionately adjusted so that the foregoing provisions do not prejudice the Company stockholders in their ability to receive the form of Merger Consideration (as defined in Section 2.1(c)) elected by them in accordance herewith.

(c) Conversion of Company Common Stock. Subject to the provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 2.1(a) hereof, and other than Dissenting Shares (as defined in Section 2.6)) shall be converted, at the election of the holder thereof, in accordance with the procedures set forth in Section 2.4 below and subject to Sections 2.2 and 2.5, into the right to receive the following, without interest:

(i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.4 (a “Cash Election”), the right to receive in cash from Parent, without interest, an amount equal to $24.50 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(ii) for each share of Company Common Stock with respect to which an election to receive common stock, par value $0.01 per share, of Parent (together with the rights attached thereto issued pursuant to that certain Rights Agreement, dated as of February 5, 1996, as amended, as it may be further amended, supplemented, restated or replaced from time to time (the “Parent Rights Agreement”), between Parent and American Stock Transfer & Trust Company, as rights agent, “Parent Common Stock”) has been effectively made and not revoked or lost, pursuant to Section 2.4 (a “Stock Election”), the right to receive from Parent 0.5954 (the “Exchange Ratio”) of a share of Parent Common Stock (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.4 (collectively, “Non-Election Shares”), the right to receive from Parent such Stock Consideration and/or Cash Consideration as is deter mined in accordance with Section 2.2(b).

The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

      SECTION 2.2     Proration.

      (a) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be converted into Stock Consideration pursuant to Section 2.1(c) (the “Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time by (y) 0.60. All of the other shares of Company Common Stock shall be converted into Cash Consideration (in each case, excluding shares of Company Common Stock to be canceled as provided in Section 2.1(a) and Dissenting Shares).

      (b) Within five business days after the Effective Time (as defined in Section 1.3), Parent shall cause the Exchange Agent (as defined in Section 2.4) to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

      SECTION 2.3     Company Stock Options. As of the Effective Time, each Company Stock Option representing a right to receive Company Common Stock upon exercise of such Company Stock Option outstanding at the Effective Time, including shares awarded pursuant to Section 10 of the Company’s 1998 Stock Option Plan, whether or not exercisable or vested, shall be canceled and converted into the right to receive from the Company, subject to required withholding taxes, a lump sum cash payment in an amount equal to the excess, if any, of the Cash Consideration less the per share exercise price of such Company Stock Option for each share of Company Common Stock subject to such Company Stock Option. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.3, including any action pursuant to the Company’s 1997 Stock-Based Incentive Plan, as amended, and the Company’s 1998 Stock Option Plan to provide for the termination of such plans as of the Effective Time, the cancellation of the Company Stock Options and the payments contemplated by the preceding sentence of this Section 2.3.

      SECTION 2.4     Election and Exchange Procedures. Each holder of record of shares of Company Common Stock (other than Dissenting Shares) (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.4 (herein called an “Election”) (x) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Parent shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to the Company’s stockholders entitled to vote at the meeting of the stockholders of the Company at which the stockholders of the Company consider and vote on this Agreement (the “Company Stockholders Meeting”) so as to permit the Company’s stockholders to exercise their right to make an Election prior to the Election Deadline.

(c) Parent shall make the Form of Election initially available at the time that the Proxy Statement (as defined herein) is made available to the stockholders of the Company, to such stockholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Person (as defined under Section 8.3) authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by Parent and not reasonably objected to by the Company (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing and not reasonably objected to by the Company, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of Company Common Stock (the “Company Stock Certificates”) to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of the Company Stockholder Meeting. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Any Company stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Parent shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Company Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated in accordance with Article VII.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Stock Certificate so surrendered is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.1(j)(xix)) required as a result of such payment to a Person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Parent Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(h) After the Effective Time there shall be no further registration or transfers of shares of Company Common Stock. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(i) At any time following the six-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to Holders of shares of Company Common Stock that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Parent), and Holders shall be entitled to look only to the Parent (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or other distributions with respect to Parent Common Stock payable upon due surrender of their Company Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Parent nor the Exchange Agent shall be liable to any Holder of a Company

Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.

(k) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Stock Certificate in accordance with subsection (l) below. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Stock Certificate there shall be paid to the Holder of a certificate for Parent Common Stock (a “Parent Stock Certificate”) representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such Holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes, if necessary.

(l) No Parent Stock Certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates; no dividend or distribution by Parent shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. In lieu of any such fractional shares, each Holder of a Company Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Company Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing Parent Share Value. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by Parent on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(m) Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Company Stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.4, (C) the issuance and delivery of Parent Stock Certificates into which shares of Company Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock where the holder of the applicable Company Stock Certificate has no right to receive whole shares of Parent Common Stock.

(n) Prior to the Effective Time, Parent will deposit with the Exchange Agent certificates representing shares of Parent Common Stock sufficient to pay in a timely manner, and the Parent shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, prior to the Effective Time, Parent shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock, and Parent shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock where the holder of the applicable Company Stock Certificate has no right to receive whole shares of Parent Common Stock.

(o) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be determined by Parent and (ii) instructions for use in surrendering the Company Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.4(k) and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(j).

(p) Upon surrender to the Exchange Agent of its Company Stock Certificate or Company Stock Certificates, accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal a Holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 2.1 and 2.2) in respect of the shares of Company Common Stock represented by its Company Stock Certificate. Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.4(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.4(k).

      SECTION 2.5     Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “Parent Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such Parent Adjustment Event;

      SECTION 2.6     Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights under the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such holder shall have so failed to perfect or have effectively withdrawn or lost such right after the Election Deadline, each share of such holder’s Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Stock Election Consideration or the Cash Election Consideration, or a combination thereof, as determined by Parent in its sole discretion. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      SECTION 3.1     Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) and making reference to the particular subsection of this Agreement to which exception is being taken, the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power.

(i) Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The Company is duly registered as a savings and loan holding company with the Office of Thrift Supervision (the “OTS”) under the Home Owners’ Loan Act of 1933 (the “HOLA”), and First Federal Savings Bank Of America (“Company Bank”) is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States.

(ii) The Company has delivered or made available to Parent prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws or other organizational documents, as amended to date, of the Company and its Subsidiaries.

(iii) Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, the minute books of the Company and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the stockholders of the Company and its Subsidiaries, the boards of directors of the Company and its Subsidiaries and all standing committees of the boards of directors of the Company and its Subsidiaries.

(b) Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule lists all the Subsidiaries of the Company, whether consolidated or unconsolidated, and sets forth the issued and outstanding securities of each of such Subsidiaries and its jurisdiction of incorporation. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, and other than the trust preferred securities issued by People’s Bancshares Capital Trust II, all outstanding shares of capital stock of, or other equity interests in, each such Subsidiary: (i) have been validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than those imposed generally on similar entities under applicable law (collectively, “Liens”), and other than Company Permitted Liens (as defined in this Section 3.1(b)); and (iii) other than Company Permitted Liens, are free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as currently conducted. Neither the Company nor any of its Subsidiaries conducts any operations outside of the United States or conducts any operations that are subject to any regulatory oversight by Governmental Entities (as defined below in Section 3.1(d)) outside of the United States. Other than the Subsidiaries of the Company, the Company does not own or control, directly or indirectly, a 5% or greater equity interest in any corporation, company, association, partnership, joint venture or other entity. For purpose of this Section 3.1(b) (except as indicated) and elsewhere through this Agreement: (i) “Company Permitted Liens” shall mean (A) Liens described in Section 3.1(b) of the Company Disclosure Schedule; (B) restrictions on transferability pursuant to federal and state securities laws; and (C) Liens for Taxes not yet due or delinquent or being contested in good faith and for which reserves appropriate in all material respects have been established in accordance with GAAP (as defined in Section 3.1(e)(ii)). The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Savings Association Insurance Fund (the “SAIF”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Company Bank.

(c) Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Company Preferred Stock”). As of October 2, 2003: (i) 17,412,663 shares of Company Common Stock were issued and outstanding, of which 3,728 shares are restricted shares of Company Common Stock issued pursuant to the Company Stock Plans (as defined in this Section 3.1(c)); (ii) 4,568,946 shares of Company Common Stock were held by the Company in its treasury and no shares of Company Common Stock were held by Subsidiaries of the Company; (iii) no shares of Company Preferred Stock were issued and outstanding; (iv) no shares of Company Preferred Stock were held by the Company in its treasury or were held by any Subsidiary of the Company; and (v) 2,198,214 shares of Company Common Stock were reserved for issuance pursuant to all plans, agreements or arrangements providing for equity-based compensation to any director, Employee (as defined in Section 3.1(f)), consultant or independent contractor of the Company or any of its Subsidiaries (collectively, the “Company Stock Plans”), of which 1,845,408 shares are subject to outstanding Company Stock Options (as defined in this Section 3.1(c)) and 352,806 shares are required to be awarded pursuant to Section 10 of the Company’s 1998 Stock Option Plan upon completion of the Merger. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued prior to the Closing will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Company has delivered to Parent a true and complete list, as of the close of business on October 2, 2003, of all outstanding stock options to purchase or receive Company Common Stock and all other rights to purchase or receive Company Common Stock granted under the Company Stock Plans (collectively, the “Company Stock Options”), the number of shares subject to each such Company Stock Option, the grant dates, the vesting schedule and the exercise prices of each such Company Stock Option and the names of the holders thereof. The Company has not awarded or authorized the award of any Company Stock Options since October 2, 2003, except that Company Stock Options with respect to 352,806 shares of Company Common Stock are required to be granted to holders of Company Stock Options pursuant to Section 10 of the Company’s 1998 Stock Option Plan upon completion of the Merger. Except as set forth in this Section 3.1(c) and except for changes since October 2, 2003 resulting from (i) the issuance of shares of Company Common Stock pursuant to and in accordance with Company Stock Options outstanding prior to October 2, 2003, (ii) as expressly contemplated hereby, including pursuant to Section 10 of the Company’s 1998 Stock Option Plan, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of the Company, (B) any securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of the Company, or (C) any warrants, calls, options or other rights to acquire from the Company or any Subsidiary of the Company, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of the Company, and (y) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, other than pursuant to any “cashless exercise” provision of any Company Stock Options. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any Subsidiary of the Company, (B) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or other ownership interests in, any Subsidiary of the Company or (C) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party and, to the knowledge of the Company as of the date hereof, no other Person having beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act)), of 5% or more of the outstanding Company Common Stock (a “Major Company Stockholder”) is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to any of the securities of the Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or, to the knowledge of the Company as of the date hereof, any Major Company Stockholder is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

(d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Company Stockholder Approval (as defined in Section 3.1(r)) to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby (including the Bank Combination (as defined in Section 5.3)) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time, or both) of any obligation or loss of a benefit or, in the case of clause (iii) below, any material obligation or loss of a material benefit, under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the certificate of incorporation or by-laws of the Company, (ii) the certificate of incorporation or by-laws or the comparable organizational documents of any of its Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, vendor agreement, software agreement or other agreement, instrument, Intellectual Property (as defined in Section 3.1(n)) right, permit, concession, franchise, license or similar authorization applicable to the Company or any of its Subsidiaries or their respective properties or assets that is material to the operations of the Company and its Subsidiaries, taken as a whole, or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (iii) and (iv) only, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate (x) reasonably be expected to result in a Material Adverse Effect on the Company or (y) reasonably be expected to materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any (i) Federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmen-

tal authority (including any governmental agency, commission, branch, department or official, and any court or other tribunal) or body exercising, or entitled to exercise, any governmentally derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (iii) any self-regulatory organization, administrative or regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (1) the filing with the SEC of (A) a registration statement on Form S-4 to be prepared and filed in connection with the issuance of Parent Common Stock in the Merger, including the proxy statement and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) (as it may be amended from time to time, the “Form S-4”), and the declaration of effectiveness thereof by the SEC, and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws; (3) the approval of the Board of Governors of the Federal Reserve (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or the approval of the OTS under the HOLA, as applicable; (4) the approval of the Officer of the Comptroller of the Currency (the “OCC”) in connection with the acquisition of control of FIRSTFED TRUST COMPANY, N.A. and the Bank Combination (as defined in Section 5.3) or in the case of the Bank Combination, the approval of the OTS, as applicable; and (5) filings required as a result of the particular status of Parent.

(e) Company Documents; Undisclosed Liabilities.

(i) Since January 1, 2001, the Company has filed all required reports with the SEC and all required schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (collectively, the “Company SEC Documents”). As of their respective filing dates, (i) except as set forth in Section 3.1(e) of the Company Disclosure Schedule, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, which we refer to in this document as the “Securities Act,” or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) no Company SEC Document, as of its date, except as amended or supplemented by a subsequent Company Filed SEC Document (as defined in Section 3.1(g)), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Company SEC Document filed subsequent to the date hereof will contain as of its date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount).

(iii) Except (A) as reflected in the Company’s unaudited balance sheet as of June 30, 2003 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2003 or in connection with this Agreement or the transactions contemplated hereby, the Company and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise.

(iv) The Company’s and its Subsidiaries’ books and records fairly reflect in all material respects the transactions to which each of the Company and its Subsidiaries is a party or by which its or its Subsidiaries properties or assets are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements.

(f) Certain Contracts. Except as set forth in the exhibit index for the Company’s Annual Report on Form 10-K for the year ended March 31, 2003 or as permitted pursuant to Section 4.1 or as set forth on Section 3.1(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness (as defined in this Section 3.1(f)) by the Company or any of its Subsidiaries in an amount in excess in the aggregate of $250,000, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of the Company or its businesses to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of the Company and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries, is or would be conducted, (iv) any agreement providing for the indemnification by the Company or a Subsidiary of the Company of any Person other than customary agreements relating to the indemnity of directors, officers and employees of the Company or its Subsidiaries, (v) any joint venture or partnership agreement, (vi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own or operate any business or own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business, (vii) any contract or agreement providing for any material (individually or in the aggregate) payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, (viii) any collective bargaining agreement, (ix) any employment agreement with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by law) to, any employee or former employee of the Company or its Subsidiaries (any such Person, hereinafter, an “Employee”), (x) any agreement regarding any agent bank or other similar relationships with respect to lines of business, (xi) any agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, (xii) any agreement material to the Company pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder, (xiii) any material agreements pursuant to which the Company or any of its Subsidiaries leases any real property, (xiv) any contract or agreement material to the Company providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries, and (xv) any contract or other agreement not made in the ordinary course of business consistent with past practice which (A) is material to the Company or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (i) through (xv) being referred to herein as “Company Material Contracts”). Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract except where any such breach or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary of the Company knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Material Contracts. There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. For purposes of this Section 3.1(f) and elsewhere through this Agreement, “Indebtedness” of a Person shall mean (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such Person capitalized in accordance with GAAP, and (iv) all obligations of such Person under sale-and-lease-back transactions, agreements to repurchase securities sold and other similar financing transactions.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as set forth in Section 3.1(g) of the Company Disclosure Schedule, or as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof (as amended to the date hereof, “Company Filed SEC Documents”), since June 30, 2003, the Company and its Subsidiaries have conducted their respective businesses, in all material respects only in the ordinary course of business consistent with past practice and there has not been:

(i) any Material Adverse Change in the Company,

(ii) any issuance of Company Stock Options or restricted shares of Company Common Stock, or any other equity-based award, to any directors, officers, Employees or consultants of the Company or any of its Subsidiaries (in any event identifying in Section 3.1(g)(ii) of the Company Disclosure Schedule the issue date, exercise price and vesting schedule, as applicable, for issuances thereto since June 30, 2003),

(iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the capital stock of the Company or its Subsidiaries, other than regular quarterly cash dividends not in excess of $0.13 per share on the Company Common Stock, and other than dividends paid by any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company,

(iv) any split, combination or reclassification of any of the Company’s capital stock, except for the Company’s two-for-one stock split paid July 17, 2003, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company’s capital stock, except for issuances of Company Common Stock pursuant to the Company Stock Plans or upon the exercise of Company Stock Options awarded prior to the date hereof in accordance with their present terms,

(v) (A) any granting by the Company or any of its Subsidiaries to any current or former directors, executive officers, Employees or consultants any increase in compensation, bonus or other benefits, except for (x) increases to Employees who are not current or former directors or officers that were made in the ordinary course of business consistent with past practice, (y) as required from time to time by applicable law affecting wages and (z) as required by the terms of plans or arrangements existing prior to such date and described in Section 3.1(k) of the Company Disclosure Schedule, (B) any granting by the Company or any of its Subsidiaries to any such current or former directors, executive officers, Employees or consultants of any increase in severance or termination pay, or (C) any entry by the Company or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former directors, officers, Employees or consultants, except as required from time to time by applicable law,

(vi) other than as described in the Company’s Filed SEC Documents, any change in any material respect in accounting methods, principles or practices by the Company affecting its assets, liabilities or business, including any reserving, renewal or residual method, or estimate of practice or policy, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles,

(vii) any Tax election or change in or revocation of any Tax election, amendment to any Tax Return (as defined in Section 3.1(j)), closing agreement with respect to Taxes, or settlement or compromise of any Tax liability by the Company or its Subsidiaries, except as would be permitted under Section 4.1(ix),

(viii) any material change in investment policies, or

(ix) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(h) Licenses; Compliance with Applicable Laws.

(i) Section 3.1(h) of the Company Disclosure Schedule sets forth a true and complete listing of all states in which the Company and its Subsidiaries are licensed to conduct business. The Company, its Subsidiaries and Employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (the “Permits”) that are required for the operation of the respective businesses of the Company and its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries is, and for the last five years has been, in compliance in all respects with the terms of such Permits and all such Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, do grounds exist for any such action, except where non-compliance or such suspension modification or revocation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(ii) Except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, each of the Company and its Subsidiaries is, and for the last five years has been, in compliance with all applicable statutes, laws, regulations, ordinances, Permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to the Company or its Subsidiaries.

(iii) Neither the Company nor any of its Subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of, any Governmental Entity that restricts in any respect the conduct of its business or that in any respect relates to its capital adequacy, its policies, its management or its business (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries or Affiliates (as defined in Section 8.3(a)) (A) to the Company’s knowledge, been advised since January 1, 2000 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have knowledge of any pending or threatened investigation by any Governmental Entity. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Regulatory Agreement in any material respect. Prior to the date hereof, the Company has made available to Parent true and complete copies of all Company Regulatory Agreements.

(iv) Except for filings with the SEC, which are the subject of Section 3.1(e), since January 1, 2001, the Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “Other Company Documents”), and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent a true and complete copy of each material Other Company Document requested by Parent.

(v) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or Employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws or regulations which would be required to be disclosed in any Other Company Document except as disclosed therein, and no such disciplinary proceeding or order is pending, nor to the knowledge of the Company threatened, except where non-disclosure, or such preceding or order, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(vi) The Company Bank is “well-capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”

(vii) Neither the Company or any of its Affiliates, nor, to the knowledge of the Company, any “affiliated person” (as defined in the Investment Company Act) of the Company or any of its Affiliates, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act of 1940 to act as, or subject to any disqualification which would form a reasonable basis for any denial, suspension or revocation of the registration of or licenses or for any limitation on the activities of the Company or any of its Affiliates as, an investment advisor (or in any other capacity contemplated by said Act) to a registered investment company. Neither the Company or any of its Affiliates, nor to the knowledge of the Company, any “associated person of a broker or dealer” (as defined in the Exchange Act) of the Company or any of its Affiliates, is ineligible pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person to a registered broker-dealer or is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or otherwise ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer.

(viii) The business and operations of the Company and of each of the Company’s Subsidiaries through which the Company conducts its finance activities have been conducted in compliance with all applicable statutes and regulations regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other Federal, state, local and foreign laws regulating lending (“Finance Laws”), and have complied with all applicable collection practices in seeking payment under any loan or credit extension of such Subsidiaries, except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Entity that the Company or any of its Subsidiaries has violated any applicable Finance Laws, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(ix) Since January 1, 2001, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other Person acting on behalf of the Company or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains, except insofar as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect on the Company. The Company and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws have, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(i) Litigation. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule, which contains a true and current (as of the date hereof) summary description of any pending and, to the Company’s knowledge, threatened litigation, action, suit, proceeding, investigation or arbitration, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies requested, no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity, in each case with respect to the Company or any of its Subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of the Company, threatened, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(j) Taxes. For purposes of this Section 3.1(j) any reference to the Company or the Company’s Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the Company’s Subsidiaries’ predecessors, respectively, except where inconsistent with the language of this Section 3.1(j).

(i) Each of the Company and each of its Subsidiaries has (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (B) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes and (C) made adequate provision in all material respects (or adequate provision in all material respects has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s audited consolidated balance sheet as of March 31, 2003 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in all material respects to cover all Taxes accrued or accruable through the date thereof.

(ii) There are no material Liens for Taxes upon any property or assets of the Company or any Subsidiary of the Company, except for Company Permitted Liens for Taxes not yet due.

(iii) Each of the Company and its Subsidiaries has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws.

(iv) Except as set forth in Section 3.1(j)(iv) of the Company Disclosure Schedule, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any Subsidiary of the Company has received a written notice of any pending or proposed claims, audits or proceedings with respect to Taxes that are material to the Company.

(v) Neither the Company nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(vi) Other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries.

(vii) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes (other than such an agreement exclusively between or among the Company and any of its Subsidiaries).

(viii) None of the Federal or other material income Tax Returns of the Company or any of its Subsidiaries has been examined by the Internal Revenue Service (the “IRS”) or other applicable tax authority, and there are no pending disputes with the IRS or such other tax authority regarding the Federal or other material income Tax Returns of the Company or any of its Subsidiaries.

(ix) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality.

(x) No election under Section 341(f) of the Code has been made by the Company or any of its Subsidiaries.

(xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within five years of the date of this Agreement.

(xii) Neither the Company nor any of its Subsidiaries have agreed, or is required, to make any adjustment under Section 481 of the Code affecting any taxable year.

(xiii) There have not been, within two years of the date of this Agreement, any (i) redemptions by the Company or any of its Subsidiaries, (ii) transfers or dispositions of property by the Company or any of its Subsidiaries for which the Company or its Subsidiary did not receive adequate consideration, or (iii) distributions to the holders of Company Common Stock with respect to their stock other than distributions of cash in the ordinary course of business consistent with past practice.

(xiv) No material claim has been made by any Governmental Entities in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(xv) Each of the Company and each of its Subsidiaries has made available to Parent correct and complete copies of (i) all Tax Returns filed within the past three years (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity within the past three years relating to the Federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries, and (iii) any closing letters or agreements entered into by the Company or any of its Subsidiaries with any Governmental Entities within the past three years with respect to Taxes.

(xvi) Neither the Company nor any of its Affiliates or Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xvii) Neither the Company nor any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company and its Subsidiaries no such deficiency or assessment is proposed.

(xviii) Neither the Company nor any of its Subsidiaries has been a party to a “listed transaction” or other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(xix) For purposes of this Agreement (A) “Tax” or “Taxes” shall mean (x) any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments, levies or other like governmental charges, including income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, (y) any liability for the payment of any amounts described in (x) as a result of being a member of an affiliated, consolidated, combined, unitary, or similar group or as a result of transferor or successor liability, and (z) any liability for the payment of any amounts as a result of being a party to any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to the payment of any amounts of the type described in (x) or (y), and (B) “Tax Return” shall mean any report, return, document, declaration, election or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration or other information.

(k) Employee Benefit Plans.

(i) Section 3.1(k)(i) of the Company Disclosure Schedule includes a complete list of all material Company Plans and all Material Employment Agreements. As used herein, (A) “Company Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy, (B) “Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services and (C) “Material Employment Agreement” means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or could have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits).

(ii) With respect to each Plan, the Company has delivered or made available to Parent a true, correct and complete copy of each of the following documents: (A) each Plan, and any amendments thereto (or if the Plan is not a written plan, a description thereof); (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the most recent Summary Plan Description (required under ERISA); (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (F) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents delivered to Parent or as contemplated by the transactions under the Agreement, there are no amendments to any Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Material Employment Agreement. As used herein, (A) “Plan” means any Company Plan other than a Multiemployer Plan and (B) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(iii) Section 3.1(k)(iii) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and the Company knows of no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(iv) All contributions required to be made with respect to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Filed SEC Documents. Each Company Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) is unfunded.

(v) With respect to each Company Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Company Plans. Each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(vi) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(vii) No Company Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. As used herein, (A) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA and (B) “Withdrawal Liability” means liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan or Multiple Employer Plan, as those terms are defined in Subtitle D and in Part I of Subtitle E of Title IV of ERISA.

(viii) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. As used herein, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(ix) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(x) Section 3.1(k)(x) of the Company Disclosure Schedule sets forth (A) an accurate list of any Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either along or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust or any Material Employment Agreement or related trust, and (B) a reasonable estimate of the amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(xi) None of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(xii) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan, or any other party.

(xiii) The Company, its Subsidiaries and each member of their respective business enterprises have complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

(xiv) The FIRST FEDERAL SAVINGS BANK OF AMERICA Employee Stock Ownership Plan (the “ESOP”) is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. Section 3.1(k)(xiv) of the Company Disclosure Schedule identifies (A) each loan under which the ESOP is a borrower (each, a “Loan”), (B) the lender and guarantor (if any) of each Loan, and (C) the securities of the Company that were acquired with such Loan (the “Employer Securities”). Each loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are in each case pledged as collateral for the Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4985-7 and 54.4975-11.

(xv) Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Plans) is properly so characterized.

(xvi) With respect to each Company Plan that is a Multiple Employer Plan, except as set forth in Section 3.1(k)(vii) of the Company Disclosure Schedule: (i) none of the Company or any of its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any actual knowledge, that if the Company or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, it would incur Withdrawal Liability that would be reasonably likely to have a Material Adverse Effect on the Company; and (ii) none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Company Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(l) Labor Matters. There are no labor or collective bargaining agreements to which the Company or any Subsidiary of the Company is a party. There is no union organizing effort pending or, the Company’s knowledge, threatened against the Company or any Subsidiary of the Company. There is no labor strike, labor dispute (other than routine Employee grievances that are not related to union Employees), work slowdown, stoppage or lockout pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary of the Company. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company (other than routine Employee grievances that are not related to union Employees) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not, to the knowledge of the Company, engaged in any unfair labor practice, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(m) Environmental Liability. There are no pending or threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, notices, private environmental investigations or remediation activities or governmental investigations of any nature (including claims of alleging potential liability for investigating costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries or penalties) by any Person (collectively, “Environmental Claims”), or any conditions or circumstances that could form the basis of any Environmental Claim, in each case seeking to impose on the Company or any of its Subsidiaries, or that reasonably would be expected to result in the imposition on the Company or any of its Subsidiaries of, any liability or obligation that would reasonably be expect to result in a Material Adverse Effect on the Company arising under applicable common law standards relating to pollution or protection of the environment, human health or safety, or under any local, state or Federal environmental statute, regulation, ordinance, decree, judgment or order relating to pollution or protection of the environment, human health or safety including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(n) Intellectual Property.

(i) Section 3.1(n)(i) of the Company Disclosure Schedule sets forth, for the Intellectual Property (as defined below) owned by the Company or any of its Subsidiaries, a complete and accurate list of all U.S. and foreign (A) patents and patent applications, (B) trademark or service mark registrations and applications, (C) copyright registrations and applications, and (D) Internet domain names, material to the Company and its Subsidiaries, taken as a whole. The Company or one of its Subsidiaries owns or has the valid right to use all such patents and patent applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined in this Section 3.1(n)), hardware, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and other proprietary rights material to the Company and its Subsidiaries, taken as a whole (collectively, the “Intellectual Property”), used in the business of the Company as it currently is conducted. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii) All of the material Intellectual Property owned by the Company or one of its Subsidiaries is free and clear of all Liens other than Company Permitted Liens. The Company or one of its Subsidiaries is listed in the records of the appropriate United States, state or foreign agency as, the sole owner of record for each application and registration listed in Section 3.1(n)(i) of the Company Disclosure Schedule.

(iii) All of the registrations listed in Section 3.1(n)(i) of the Company Disclosure Schedule are valid, subsisting, enforceable, in full force and effect, and have not been cancelled, expired, abandoned or otherwise terminated and all renewal fees in respect thereof have been duly paid, except insofar as non-payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. There is no pending or, to the Company’s knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the registrations and applications listed in Section 3.1(n)(i) of the Company Disclosure Schedule or, to the Company’s knowledge, against any other Intellectual Property used by the Company or its Subsidiaries, other than any such proceeding which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(iv) To the Company’s knowledge, the conduct of the Company’s and its Subsidiaries’ business as currently conducted or planned by the Company to be conducted does not, in any respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned or controlled by any third party, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, and neither the Company nor its Subsidiaries have received written notice alleging such infringement, dilution, misappropriation or violation.

(v) To the Company’s knowledge, no third party is misappropriating, infringing, diluting, or violating any material Intellectual Property owned by or licensed to or by the Company or its Subsidiaries and no such claims have been made against a third party by the Company or its Subsidiaries.

(vi) Each item of Software that is material to and used by the Company or its Subsidiaries in connection with the operation of their businesses as currently conducted, is either (A) owned by the Company or its Subsidiaries, (B) currently in the public domain or otherwise available to the Company without the need of a license, lease or consent of any third party, or (C) used under rights granted to the Company or its Subsidiaries pursuant to a written agreement, license or lease from a third party.

(vii) Except in the ordinary course of business consistent with past practice, neither the Company nor its Subsidiaries have agreed to indemnify any Person for or against any infringement, misappropriation or other conflict with respect to any Intellectual Property.

(o) Insurance Matters. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule, the Company and its Subsidiaries have all material primary, excess and umbrella policies of general liability, fire, workers’ compensation, products liability, completed operations, employers, liability, health, bonds, earthquake and other forms of insurance providing insurance coverage that is customary in amount and scope for other companies in the industry in which they operate. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacements or substitutions therefor) be kept in full force and effect by the Company through the Effective Time. All such policies, considered collectively with other such policies providing the same type of coverage, are sufficient for compliance with all requirements of law and of all requirements under contracts or leases to which the Company is a party, except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. All premiums currently payable or previously due and payable with respect to all periods up to and including the Effective Time have been paid to the extent such premiums are due and payable on or prior to the date hereof and, with respect to premiums not due or payable at or prior to the date hereof, all premiums due and payable prior to the Effective Time, will have been paid prior to the Effective Time and no notice of cancellation or termination has been received with respect to any such policy material to the Company and its Subsidiaries, taken as a whole.

(p) Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4.

(q) Transactions with Affiliates. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Affiliated Person (as defined in Section 8.3) of the Company other than as part of the normal, customary terms of such person’s employment or service as a director or Employee with the Company or any of its Subsidiaries. Except as set forth in Section 3.1(q) or Section 3.1(k) of the Company Disclosure Schedule neither the Company nor any Subsidiary of the Company is a party to any transaction or agreement with any Affiliated Person of the Company.

(r) Voting Requirements. The affirmative vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) of a majority of the outstanding shares of Company Common Stock issued and outstanding and entitled to vote at the Company Stockholders Meeting to approve and adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

(s) Opinions of Financial Advisor. The Company has received the opinion of each of Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the stockholders of the Company.

(t) Brokers. Except for Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P., whose fees in connection with the transactions contemplated hereby shall not exceed the amounts set forth on Section 3.1(t) of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of such arrangements set forth on Section 3.1(t) of the Company Disclosure Schedule.

(u) Takeover Laws. The Company and the Board of Directors of the Company have taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of (i) any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations, including Section 203 of the DGCL, and (ii) Article Eighth of the Company’s certificate of incorporation.

(v) Derivative Transactions.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all Derivative Transactions (as defined in this Section 3.1(v)) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of all regulatory authorities, and in accordance with the investment, securities, commodities, risk management and other Policies, Practices and Procedures (as defined in Section 3.1(w)) employed by the Company and its Subsidiaries, and were entered into with counter-parties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and the Company and each of its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii) For purposes of this Agreement, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(w) Investment Securities and Commodities.

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, each of the Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except for Company Permitted Liens and except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(ii) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which the Company believes are prudent and reasonable in the context of such businesses. Prior to the date hereof, the Company has made available to Parent the material Policies, Practices and Procedures.

(x) Loan Portfolio; Servicing.

(i) All loans owned by the Company or any Subsidiary of the Company, or in which the Company or any Subsidiary of the Company has an interest, comply in all material respects with all applicable laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and all Finance Laws and other applicable consumer protection statutes and the regulations thereunder.

(ii) All loans owned by the Company or any Subsidiary of the Company, or in which the Company or any Subsidiary of the Company has an interest, have been made or acquired by the Company in accordance with Board of Director-approved loan policies. As of the date hereof, each of the Company and each Subsidiary of the Company holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectibility of such loans; and all loans owned by the Company and each Subsidiary of the Company are with full recourse to the borrowers (except as set forth at Section 3.1(x) of the Company Disclosure Schedule), and each of the Company and any Subsidiary of the Company has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar applicable laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.1(x) of the Company Disclosure Schedule, all loans purchased or originated by the Company or any Subsidiary of the Company and subsequently sold by the Company or any Subsidiary of the Company have been sold without recourse to the Company or any Subsidiary of the Company and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of June 30, 2003 prepared by the Company and each Subsidiary of the Company, which reports include all loans delinquent or otherwise in default, have been furnished to Parent. True, correct and complete copies of the currently effective lending policies and practices of the Company and each Subsidiary of the Company also have been furnished or made available to Parent.

(iii) Except as set forth at Section 3.1(x) of the Company Disclosure Schedule each outstanding loan participation sold by the Company or any Subsidiary of the Company was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including the

Company or any Subsidiary of the Company) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to the Company or any Subsidiary of the Company for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. The Company and any Subsidiary of the Company have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(iv) The Company and each Subsidiary of the Company have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

(v) There are no pending or, to the knowledge of Company as of the date hereof, threatened cancellation or reduction of any loan purchase commitment or other loan sale contract or arrangement to which the Company or any of its Subsidiaries is a party, and the obligations of the Company and its Subsidiaries under each such commitment, contract or arrangement are being performed by the Company or its applicable Subsidiaries in accordance with its terms in all material respects.

(vi) Section 3.1(x) of the Company Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other person covered by Regulation O of the Board of Governors of the Federal Reserve System.

(y) Real Property.

(i) Each of the Company and its Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for Company Permitted Liens.

(ii) A true and complete copy of each agreement pursuant to which the Company or any of its Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to Parent, except as set forth in Section 3.1(y) of the Company Disclosure Schedule. Each Lease is valid, binding and enforceable against the Company or its applicable Subsidiary in accordance with its terms and is in full force and effect, except that (x) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (y) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. There are no defaults by the Company or any of its Subsidiaries, as applicable, under any of the Leases which, in the aggregate, would result in the termination of such Leases and a Material Adverse Effect on the Company. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases, except for any such default which would not individually or in the aggregate, have a Material Adverse Effect on the Company.

(iii) The Owned Properties and the properties (the “Leased Properties”) leased pursuant to the Leases constitute all of the real estate on which the Company and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not constitute a Material Adverse Effect on the Company. The Owned Properties and the Leased Properties are in compliance with all laws, except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Neither any agreement relating to the Owned Properties nor any of the Leases requires consent of any third party for the consummation of the transactions contemplated hereby except for (i) such consents which will be obtained prior to Closing or (ii) such consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(iv) A true and complete copy of each agreement pursuant to which the Company or any of its Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to Parent. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except that (x) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (y) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. There are no existing defaults by the tenant under any Third Party Lease which, in the aggregate, would result in the termination of such Third Party Leases except for any such default which would not reasonably be expected to result in a Material Adverse Effect on the Company. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Third Party Leases, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(z) Administration of Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor any of their directors, officers, agents or Employees has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(aa) Internal Controls. None of the Company’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(bb) Reserves for Losses. All reserves or other allowances for possible losses reflected in the Company’s financial statements referred to in Section 3.1(e) as of and for the year ended March 31, 2003 and the quarter ended June 30, 2003, complied with the standards established by applicable Governmental Entities and were adequate under GAAP. The Company has not been notified by the OTS, the FDIC or the Company’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of the Company in establishing its reserves for the year ended March 31, 2003 and the quarter ended June 30, 2003, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the OTS, the FDIC or the Company’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of the Company. The Company has previously furnished Parent with a complete list of all extensions of credit and other real estate owned (“OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. The Company agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with its terms. All OREO held by the Company is being carried net of reserves at the lower of cost or net realizable value.

      SECTION 3.2     Representations and Warranties of Parent. Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent

Disclosure Schedule”) and making reference to the particular subsection of this Agreement to which exception is being taken, Parent represents and warrants to the Company as follows:

(a) Organization, Standing and Corporate Power.

(i) Each of Parent and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted except, as to Subsidiaries, for those jurisdictions where the failure to be duly organized, validly existing and in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. Parent is duly registered as a savings and loan holding company with the OTS under the HOLA, and Webster Bank (“Parent Bank”) is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States. On September 23, 2003, Parent Bank filed an application with the OCC to convert to a national bank charter, and Parent filed a draft application with the Federal Reserve to become a financial holding company under the BHC Act (the “Conversion Applications”).

(ii) The Parent has delivered or made available to the Company prior to the execution of this Agreement complete and correct copies of the articles of incorporation and by-laws, as amended to the date hereof, of Parent.

(b) Subsidiaries. Exhibit 21 of Parent’s most recent Annual Report on Form 10-K included in the Parent Filed SEC Documents (as defined in Section 3.2(k)) lists all the Subsidiaries of the Parent, whether consolidated or unconsolidated, required to be listed therein in accordance with Item 601 of Regulation S-K promulgated by the SEC. Except as set forth in said Exhibit, and other than the preferred securities issued by Webster Preferred Capital Corporation and the capital securities issued by each of Webster Capital Trust I and Webster Capital Trust II, all outstanding shares of capital stock of, or other equity interests in, each such Subsidiary: (i) have been validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by Parent, free and clear of all Liens other than (A) Liens described in Section 3.2(b) of the Parent Disclosure Schedule; (B) restrictions on transferability pursuant to federal and state securities laws; and (C) Liens for Taxes not yet due or delinquent or being contested in good faith and for which reserves appropriate in all material respects have been established in accordance with GAAP; and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as currently conducted. The deposit accounts of the Parent Bank are insured by the FDIC through the SAIF or the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Parent Bank.

(c) Capital Structure. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share, of Parent (“Parent Authorized Preferred Stock”), of which, as of October 2, 2003, 14,000 shares have been designated as Series C Preferred Stock (“Parent Preferred Stock”). As of October 2, 2003: (i) 45,562,492 shares of Parent Common Stock were issued and outstanding, and 3,950,022 shares of Parent Common Stock were held by Parent in its treasury; (ii) no shares of Parent Authorized Preferred Stock were issued and outstanding or held by Parent in its treasury; (iii) 5,832,492 shares of Parent Common Stock were reserved for issuance pursuant to Parent’s stock-based compensation plans and all other plans, agreements or arrangements providing for equity-based compensation to any director, employee, consultant or independent contractor of Parent or any of its Subsidiaries (such plans, collectively, the “Parent Stock Plans”), of which 3,187,508 shares are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, “Parent Stock Options”); (iv) no shares of Parent Common Stock are reserved for issuance pursuant to securities convertible into or exchangeable for shares of Parent Common Stock (“Parent Convertible Securities”); and (v) other than as set forth above, no other shares of Parent Authorized Preferred Stock have been designated. All outstanding shares of capital stock of Parent are, and all shares thereof which may be issued prior to the Closing, and all shares thereof which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(b), as provided under the Parent Rights Agreement and for changes since October 2, 2003 resulting from the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, Parent Employee Stock Options or Parent Convertible Securities and other rights referred to in this Section 3.2(b), as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of other ownership interests of Parent, (B) any securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of other ownership interests of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Subsidiary of Parent, and any obligation of Parent or any Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of other ownership interests of Parent, and (y) there are no outstanding obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any Subsidiary of Parent, (B) warrants, calls, options or other rights to acquire from Parent or any Subsidiary of Parent, or any obligation of Parent or any Subsidiary of Parent to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or other ownership interests in, any Subsidiary of Parent or (C) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of Subsidiaries of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(d) Authority; Noncontravention. Parent has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate and stockholder action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms except that (i) such enforceability may be subject to applicable bankruptcy, insolvency or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunction or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the courts for which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, or result in any violation, forfeiture or termination of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of forfeiture, termination, cancellation or acceleration (with or without notice or lapse of time or both) of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, (i) the certificate of incorporation or by-laws of Parent, (ii) the certificate of incorporation or by-laws or the comparable organizational documents of any of its Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease, software agreement or other agreement, instrument, Intellectual Property, right, permit, concession, franchise, license or similar authorization applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (iii) and (iv) only, any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) reasonably be expected to result in a Material Adverse Effect on Parent or (y) reasonably be expected to materially impair or materially delay the ability of Parent to perform its obligations under this Agreement. No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated by this Agreement, except for (1) the filings with the SEC of (A) the Form S-4, and the declaration of effectiveness thereof, by the SEC, and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its Subsidiaries are qualified or licensed to do business or state securities or “blue sky” laws; (3) the approval of the Federal Reserve under the BHC Act or the approval of the OTS under the HOLA, as applicable; (4) the approval of the OCC in connection with the Bank Combination and the acquisition of control of FIRSTFED TRUST COMPANY, N.A. or, in the case of the Bank Combination, the approval of the OTS, as applicable; (5) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plan to be listed on the NYSE; and (6) filings required as a result of the particular status of the Company or its Subsidiaries.

(e) Parent Documents.

(i) Since January 1, 2001, Parent and each of its Subsidiaries subject to reporting under Section 13 or Section 15(d) of the Exchange Act have filed all required reports with the SEC and all required schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (collectively, the “Parent SEC Documents”). As of their respective filing dates, (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and (ii) none of the Parent SEC Documents as of its date, except as amended or supplemented by a subsequent Parent Filed SEC Document, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Parent SEC Document filed subsequent to the date hereof will contain as of its date, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii) The financial statements of Parent and its consolidated Subsidiaries included in the Parent SEC Documents (including the related notes) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject in the case of unaudited statements, to recurring year-end audit adjustments normal in nature and amount).

(iii) Except (A) as reflected in Parent’s unaudited balance sheet as of June 30, 2003 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2003 or in connection with this Agreement or the transactions contemplated hereby, Parent and its Subsidiaries, taken as a whole, do not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise.

(f) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act and through the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

(g) Brokers. No broker, investment broker, financial advisor or other Person is entitled to a broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except a fee to be paid to Lehman Brothers as financial advisor to Parent.

(h) Tax Matters.

(i) Neither Parent nor any of its Affiliates or Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Each of Parent and each of its Subsidiaries has (A) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Entities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are true, correct and complete in all material respects; (B) timely paid in full (or there has been timely paid in full on its behalf) all material Taxes and (C) made adequate provision in all material respects (or adequate provision in all material respects has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in Parent’s audited consolidated balance sheet as of December 31, 2002 (and the notes thereto) and the most recent quarterly financial statements (and the notes thereto) are adequate in all material respects to cover all Taxes accrued or accruable through the date thereof.

(iii) Neither Parent nor any of its Subsidiaries has received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of Parent and its Subsidiaries no such deficiency or assessment is proposed.

(i) Compliance with Laws.

(i) Parent, its Subsidiaries and their respective employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities (“Parent Permits”) that are required for the operation of the respective businesses of Parent and its Subsidiaries as presently conducted, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is, and for the last five years has been, in compliance with the terms of such Parent Permits and all such Parent Permits are in full force and effect and no suspension, modification or revocation of any of them is pending or, to the knowledge of Parent, threatened nor, to the knowledge of Parent, do grounds exist for any such action, except where non-compliance or such suspension, modification or revocation would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(ii) Except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, each of Parent and its Subsidiaries is, and for the last five years has been, in compliance with all applicable statutes, laws, regulations, ordinances, permits, rules, judgments, orders, decrees or arbitration awards of any Governmental Entity applicable to Parent or its Subsidiaries.

(iii) Neither Parent nor any of its Subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any

Governmental Entity that restricts in any respect the conduct of its business or, that in any manner currently relates to its capital adequacy, its policies, its management or its business (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries or Affiliates (A) to its knowledge, been advised since January 1, 2001 by any Governmental Entity that it is considering issuing or requesting any Parent Regulatory Agreement or (B) have knowledge of any pending or threatened investigation by any Governmental Entity. Neither Parent nor any of its Subsidiaries is in breach or default under any Parent Regulatory Agreement in any material respect.

(iv) Except for filings with the SEC, which are the subject of Section 3.2(e), since January 1, 2001, Parent and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity (the “Other Parent Documents”), except where the failure to make such filings would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(v) Since January 1, 2001, neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent any other Person acting on behalf of Parent or any of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any Unlawful Gains, nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. Parent and each of its Subsidiaries that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws has, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied with, the U.S. Anti-Money Laundering laws and the rules and regulations issued thereunder, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(vi) The Parent Bank is “well-capitalized” and “well managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”

(j) Litigation. Except as set forth in Section 3.2(j) of the Parent Disclosure Schedule, no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity, in each case with respect to Parent or any of its Subsidiaries or any of their respective properties or Permits, is pending or, to the knowledge of Parent, threatened, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

(k) Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed and publicly available prior to the date hereof (“Parent Filed SEC Documents”), since June 30, 2003, (A) there has not been any Material Adverse Change in Parent or (B) there are not, to Parent’s knowledge, any facts, circumstances or events that make it reasonably likely that Parent will not be able to fulfill its obligations under this Agreement in all material respects.

(l) Internal Controls. None of Parent or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the system of internal accounting controls described in the next sentence. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(m) Employee Benefit Plans.

(i) For purposes of this Section 3.2(m), “Parent Plans” shall mean its deferred compensation and each bonus of other incentive compensation, stock purchase, stock option and other equity compensation plan or program, or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA; each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement or arrangement with any director or former director of the Parent or any of its Subsidiaries or any executive officer thereof and each other employee benefit plan, fund or program, or arrangement applicable to identified groups of employees, in each case that is sponsored, maintained or contributed to or required to be contributed to by Parent or any of its Subsidiaries is a party for the benefit of any current or former employee or director of Parent or any of its Subsidiaries; each Parent Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, being the “Parent Title IV Plans.”

(ii) All contributions required to have been made with respect to any Parent Plan have been paid when due, except insofar as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Parent.

(iii) Each Parent Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except insofar as the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Parent.

(iv) The IRS has issued a favorable determination letter with respect to each Parent Plan intended to be “qualified” within the meaning of Section 401(a) of the Code that has not been revoked, and, to the knowledge of Parent no circumstances exist that could adversely affect the qualified status of any such plan and the exemption under Section 501(a) of the Code of the trust maintained thereunder. Each Parent Plan intended to satisfy the requirements of Section 510(c)(9) of the Code has satisfied such requirements in all material respects.

(v) With respect to any Parent Title IV Plan to which Parent or any trade or business, whether or not incorporated, that together with Parent is a “single employer” within the meaning of Section 4001(b) of ERISA (a “Parent ERISA Affiliate”) made, or was required to make, contributions on behalf of any current or former employee or director during the five (5) year period ending on the last day of the most recent plan year ended prior to the Closing Date, (a) no liability under Title IV or Section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, except where failure to satisfy such liability would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, and (b) to the knowledge of Parent, no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due), except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(vi) The Pension Benefit Guaranty Corporation has not, to the knowledge of Parent, instituted proceedings to terminate any Parent Title IV Plan and, to the knowledge of Parent, no condition exists that presents a material risk that such proceedings will be instituted, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. No Parent Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA of Section 412 of the Code), whether or not waived, as of the last day of the most recently ended fiscal year, except insofar as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(vii) There are no pending or, to the knowledge of Parent, threatened or anticipated claims by or on behalf of any Parent Plan by any employee or beneficiary covered under any such Parent Plan, or otherwise involving any such Parent Plan (other than routine claims for benefits), except for claims which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Parent.

(n) Interest Rate Risk Management Instruments. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent, all Derivative Transactions entered into by Parent or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of all regulatory authorities, and in accordance with the investment, securities, commodities, risk management and other Policies, Practices and Procedures employed by Parent and its Subsidiaries, and were entered into with counter parties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and Parent and each of its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Parent’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(o) Environmental Liability. There are no pending or threatened Environmental Claims by any Person, or any conditions or circumstances that could form the basis of any Environmental Claim, in each case seeking to impose on Parent or any of its Subsidiaries, or that reasonably would be expected to result in the imposition on Parent or any of its Subsidiaries of, any liability or obligation that would reasonably be expect to result in a Material Adverse Effect on Parent arising under applicable common law standards relating to pollution or protection of the environment, human health or safety, or under any local, state or Federal environmental statute, regulation, ordinance, decree, judgment or order relating to pollution or protection of the environment, human health or safety including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 4.1     Conduct of Business by the Company. Except (i) as set forth in Section 4.1 of the Company Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as consented to by Parent in writing, or (iv) as required by applicable law or regulation, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay their respective debts and Taxes when due, pay or perform their other respective obligations when due, and, use all commercially reasonable efforts consistent with the other terms of this Agreement to preserve intact their current business organizations, use all commercially reasonable efforts consistent with the other terms of this Agreement to keep available the services of their current officers and Employees and preserve their relationships with those Persons having business dealings with them, all with the goal of preserving unimpaired in all material respects their goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a reasonably regular basis to review the financial and operational affairs of the Company and its Subsidiaries, in accordance with applicable law, and the Company shall give due consideration to Parent’s input on such matters, consistent with Section 4.4 hereof, with the understanding that, notwithstanding any other provision contained in this Agreement, Parent shall in no event be permitted to exercise control of the Company prior to the Effective Time. Except as (i) expressly contemplated by this Agreement, (ii) disclosed in Section 4.1 of the Company Disclosure Schedule, (iii) consented to by Parent in writing or (iv) except as required by applicable law or regulation, after the date hereof the Company shall not, and shall not permit any of its Subsidiaries to:

(i) other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends not to exceed $0.13 per share on the Company Common Stock on substantially the same record and payment date schedule as has been utilized in the past, provided that in no event shall the Company declare, set aside or pay dividends on the Company Common Stock if such action would result in the holders of Company Common Stock receiving more than four cash dividend payments in any fiscal year, or more than one cash dividend payment for any fiscal quarter, when considered in conjunction with dividends to be paid by Parent following the Closing), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms or the award of Company Stock Option pursuant to the terms of Section 10 of the Company’s 1998 Stock Option Plan);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than Company Permitted Liens) any shares of its capital stock, any other voting securities, including any restricted shares of Company Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any Company Stock Options (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are outstanding as of the date hereof in accordance with their present terms or the award of Company Stock Options pursuant to the terms of Section 10 of the Company’s 1998 Stock Option Plan);

(iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

(iv) (A) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except in the ordinary course of business consistent with past practice, (B) open, close, relocate, purchase, lease, sell or acquire any banking or other offices, or file an application with a Governmental Entity pertaining to any such action or (C) enter into any new line of business;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Company Permitted Liens), or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practices or create any security interest in such assets or properties (other than Company Permitted Liens);

(vi) except for borrowings having a maturity of not more than 30 days under existing credit facilities (or renewals, extensions or replacements therefor that do not provide for any termination fees or penalties, prohibit pre-payments or require any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of the Company or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, such existing credit facilities, and as they may be so renewed, extended or replaced, “Credit Facilities”) that are incurred in the ordinary course of business consistent with past practice and with respect to which the Company consults with Parent on a basis not less frequently than bi-weekly, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in the ordinary course but in any event not to exceed $50,000,000, and except for the incurring of deposit liabilities in the ordinary course of business consistent with past practice, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than the Company or any wholly owned Subsidiary thereof), or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to Employees and endorsements of banking instruments;

(vii) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of the Company for the taxable year ending December 31, 2002, except as required by changes in law or regulation;

(viii) change in any material respects its investment or risk management or other similar policies of the Company or any of its Subsidiaries;

(ix) make, change or revoke any Tax election, file any amended Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes in amounts not to exceed $50,000, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(x) create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of the Company or its Subsidiaries containing (A) any restriction on the ability of the Company and its Subsidiaries, taken as a whole, to conduct its business as it is presently being conducted or (B) any restriction on the Company or its Subsidiaries engaging in any type or activity or business;

(xi) (A) incur any capital expenditures in excess of $100,000 individually or $1,000,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and listed in Section 4.1(xi) and other expenditures necessary (following consultation with Parent) to maintain existing assets in good repair or to pay applicable Taxes when due, (B) enter into any agreement obligating the Company to spend more than $100,000 individually or $1,000,000 in the aggregate, or (C) enter into any agreement, contract, lease or other arrangement of the type described in Section 3.1(f) or Section 3.1(y) of this Agreement except for any such agreements, contracts, leases or other arrangements (w) of the type described in Section 3.1(f)(i) to the extent not prohibited under Section 4.1(vi) and to the extent not pursuant to any agreement containing provisions that restrict, or may restrict, the conduct of the business of the issuer thereof as currently conducted in a manner more adverse to the Company than the current Credit Facilities, (x) of the type described in Section 3.1(f)(ii) to the extent not prohibited by Section 4.1(xi)(A) or (B), (y) of the type described in Section 3.1(f)(xii) or (xiv) and that is terminable on not less than 30 days’ notice without penalty, but only following prior consultation with Parent, or (z) of the type described in Section 3.1(f)(xiii) to the extent required by the expiration of the term of an existing lease unless reasonably objected to by Parent;

(xii) terminate, amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate the terms of, any of the Company Material Contracts, any of the leases for the Leased Properties or the Third Party Leases or any other material binding obligations, and except for terminations, amendments or other modifications that would not result in the incurrence of additional costs or expenses, or in the loss of revenue, in excess of $100,000 on an annual basis in the aggregate, and are not made with respect to any of the Company Material Contracts described in Section 3.1(f)(iii), (vi), (vii), (ix), (x), (xi) or (xv) (B);

(xiii) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xiv) (A) grant to any current or former director, officer, Employee or consultant any increase in compensation, bonus or other benefits, except for any such salary, wage, bonus or benefit increases (x) as required from time to time by applicable law affecting wages, (y) as required by the terms existing prior to the date hereof of plans or arrangements described in Section 3.1(k) of the Company Disclosure Schedule, (z) annual compensation increases to Employees who are not executive officers undertaken in the ordinary course of business consistent with past practice, or (aa) for bonuses awarded to Employees who are not executive officers under the Company Bank’s Incentive Compensation Program in the ordinary course of business consistent with past practice in such amounts as have been accrued by the Company through the Effective Time, which shall not exceed the amount set forth in Section 4.1(xiv) of the Company Disclosure Schedule in the aggregate, and which awards shall be made in consultation with Parent, (B) grant to any such current or former director, officer, Employee or consultant any increase in severance or termination pay, (C) enter into, or amend, or take any action to clarify any provision of, any Plan or any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer, Employee or consultant, except as required by applicable law, (D) modify any Company Stock Option, (E) make any discretionary contributions to any pension plan, (F) hire any new employee at an annual compensation in excess of $50,000, (G) hire or promote any employee to a new rank having a title of vice president or other more senior rank or (H) accelerate the vesting or payment of compensation payable or benefits provided or to become payable or provided to any of current or former directors, officers, Employees, consultants or service providers or otherwise pay any amounts, grant any awards or provide any benefits not otherwise due except to the extent expressly permitted above;

(xv) except for loans made on terms, generally available to the public and otherwise in compliance with applicable law, make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliate Person of the Company or of any of its Subsidiaries;

(xvi) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law or (ii) to effect the consummation of the transactions contemplated hereby;

(xvii) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $100,000 individually or $500,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(xviii) incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice (including its deposit pricing policies) that do not materially change the risk profile of the Company and its Subsidiaries;

(xix) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in the ordinary course of business consistent with past practice in connection with foreclosure, settlement in lieu of foreclosure, or troubled loan or debt restructuring;

(xx) originate (i) any loans except in accordance with existing Company lending policies and practices, (ii) residential mortgage loans in excess of $1,000,000, (iii) 30-year residential mortgage loans whose interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (iv) unsecured consumer loans in excess of $50,000, (v) commercial business loans in excess of $5,000,000 as to any loan or in the aggregate as to any related loans or loans to related persons, (vi) commercial real estate first mortgage loans in excess of $5,000,000 as to any loan or in the aggregate as to any related loans or loans to related borrowers, (vii) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in (v) and (vi) above;

(xxi) purchase or sell any loans or any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice; provided that sales by People’s Mortgage Corporation shall be on a servicing released basis;

(xxii) issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Parent (which shall not be unreasonably delayed or withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of Parent (which shall not be unreasonably delayed or withheld), except for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(xxiii) create, renew, amend or permit to expire, lapse or terminate or knowingly take any action reasonably likely to result in the creation, renewal, amendment, expiration, lapse or termination of any insurance policies referred to in Section 3.1(o) except that the Company shall be permitted to take any such action without Parent’s consent in the event that Parent shall fail to reasonably consent to such action; or

(xxiv) knowingly take any action or knowingly fail to take any action which would result in any of the conditions of Article VI not being satisfied; or

(xxv) authorize, or commit or agree to take, any of the foregoing actions.

      SECTION 4.2     Advice of Changes. Except to the extent prohibited by applicable law or regulation, the Company and Parent shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could have a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 4.2 shall not constitute a failure to be satisfied of any condition set forth in Article VI unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to be satisfied of a condition set forth in Article VI.

      SECTION 4.3     No Solicitation by the Company.

      (a) Except as otherwise provided in this Section 4.3, until the earlier of the Effective Time and the date of termination of this Agreement, neither the Company, nor any of its Subsidiaries or any of the officers, directors, agents, or representatives of it or its Subsidiaries (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined in this Section 4.3), (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal, (iii) enter into any agreement regarding any Company Takeover Proposal or (iv) make or authorize any statement, recommendation or solicitation in support of any Company Takeover Proposal. If and only to the extent that (i) the Company Stockholders Meeting shall not have occurred, (ii) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law in light of a bona fide Company Takeover Proposal that has not been withdrawn, (iii) such Company Takeover Proposal was not solicited by it and did not otherwise result from a breach of this Section 4.3(a), and (iv) the Company provides prior written notice to Parent of its decision to take such action, the Company shall be permitted to (A) furnish information with respect to the Company and any of its Subsidiaries to such Person pursuant to a customary confidentiality agreement, (B) participate in discussions and negotiations with such Person and (C) effect a Change in the Company Recommendation (as defined below).

      For purposes of this Agreement, “Company Takeover Proposal” means any proposal or offer from any Person (other than from Parent and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (x) assets of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income, or that represent 20% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, or (y) 20% or more of any class of equity securities of the Company, (B) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of any equity securities of the Company, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 20% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement.

      (b) Except as expressly permitted by this Section 4.3 or Section 5.1(d), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Agreement, the Merger or the Company Recommendation (as defined in Section 5.1(d)) or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval or Company Recommendation (collectively, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, or fail to recommend against, any Company Takeover Proposal.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of any request for information relating to a Company Takeover Proposal, or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal, and shall promptly (and in any event within 24 hours) provide a copy of any written request or Company Takeover Proposal to Parent. The Company will keep Parent promptly informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

      (d) Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would violate its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of Directors of the Company reaffirms the Company Recommendation in such disclosure.

      SECTION 4.4     Transition.

      (a) Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the Company and its Subsidiaries, including the Company Bank, with the businesses of Parent and its Subsidiaries to be effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, the Company shall cause the Employees and officers of the Company and its Subsidiaries, including the Bank, to use their reasonable best efforts to provide support, including support from its outside contractors, and to assist Parent in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by Parent.

      (b) Parent and the Company agree to consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and the Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Parent shall reasonably request. Parent and the Company shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby, and shall take such charges as Parent shall reasonably request. The Company shall not be required to take any action required by this Section 4.4(b) (i) prior to the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated by this Agreement are received, (ii) until after receipt of written confirmation from Parent that it is not aware of any fact or circumstance that would prevent completion of the Merger, and (iii) if any such action is prohibited by GAAP or any applicable laws and regulations. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 4.4(b).

      SECTION 4.5     No Fundamental Changes in the Conduct of Business by Parent. Except (i) as set forth in Section 4.5 of the Parent Disclosure Schedule, (ii) as consented to by the Company in writing or required by applicable law or regulation or (iii) as otherwise expressly contemplated by this Agreement, Parent shall not, and shall not permit any of it Subsidiaries to:

(i) except as contemplated hereby, amend its certificate of incorporation or by-laws in any manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock; provided that the authorization or issuance of preferred stock in a manner that would not require Parent stockholder approval shall not be deemed to violate this clause (i);

(ii) knowingly take any action or knowingly fail to take any action which would result in any of the conditions of Article VI not being satisfied;

(iii) knowingly take or cause to be taken any action which, individually or in the aggregate, would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(iv) authorize, or commit or agree to take, any of the foregoing actions or any other action that would be reasonably likely to prevent Parent from performing or would be reasonably likely to cause Parent not to perform its covenants hereunder in all material respects.

ARTICLE V

ADDITIONAL AGREEMENTS

      SECTION 5.1     Preparation of the Form S-4, Proxy Statement; Stockholders Meeting.

      (a) As promptly as practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act, and for the Proxy Statement to be cleared under the Exchange Act, as promptly as practicable after such filing. Without limiting any other provision hereinabove contained, the Form S-4 and the Proxy Statement will contain, without limitation, such information and disclosure reasonably requested by either Parent or the Company so that (i) the Form S-4 conforms in both form and substance to the requirements of the Securities Act, and (ii) the Proxy Statement conforms in both form and substance to the requirements of the Exchange Act. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Company Common Stock as promptly as practicable after the Form S-4 is declared effective.

      (b) If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by Company for inclusion in the Form S-4 or the Proxy Statement or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Form S-4 or the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company.

      (c) Each of the Company and Parent shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and the other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC with respect to the Form S-4 and the Proxy Statement as promptly as practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

      (d) The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold the Company Stockholders Meeting in accordance with the DGCL for the purpose of obtaining the Company Stockholder Approval and subject to Section 4.3, the Board of Directors of the Company shall recommend to the Company’s stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”); provided, however, that the Company’s Board of Directors shall not be required to make such Company Recommendation to the extent that it is permitted to effect a Change in the Company Recommendation pursuant to Section 4.3. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. Notwithstanding any Change in the Company Recommendation, unless otherwise directed in writing by Parent, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation, provided, however, that if the Board of Directors of the Company shall have effected a Change in the Company Recommendation in accordance with this Agreement, then in submitting this Agreement to the Company’s stockholders, the Board of Directors of the Company may submit this Agreement to the Company’s stockholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to the Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

      (e) The Company shall coordinate and cooperate with Parent with respect to the timing of the Company Stockholders Meeting.

      SECTION 5.2     Access to Information; Confidentiality.

      (a) Subject to applicable law, each party shall, and shall cause its Subsidiaries to, afford each other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of each other party, reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its Subsidiaries to, furnish promptly to each other party all other information concerning its business, properties and personnel as such other party may reasonably request. In addition, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel. No review pursuant to this Section 5.2 shall affect any representation or warranty given by any party.

      (b) Each party will keep, and will cause its Subsidiaries, Affiliates, directors, officers, employees, agents and advisors (collectively, such party’s “Representatives”) to keep, all information and documents obtained from the other party or its Representatives pursuant to Section 5.2(a) or during the investigations leading up to the execution of this Agreement confidential unless such information (i) was already in the possession of the party receiving the information (the “Receiving Party”), provided that such information is not known by the Receiving Party to be subject to another confidentiality agreement with, or other direct or indirect obligation of secrecy to, the party disclosing the information or documents (the “Disclosing Party”), (ii) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives or (iii) becomes available to the Receiving Party from a source other than the Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with, or other direct or indirect obligation of secrecy to, the Disclosing Party. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the Disclosing Party which furnished the same or, with respect to information contained in analyses, compilations, studies or other documents or records prepared by the Receiving Party, destroyed (such destruction to be confirmed in writing if requested by the Disclosing Party). In the event that the Receiving Party or any of its Representatives become legally compelled to disclose any such information or documents, the Receiving Party agrees to provide, if practicable, the Disclosing Party with reasonable advance notice under the circumstances prior to any such disclosure to enable the Disclosing Party to seek a protective order or other appropriate remedy. In addition, each party may, at any time, with notice (in advance, if practicable) to the other party, make disclosures of such information and documents as may be required or requested by such party’s applicable regulatory authorities. This Agreement shall not be construed to limit in any way either party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Merger or the Bank Combination (as defined in Section 5.3). These provisions are meant to be interpreted so as to prevent the Merger or the Bank Combination from being treated as offered under “conditions of confidentiality” within the meaning of the Code and the Treasury Regulations thereunder.

      SECTION 5.3     Reasonable Best Efforts.

      (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (iv) publicly supporting this Agreement and the Merger and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

      (b) In connection with and without limiting the foregoing, the Company shall (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger or any other transaction contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

      (c) In connection with and without limiting the foregoing, Parent shall use its reasonable best efforts to cause the Conversion Applications to be processed as promptly as practicable. In addition, Parent and the Company shall use their respective reasonable best efforts prior to the Effective Time to effect subsequent to the Effective Time the combination (the “Bank Combination”) of the Company Bank with the Parent Bank, including causing such banks to enter into a customary plan of bank merger, obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (including the OCC and/or the OTS as applicable) and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including the OCC and/or the OTS as applicable), with such Bank Combination to be effective immediately following the Effective Time or at such later time as Parent may determine.

      SECTION 5.4     Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Stock Options in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.4. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including derivative securities with respect to Company Common Stock or Parent Common Stock) resulting from the transactions contemplated by Article I and II of this Agreement by each Company Insider to be exempt under Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. Assuming that the Company delivers to Parent the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby, and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “Company Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company and, in with respect to the foregoing obligations of Parent, who are listed in the Company Section 16 Information and who will be subject to the reporting requirements of Section 16(a) of the Exchange Act, immediately following the Effective Time, with respect to Parent.

      SECTION 5.5     Indemnification, Exculpation and Insurance.

      (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of the Company and its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time.

      (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company or any of its

Subsidiaries or their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

      (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, that the Surviving Corporation may substitute therefor policies of Parent or its Subsidiaries (including self insurance) containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.5(c) in excess of 200% of the aggregate premiums paid by the Company in 2003 on an annualized basis for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to use its reasonable best efforts obtain a policy with the greatest coverage available for a cost not exceeding such amount.

      (d) The provisions of this Section 5.5 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.

      SECTION 5.6     Fees and Expenses. Except as otherwise provided in Section 7.2, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the filing and other fees paid to the SEC in connection with this Agreement and printing fees in connection with the Proxy Statement and the Form S-4 shall be borne by Parent.

      SECTION 5.7     Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements and any broadly distributed internal communications with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement or broadly distributed internal communications prior to such consultation, except as either party may in good faith determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange and except for any discussions with rating agencies. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the parties.

      SECTION 5.8     Affiliates. Concurrently with the execution of this Agreement (or to the extent not practicable, as soon as practicable and in any event within 10 business days after the date hereof), the Company shall deliver to Parent a written agreement substantially in the form attached as Exhibit A hereto of all of the Persons who are “affiliates” of the Company for purposes of Rule 145 under the Securities Act; all of such affiliates, who are affiliates as of the date of this Agreement, are identified in Section 5.8 of the Company Disclosure Schedule. Section 5.8 of the Company Disclosure Schedule shall be updated by the Company as necessary to reflect changes from the date hereof and the Company shall use reasonable best efforts to cause each Person added to such schedule after the date hereof to deliver a similar agreement.

      SECTION 5.9     Stock Exchange Listing. Parent shall use best efforts to cause the Parent Common Stock issuable under Article II to be approved for issuance on the NYSE, in each case subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event on or prior to the Closing Date.

      SECTION 5.10     Stockholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

      SECTION 5.11     Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party and which relates to the confidentiality or information regarding the Company or its Subsidiaries or which relate to securities of the Company, other than client and customer agreements entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice. During such period, the Company shall use reasonably best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

      SECTION 5.12     Employee Benefits.

      (a) The Surviving Corporation and its Subsidiaries and/or Parent shall employ as of the Closing Date those Employees who are employed by the Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”) provided that no Continuing Employee shall be, or have the authority of, an officer of such Person unless elected or appointed as such by such Person.

      (b) The Company shall amend its severance plan, a copy of which is included in Section 5.12 of the Company Disclosure Schedule, to provide that all employees of Company or its Subsidiaries, regardless of service, are eligible to receive severance benefits in the event they are displaced as a result of the merger (other than employees covered by a specific employment or change in control agreement that is binding upon Parent or Surviving Corporation). The Company severance plan, as amended, shall also provide a minimum of 13 weeks’ severance pay to eligible employees. Parent shall provide outplacement services to any Employee who is displaced as a result of the Merger or otherwise within one year from the Effective Time, provided that in no event shall Parent be required to expend more than $75,000, in the aggregate, with respect to such services.

      (c) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans, programs, or arrangements maintained by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation (other than any defined benefit pension plan, retiree medical plan or retiree life insurance plan) for such Continuing Employees’ service with the Company or any Subsidiary of the Company (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries, except as may result in duplication of benefits.

      (d) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and provide, for the year in which the Effective Time occurs, credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs to the extent credited by the Company for such Continuing Employees as of immediately prior to the Effective Time.

      (e) Except as otherwise provided in Article V of this Agreement, Parent and Surviving Corporation shall honor all obligations under the employment and change-in-control agreements set forth in Company Disclosure Schedule 5.12(e), in each case except to the extent superseded by agreements entered into in connection with entering into this Agreement.

      (f) Prior to December 1, 2003, the Company agrees that it shall pay all deferred compensation accounts of the individuals listed on Schedule 5.12(f) to such individuals.

      SECTION 5.13     Tax Matters. Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the Tax opinions described in Sections 6.2(c) and 6.3(c) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Parent and the Company shall execute and deliver to Muldoon Murphy & Faucette LLP, counsel to the Company, and Wachtell, Lipton, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Closing Date, in connection with their respective deliveries of opinions, pursuant to Sections 6.2(c) and 6.3(c) hereof, with respect to the Tax treatment of the Merger.

      SECTION 5.14     Board of Directors. Effective as of the Closing, Parent shall cause the Company Designee to be appointed to the Boards of Directors of Parent and of the Parent Bank and will cause the Company Designee to be nominated for election or appointed to such Boards, as the case may be, for the class of directors with a term expiring in 2007.

      SECTION 5.15     Advisory Board of Parent. Parent shall establish an advisory board (the “Parent Advisory Board”) and, prior to the Closing Date, shall offer to each of the members of the Board of Directors of the Company as of the Closing Date an opportunity to become a member of the Parent Advisory Board (other than the Company Designee), subject to entering into a customary non-competition/non-solicitation agreement with Parent, with service on the Parent Advisory Board to commence immediately following the Closing Date. The Parent Advisory Board shall be maintained for a period ending no sooner than two years following the Closing Date. For two years following the Effective Time, the members of the Parent Advisory Board appointed pursuant to this Section 5.15 who are not employees of the Company or its Subsidiaries and who continue to serve shall receive, as compensation for service on the Parent Advisory Board, Parent Advisory Board member’s fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for members of the Board of Directors of the Company in effect on the date hereof.

ARTICLE VI

CONDITIONS PRECEDENT

      SECTION 6.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required by the Company, Parent or any of their Subsidiaries under applicable law or regulation to consummate the Merger and the other transactions contemplated hereby, shall have been obtained or made and shall remain in full force and effect, including approval of the Merger and, if so determined by Parent, the Bank Combination, by the applicable regulatory authorities (all such approvals and the expiration of all such waiting periods, the “Requisite Regulatory Approvals”).

(c) Other Third Party Approvals. All other notices, consents or waivers from third parties (other than Governmental Employees) with respect to the transactions contemplated by this Agreement shall have been made or obtained except as would not reasonably be expected to have a Material Adverse Effect on the Company or on Parent.

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or the Bank Combination.

(e) Form S-4; Blue Sky Laws. The Form S-4 shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC, and Parent shall have received all approvals required under state securities or “blue sky” laws with respect to the Merger.

(f) Stock Exchange Listing. The shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by Article II shall have been approved for listing on the NYSE, subject to official notice of issuance.

      SECTION 6.2     Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of the Company shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to result in a Material Adverse Effect on the Company, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement; and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.

(c) Tax Opinion. Parent shall have received the opinion of Wachtell, Lipton, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and certificates obtained from officers of Parent and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 6.2(c), Wachtell, Lipton may require and rely upon representations contained in certificates of officers of Parent and the Company.

      SECTION 6.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided that no representation or warranty of Parent shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent, has had or would result in a Material Adverse Effect on Parent, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Change,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent, to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent, to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Muldoon Murphy & Faucette LLP, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 6.3(c), Muldoon Murphy & Faucette LLP may require and rely upon representations contained in certificates of officers of Parent and the Company.

(d) Deposit of Merger Consideration. Parent shall have deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration.

      SECTION 6.4     Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.3.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      SECTION 7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or after the Company Stockholder Approval (the party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) below shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by the date that is ten months following the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

(iv) if any Governmental Entity that must grant a Requisite Regulatory Approval required to complete the Merger has denied the applicable Requisite Regulatory Approval and such denial has become final and nonappealable;

(c) by Parent, if (i) the Company shall have failed to make the Company Recommendation in the Proxy Statement, (ii) the Company shall have effected a Change in the Company Recommendation or (iii) the Company shall have breached its obligations under this Agreement by reason of a failure to call or convene the Company Stockholders Meeting in accordance with Section 5.1(d);

(d) by Parent, if the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b), and (B) is incapable of being cured by the Company or is not cured within 30 days of written notice thereof; or

(e) by the Company, if Parent shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b), and (B) is incapable of being cured by Parent or is not cured within 30 days of written notice thereof.

(f) by the Company, if the Company Board so determines by the vote of a majority of all of its members, by giving written notice to Parent not later than the end of the second Business Day next following the Determination Date, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Closing Price shall be less than 80% of the Parent Starting Price; and

(ii) (A) the number obtained by dividing the Average Closing Price by the Parent Starting Price (such number, the “Parent Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”).

      If the Company elects to exercise its termination right pursuant to this Section 7.1(f), it shall give written notice to Parent. During the five-business-day period commencing with its receipt of such notice, Parent may, at its option (the “Fill Option”), adjust the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.80, the Parent Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to the Company of such election and the revised Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 7.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(f).

      If the outstanding shares of common stock of Parent or any company belonging to the Index Group shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination date, the prices for the common stock of such company will be appropriately adjusted.

      For purposes of this Section 7.1(f), the following terms shall have the meanings set forth below:

      “Average Closing Price” of the Parent Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of Parent Common Stock reported on the NYSE Composite Transaction Tape (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the five consecutive NYSE trading days ending at the close of trading on the Determination Date.

      “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts are authorized or obligated to close.

      “Determination Date” means the date on which the last required approval of a Governmental Authority is obtained with respect to the Merger, without regard to any requisite waiting period.

      “Final Index Price” means the sum of the Final Prices for each company comprising the Index Group multiplied by the weight set forth on Exhibit B opposite the name of the applicable company, as they may be adjusted in accordance herewith.

      “Final Price,” with respect to any company belonging to the Index Group, means the arithmetic average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the same trading days used in calculating the Average Closing Price.

      “Index Group” means the twenty (20) financial institution holding companies listed on Annex B attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal for the acquisition of any such company or as to which any such company shall have made a proposal to acquire another company in which 20% or more of its outstanding shares would be issued, in each case at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that, at any time during the period beginning on the date of this Agreement and ending on the Determination Date, the common stock of any such company ceases to be publicly traded, a proposal to acquire any such company is announced, or such company announces an acquisition proposal in which 20% or more of such company’s outstanding shares are to be issued (other than the acquisition of Roslyn Bancorp, Inc. by New York Community Bancorp, Inc.), such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The twenty (20) financial institution holding companies and the weights attributed to them are listed on Annex B.

      “Initial Index Price” means $31.98.

      “Parent Starting Price” means $41.15.

      SECTION 7.2     Effect of Termination.

      (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than that the provisions of Section 5.2 (other than the first sentence thereof) shall survive such termination for a period of two years thereafter and the provisions of Section 5.6, this Section 7.2 and Article VIII shall survive such termination indefinitely or otherwise in accordance with their terms, provided, however, that nothing herein shall relieve any party from any liability for any willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      (b) (i) In the event that (A) a Company Pre-Termination Takeover Proposal Event (as defined below) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(ii), by Parent pursuant to Section 7.1(c) or by Parent pursuant to Section 7.1(d) as a result of a willful breach by the Company and (B) prior to the date that is twelve (12) months after the date of such termination the Company consummates a Company Takeover Proposal or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal, then the Company shall: (x) in the case of a termination pursuant to Section 7.1(b)(ii), 7.1(c)(i) or 7.1(c)(ii), on the date such Company Acquisition Agreement is entered into, pay Parent a fee equal to $8.5 million by wire transfer of same day funds, and on the date such Company Takeover Proposal is consummated, pay Parent a fee equal to $17 million (less any fee previously paid to Parent under this clause (x)) by wire transfer of same day funds; (y) in the case of a termination pursuant to Section 7.1(c)(iii) or 7.1(d) as a result of a willful breach by the Company, on the date such Company Takeover Proposal is consummated or such Company Acquisition Agreement is entered into, pay Parent a fee equal to $17 million by wire transfer of same day funds.

      (ii) For purposes of this Section 7.2(b), a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Company Takeover Proposal shall have been made known to the Company or any of its Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and such Company Takeover Proposal or public announcement shall not have been irrevocably withdrawn not less than five business days prior to the Company Stockholders Meeting. The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.2(b), the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

      (c) In the event of termination of the Agreement by either the Company or Parent pursuant to Sections 7.1(b)(i) or 7.1(b)(iv) because Parent has not received, or because the applicable Governmental Entity has denied, the Requisite Regulatory Approvals required to be obtained by Parent from the Federal Reserve, the OCC or the OTS, as the case may be, in order to complete the Merger, except to the extent such failure or denial resulted principally from the failure of the Company to perform any of its obligations under this Agreement or any inaccuracy of the representations and warranties of the Company made hereunder, then Parent shall pay the Company a fee equal to $7 million by wire transfer of same day funds, within two business days following a written request by the Company. In the event that any third party acquires (either directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, sale, lease, exchange, transfer or other disposition (including a contribution to a joint venture), dissolution or similar transaction, for consideration consisting of cash and/or securities) a majority of the combined voting power of the shares of the Company’s capital stock then outstanding or a majority of the revenues or total assets of the Company and its Subsidiaries, taken as a whole (other than any transaction that results in the Company’s stockholders immediately prior to such transaction owning fifty percent or more of the stock of the resulting entity or the publicly traded corporation thereof immediately after such transaction and the members of the Company’s Board of Directors immediately prior to such transaction constituting at least a majority of the board of directors of such resulting entity or publicly traded corporation immediately after such transaction) within twelve months of such termination date, the Company will reimburse Parent all funds paid to the Company under this Section 7.2(c) by wire transfer of same day funds, within two business days following completion of such acquisition; provided that such reimbursement obligation shall be reduced by an amount equal to the difference (if positive) between (x) 17,412,663 multiplied by $24.50 and (y) 17,412,663 (proportionately adjusted if the Company Common Stock shall have hereafter been changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event) multiplied by the Implied Value of the Alternative Consideration. “Implied Value of the Alternative Consideration” shall mean (i) if such transaction is an all-cash transaction or is a transaction in which not less than 40% of the aggregate consideration is paid in cash, the cash price per share to be paid in the transaction, (ii) if such transaction is an all-stock transaction or is a transaction in which not more than 40% of the aggregate consideration is paid in cash, an amount equal to the applicable exchange ratio multiplied by the arithmetic mean of the daily closing sales prices per share of the applicable stock for the five consecutive trading days ending on the day prior to the date of completion of the acquisition or (iii) if neither of the foregoing clauses shall apply, the value of the per share consideration as of the completion of the acquisition as the parties shall reasonably agree in good faith.

      SECTION 7.3     Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

      SECTION 7.4     Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

GENERAL PROVISIONS

      SECTION 8.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and shall expire at the Effective Time and be of no further effect thereafter. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 8.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to

Webster Financial Corporation

Webster Plaza
Waterbury, Connecticut 06702
Attention: Harriet Wolfe, Executive Vice President,
General Counsel and Secretary
Telecopy No.: (203) 755-5539

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street
New York, New York 10019
Telecopy No.: (212) 403-2000
Attention: Craig M. Wasserman, Esq.

if to the Company, to

FIRSTFED AMERICA BANCORP, INC.

ONE FIRSTFED PARK
Swansea, Massachusetts 02777
Telecopy No.: (508) 235-1800
Attention: Robert F. Stoico

with a copy to:

Muldoon Murphy & Faucette LLP

5101 Wisconsin Avenue N.W.
Washington, D.C. 20016
Telecopy No.: (202) 966-9409
Attention: Doug Faucette, Esq.

      SECTION 8.3     Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, that (x) any investment account advised or managed by such Person or one of its Subsidiaries or Affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such Person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an Affiliate of such Person.

(b) “Affiliated Person” means any director, officer or 5% or greater stockholder of the referenced Person, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

(c) “Closing Parent Share Value” means the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Parent Common Stock reported on the New York Stock Exchange (the “NYSE”) Composite Tape for the five consecutive trading days immediately preceding but not including the trading day prior to the Closing Date; provided, however, if necessary to comply with any requirements of the Securities and Exchange Commission (the “SEC”), the term Closing Parent Share Value shall be deemed to mean the date which is the closest in time but prior to the Closing Date which complies with such rules and regulations.

(d) “knowledge” means, (i) with respect to the Company, the knowledge of the individuals listed on Section 8.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent, the knowledge of Parent’s executive officers.

(e) “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its consolidated subsidiaries taken as a whole, other than (i) any change, effect, event or occurrence relating to the United States economy or financial or securities markets in general, (ii) any change, effect, event or occurrence relating to the financial services industry to the extent not affecting such Person to a materially greater extent than it affects other Persons in industries in which such Person competes, (iii) any change, effect, event or occurrence relating to the announcement hereof, (iv) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities and (v) any change in GAAP or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally.

(f) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(g) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

      SECTION 8.4     Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, in the case of any agreement or instrument, such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and, in the case of statutes, such statutes as in effect on the date of this Agreement. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state, local or foreign statute or law shall be deemed to also refer to any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise.

      SECTION 8.5     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. A facsimile copy of a signature page shall be deemed to be an original signature page.

      SECTION 8.6     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement (including the Confidentiality Agreement dated as of August 6, 2003 between Parent and the Company) and (b) except for the provisions of Section 5.5, which shall inure to the benefit of and be enforceable by the Persons referred to therein, is not intended to confer upon any Person other than the parties any rights or remedies.

      SECTION 8.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      SECTION 8.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign its rights and obligations, in whole or in part, under this Agreement to Parent or any wholly-owned, direct subsidiary of Parent. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

      SECTION 8.9     Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any Federal court located in the State of Connecticut or any court of the State of Connecticut in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      SECTION 8.10     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 8.11     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 8.12     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

WEBSTER FINANCIAL CORPORATION

ATTEST:

By: /s/ HARRIET MUNRETT WOLFE	By: /s/ JAMES C. SMITH

Name: Harriet Munrett Wolfe	Name: James C. Smith
Title: Executive Vice President, General Counsel and Secretary	Title: Chairman and Chief Executive Officer

FIRSTFED AMERICA BANCORP, INC.

ATTEST:

By: /s/ CECILIA R. VIVEIROS	By: /s/ ROBERT F. STOICO

Name: Cecilia R. Viveiros	Name: Robert F. Stoico
Title: Corporate Secretary	Title: Chairman, President and Chief Executive Officer

EXHIBIT A

FORM OF AFFILIATE LETTER

                    , 2003

Webster Financial Corporation
Webster Plaza
Waterbury, Connecticut 06702

Attention: General Counsel

Ladies and Gentlemen:

      I have been advised that I may be deemed to be an “affiliate” of FIRSTFED AMERICA BANCORP, INC., a Delaware corporation (the “Company”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger dated as of October 6, 2003 (the “Merger Agreement”), by and between Webster Financial Corporation, a Delaware corporation (“Parent”), and the Company, the Company plans to merge with and into Parent (the “Merger”) with Parent being the surviving corporation. Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

      I further understand that, as a result of the Merger, in exchange for shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) I may receive common stock, par value $0.01 per share, of Parent (“Parent Common Stock”).

      I have read this letter and discussed the requirements hereof to the extent I felt necessary with my counsel or counsel for the Company.

      I represent, warrant and covenant with and to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

1. I shall not make any sale, transfer, or other disposition of such Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), (iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a “no-action” letter or interpretive letter from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act, or (iii) I have the right to have the legend set forth in Sections 3 and 4 below removed pursuant to Section 4 below.

2. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Securities Act or, other than as set forth below, to take any other action necessary in order to make compliance with an exemption from such registration available.

3. I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to the Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates, if any, for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Webster Financial Corporation, a copy of which agreement is on file at the principal offices of Webster Financial Corporation.”

4. I understand that, unless the transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity

A-1-1

with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates, if any, issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement under, or in accordance with an exemption from the registration requirements of, the Securities Act of 1933.”

      It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legend and/or any stop transfer instructions will be lifted (A) if one year (or such other period as may be required by Rule 145(d)(2) or any successor thereto) shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(2) (or any successor thereto) are then available to me, (B) if two years (or such other period as may be required by Rule 145(d)(3) or any successor thereto) shall have elapsed from the date I acquired the Parent Common Stock received in the Merger and the provisions of Rule 145(d)(3) (or any successor thereto) are then available to me or (C) if I shall have delivered to Parent (i) a copy of a “no-action” letter or interpretative letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act or (ii) a written statement from me representing that the Parent Common Stock represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act.

      Execution of this letter should not be considered an admission on my part of “affiliate” status as described in the first paragraph of this letter agreement, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

      By acceptance hereof, Parent agrees, for a period of two years after the Effective Time that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me if I desire to transfer Parent Common Stock issued to me in the Merger.

Very truly yours,

By:

Name:

Accepted this      day of

                    , 2003.

WEBSTER FINANCIAL CORPORATION

By:

Name:
Title:

A-1-2

EXHIBIT B

INDEX GROUP AND INITIAL INDEX PRICE

		Shares			Wtd. by
		Outstanding	Share	Closing	Shares
Ticker	Company	(000)	Weighting	Price	Outstanding

HBCK	Hudson City Bancorp, Inc. (MHC)	191,499.8	12.04%	$31.45	$3.79
HIB	Hibernia Corporation	155,896.2	9.80%	21.40	2.10
NYB	New York Community Bancorp, Inc.	138,679.2	8.72%	32.10	2.80
CNB	Colonial BancGroup, Inc.	124,256.0	7.81%	14.75	1.15
SKYF	Sky Financial Group Inc.	89,849.2	5.65%	23.22	1.31
FMER	FirstMerit Corporation	84,488.6	5.31%	25.07	1.33
BXS	BancorpSouth, Inc.	77,988.0	4.90%	22.70	1.11
ASBC	Associated Banc-Corp	73,735.9	4.64%	38.81	1.80
TCB	TCF Financial Corporation	71,593.9	4.50%	48.52	2.18
CBH	Commerce Bancorp, Inc.	69,634.3	4.38%	48.65	2.13
MRBK	Mercantile Bankshares Corporation	69,093.3	4.34%	40.10	1.74
CBSH	Commerce Bancshares, Inc.	65,849.4	4.14%	44.32	1.83
PBCT	People’s Bank (MHC)	61,640.0	3.88%	31.11	1.21
BOKF	BOK Financial Corporation	57,032.3	3.59%	38.90	1.39
CFR	Cullen/Frost Bankers, Inc.	51,464.0	3.24%	37.85	1.22
PFGI	Provident Financial Group, Inc.	48,782.9	3.07%	29.25	0.90
CYN	City National Corporation	48,156.8	3.03%	51.78	1.57
CFB	Commercial Federal Corporation	43,940.2	2.76%	25.10	0.69
WES	Westcorp	39,240.1	2.47%	35.60	0.88
DSL	Downey Financial Corp.	27,928.7	1.76%	47.91	0.84
	Weighted Index Share Price				$31.98

A-2-1

APPENDIX B

March 9, 2004

Board of Directors

FIRSTFED AMERICA BANCORP, INC.
One FirstFed Park
Swansea, Massachusetts 02777

Gentlemen:

      FIRSTFED AMERICA BANCORP, INC. (“FAB”) and Webster Financial Corporation (“Webster”) have entered into an Agreement and Plan of Merger, dated as of October 6, 2003 (the “Agreement”), pursuant to which FAB will be merged with and into a wholly-owned subsidiary of Webster (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of FAB common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the “FAB Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) .5954 shares of the common stock, par value $.01 per share, of Webster (together with the rights attached thereto issued pursuant to the Rights Agreement, dated as of February 5, 1996, as amended, between Webster and American Stock Transfer & Trust Company, as Rights Agent) or (b) $24.50 in cash without interest, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 60% of the total number of FAB Shares shall be converted into Webster common stock and 40% shall be converted into cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of FAB Shares.

      Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of FAB that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Webster that we deemed relevant; (iv) internal financial projections for FAB for the year ending December 31, 2004 prepared by and reviewed with management of FAB; (v) internal financial projections for Webster for the years ending December 31, 2004 and 2005 prepared by and reviewed with management of Webster and earnings per share estimates for Webster for the year ending December 31, 2004 published by I/ B/ E/ S; (vi) the pro forma financial impact of the Merger on Webster, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of FAB and Webster; (vii) the publicly reported historical price and trading activity for FAB’s and Webster’s common stock, including a comparison of certain financial and stock market information for FAB and Webster with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investiga-

Board of Directors
FIRSTFED AMERICA BANCORP, INC.
March 9, 2004

tions and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of FAB the business, financial condition, results of operations and prospects of FAB and held similar discussions with certain members of senior management of Webster regarding the business, financial condition, results of operations and prospects of Webster.

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by FAB or Webster or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of FAB and Webster that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of FAB or Webster or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of FAB or Webster nor have we reviewed any individual credit files relating to FAB or Webster. We have assumed, with your consent, that the respective allowances for loan losses for both FAB and Webster are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for FAB and Webster and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of FAB and Webster and used by Sandler O’Neill in its analyses, Sandler O’Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of FAB and Webster and that such performances will be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in FAB’s or Webster’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that FAB and Webster will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice FAB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Webster’s common stock will be when issued to FAB’s shareholders pursuant to the Agreement or the prices at which FAB’s or Webster’s common stock may trade at any time.

      We have acted as FAB’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger, and FAB has agreed to indemnify us against certain liabilities arising out of our engagement. In addition, as we have previously advised you, we have in the past provided certain investment banking services to Webster and have received compensation for such services and we may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

Board of Directors
FIRSTFED AMERICA BANCORP, INC.
March 9, 2004

      In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to FAB and Webster and their affiliates. We may also actively trade the debt and/or equity securities of FAB and Webster and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of FAB in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of FAB as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to FAB shareholders from a financial point of view and does not address the underlying business decision of FAB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for FAB or the effect of any other transaction in which FAB might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement/ Prospectus of Webster and FAB dated the date hereof and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of FAB Shares is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

APPENDIX C

March 9, 2004

The Board of Directors
FIRSTFED AMERICA BANCORP, INC.
One Firstfed Park
Swansea, MA 02777

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of FIRSTFED AMERICA BANCORP, INC. (“FIRSTFED”) of the consideration offered in the proposed merger (“the Merger”) with Webster Financial Corporation (“Webster”) pursuant to the Agreement and Plan of Merger, dated as of October 6, 2003, between FIRSTFED and Webster (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of FIRSTFED (the “Common Shares”) will be converted into $24.50 in cash or .5954 shares of Webster Common Stock, par value of $0.01 per share (the “Merger Consideration”). Each holder of FIRSTFED Common Shares may elect to receive shares of Webster Common Stock, cash or a combination of shares of Webster Common Stock and cash. The actual form of Merger Consideration that each shareholder will receive will be subject to proration so that 60% of the Common Shares are exchanged for shares of Webster Common Stock and 40% of the Common Shares are exchanged for cash.

      Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, FIRSTFED and Webster, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of FIRSTFED and Webster for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to FIRSTFED. We have acted exclusively for the Board of Directors of FIRSTFED in rendering this fairness opinion and will receive a fee from FIRSTFED for our services.

      In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FIRSTFED and Webster and the Merger.

      In the course of our engagement as financial advisor we have, among other things:

i. Reviewed the Agreement;

ii. Reviewed certain historical financial and other information concerning Webster, including Webster’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2002, and interim reports on Form l0-Q;

iii. Reviewed certain historical financial and other information concerning FIRSTFED, including FIRSTFED’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended March 31, 2003, and interim reports on Form l0-Q;

iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of FIRSTFED and Webster;

v. Held discussions with senior management of FIRSTFED and Webster with respect to their past and current financial performance, financial condition and future prospects;

vi. Reviewed certain internal financial data, projections and other information of FIRSTFED, including financial projections prepared by management;

vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared FIRSTFED and Webster from a financial point of view with certain of those institutions;

viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry;

ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

      In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of FIRSTFED and Webster as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for FIRSTFED and Webster are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of FIRSTFED or Webster, nor have we examined any individual credit files.

      We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of FIRSTFED and Webster; (ii) the assets and liabilities of FIRSTFED and Webster; and (iii) the nature and terms of certain other merger transactions involving financial institutions. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.

APPENDIX D

DELAWARE GENERAL CORPORATION LAW SECTION 262 — APPRAISAL RIGHTS

§ 262.     Appraisal rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Reference is made to the provisions of Article 6 of Webster’s certificate of incorporation, and the provisions of Article IX of the Webster’s bylaws, as amended.

      Webster is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Webster, or are or were serving at the request of Webster in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of Webster, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

      Webster’s bylaws provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding (other than an action by or in the right of Webster) by reason of the fact that such person is or was serving in such a capacity for or on behalf of Webster. Webster will indemnify any such person against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, Webster shall indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification shall be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. In addition, Webster may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in such capacity for another business organization or entity at Webster’s request, against any liability asserted against such person and incurred in such capacity, or arising out of such person’s status as such, whether or not Webster would have the power or obligation to indemnify him against such liability under the provisions of Article IX of Webster’s bylaws.

      Article 6 of Webster’s second restated certificate of incorporation provides that no director will be personally liable to Webster or its stockholders for monetary damages for breach of a fiduciary duty as a director other than liability for any breach of such director’s duty of loyalty to Webster or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware Corporation Law, or for any transaction from which the director derived an improper personal benefit.

      The foregoing indemnity and insurance provisions have the effect of reducing directors’ and officers’ exposure to personal liability for actions taken in connection with their respective positions.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Webster pursuant to the foregoing provisions, or otherwise, Webster has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Webster of expenses incurred or paid by a director, officer or controlling person of Webster in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Webster will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

      (a) See Exhibit Index.

Item 22.	Undertakings

      (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (3) The undersigned registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/ prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waterbury, State of Connecticut, on this 8th day of March, 2004.

WEBSTER FINANCIAL CORPORATION

By:	/s/ JAMES C. SMITH

James C. Smith
Chairman and Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below, on this 8th day of March, 2004.

Signature	Title

/s/ JAMES C. SMITH James C. Smith	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

/s/ WILLIAM J. HEALY William J. Healy	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ JOEL S. BECKER* Joel S. Becker	Director

/s/ WILLIAM T. BROMAGE* William T. Bromage	Director

/s/ GEORGE T. CARPENTER* George T. Carpenter	Director

/s/ JOHN J. CRAWFORD* John J. Crawford	Director

/s/ ROBERT A. FINKENZELLER* Robert A. Finkenzeller	Director

/s/ ROGER A. GELFENBIEN* Roger A. Gelfenbien	Director

Signature	Title

/s/ C. MICHAEL JACOBI* C. Michael Jacobi	Director

/s/ HARRIET MUNRETT WOLFE

*By: Harriet Munrett Wolfe as attorney-in-fact.

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Agreement and Plan of Merger by and among Webster Financial Corporation and FIRSTFED AMERICA BANCORP, INC., dated October 6, 2003 (included as Appendix A to the proxy statement/prospectus which is part of this Registration Statement).
4.1	Specimen common stock certificate for Webster’s common stock (filed as Exhibit 4.1 to the Corporation’s Registration Statement on Form S-3 (File No. 333-81563) filed with the SEC on June 25, 1999 and incorporated herein by reference).
4.2	Rights Agreement, dated as of February 5, 1996, between Webster and Chemical Mellon Shareholder Services, L.L.C. (incorporated by reference to Exhibit 1 to Webster’s Current Report on Form 8-K filed with the SEC on February 12, 1996).
4.3	Amendment No. 1 to Rights Agreement, dated as of November 4, 1996, between Webster and ChaseMellon Shareholder Services, L.L.C. (incorporated by reference to Webster’s Current Report on Form 8-K filed with the SEC on November 25, 1996).
4.4	Amendment No. 2 to Rights Agreement, dated as of October 30, 1998, between Webster and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to Webster’s Current Report on Form 8-K filed with the SEC on October 30, 1998).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the shares being registered (filed herewith).
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters (filed herewith).
8.2	Opinion of Muldoon Murphy Faucette & Aguggia LLP regarding certain tax matters (filed herewith).
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.3	Consent of Muldoon Murphy Faucette & Aguggia LLP regarding certain tax matters (included in Exhibit 8.2).
23.4	Consent of KPMG LLP (filed herewith).
23.5	Consent of KPMG LLP (filed herewith).
23.6	Consent of Sandler O’Neill & Partners, L.P. (included in Appendix B to the proxy statement/ prospectus, which is part of this Registration Statement).
23.7	Consent of Keefe, Bruyette & Woods, Inc. (filed herewith).
24.1	Power of Attorney (included on signature page).
99.1	Form of Proxy Card of FIRSTFED AMERICA BANCORP, INC. and Voting Instructions for ESOP and 401(k) Plan (filed herewith).
99.2	Form of Election (filed herewith).
99.3	Form of Notice of Guaranteed Delivery (filed herewith).
99.4	Instructions for completing Substitute Form W-9 (filed herewith).
99.5	Consent of Robert F. Stoico as nominee for director of Webster (previously filed).